UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. - )

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TETRA TECHNOLOGIES, INC.
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2016	NOTICE of ANNUAL MEETING of STOCKHOLDERS and PROXY STATEMENT

Notice of 2016 Annual Meeting of Stockholders

To the stockholders of TETRA Technologies, Inc.:

Our 2016 Annual Meeting of Stockholders will be held as follows:

When:     Tuesday, May 3, 2016, at 11:00 a.m. local time

Where:    TETRA Technologies, Inc. corporate headquarters
24955 Interstate 45 North
The Woodlands, Texas 77380

The purpose of the meeting is to consider and take action on the following:

1.	Election of nine directors to serve one-year terms ending at the 2017 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	Advisory vote on executive compensation;

4.	Amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000; and

5.	Amendment and restatement of our Second Amended and Restated 2011 Long Term Incentive Compensation Plan to increase the number of shares of common stock authorized for issuance under the plan.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the Annual Meeting or any adjournments.

Only stockholders of record at the close of business on March 4, 2016 will be entitled to notice of and to vote at the Annual Meeting.

Your vote is important! Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

Kimberly M. O'Brien
Corporate Secretary
March 18, 2016
The Woodlands, Texas

PROXY STATEMENT

TABLE OF CONTENTS

Proxy Statement Highlights.....................................		1	Compensation Discussion and Analysis ......... ………….	40
Proposals ..................................................................		2	Executive Summary ………………………………........	40
Proposal No. 1:	Election of Directors .....................	2	2015 Target Compensation ……………………………	42
Proposal No. 2:	Appointment of Independent Registered Public Accounting Firm...............................................	8	2015 Actual Compensation ........................................ 2015 Realized Compensation ....................................	43 43
Proposal No. 3:	Advisory Vote to Approve Executive Compensation...............	9	Alignment of Pay and Performance ............................ Oversight of Executive Compensation Program .........	44 45
Proposal No. 4:	Amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000 .........	11	Overview of Compensation Philosophy and Objectives ………………………………....................... Implementation and Management of Compensation Programs ………………………………......................... Compensation Elements ……………………………….	47 47 49
Proposal No. 5:	Amendment and restatement of our Second Amended and Restated 2011 Long Term Incentive Compensation Plan .......	12	Tax and Accounting Implications of Executive Compensation ………………………………................. Retirement, Health, and Welfare Benefits …………… Perquisites ………………………………......................	57 57 57
Corporate Governance ............................................		24	Severance Plan and Termination Payments …………	58
Director Independence ………………………………...		25	Double Trigger Change of Control Agreements ……..	58
Board Leadership Structure ………………………......		25	Indemnification Agreements …………………………...	59
Risk Oversight ………………………………................		25	Stock Ownership Guidelines …………………………..	59
Stock Ownership Guidelines ………………………….		27	Changes for Fiscal Year 2016 …………………………	59
Board Committees and Meetings …………………….		28	Compensation Committee Report …………………….	61
Board and Committee Succession Planning ………..		30	Compensation of Executive Officers ………………	62
Executive Succession Planning ………………………		30	Summary Compensation Table ……………………….	62
Director Orientation and Continuing Education ……..		30	Grants of Plan Based Awards …………………………	63
Board and Committee Self-Evaluation Process …….		30	Outstanding Equity Awards at Fiscal Year End ……..	64
Director Tenure ………………………………..............		31	Option Exercises and Stock Vested …………………..	66
Executive Sessions of the Board of Directors ………		31	Nonqualified Deferred Compensation ………………..	67
Communications with Directors ………………………		31	Potential Payments Upon Termination or Change of Control ……………………………………………………
Director Nominations Submitted by Stockholders ….		31		67
Director Nominations by the Governance Committee		32	Compensation Risk ……………………………………..	69
Insider Trading Policy ……………………………….....		32	Director Compensation …………………………………	70
Certain Transactions ………………………………......		33	Beneficial Ownership of Certain Stockholders and Management …………………………………………….
Equity Compensation Plan Information ……………...		33		72
Audit Committee Report ……………………………….		35	Section 16(a) Beneficial Ownership Compliance ……	74
Fees Paid to Principal Accounting Firm ……………..		37	Proposals of Stockholders ……………………………..	74
Audit Committee Preapproval Policies and Procedures ……………………………….....................		37	General Information About the Meeting and Voting ...................................................................
Executive Officers ………………………………..........		37		75

i

PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement and does not contain all the information you should consider. You should refer to the proxy statement that follows for more information about us and the proposals you are being asked to consider.

2015 BUSINESS HIGHLIGHTS
Capital Structure

•	Successfully completed capital structure enhancements in the fourth quarter of 2015

•	Refinancing provides us with both liquidity and an additional platform to continue growth initiatives
Customer Focus

•	Expanded and enhanced customer engagement

•	Focused on understanding customer needs and providing solutions

•	Provided outstanding services and products to protect market share
Continuous Improvement

•	Enhanced management team is driving results

•	Optimized geographic market presence, streamlined operations, and fit equipment to market needs

•	Exercised strong cost discipline by allocating capital towards higher return projects and business

•	Technology focused on developing differentiated, innovate, value-added products

•	Proactively reduced and right sized expenses through staff reductions and multiple cost management initiatives, including supplier consolidations and price reductions

•	Improved efficiency through recent systems implementation initiatives

EXECUTIVE COMPENSATION HIGHLIGHTS	CORPORATE GOVERNANCE HIGHLIGHTS

Our executive compensation program reflects a fundamental belief that rewards should be competitive, both in elements and amount, with the broad market in which we compete for executive talent and commensurate with TETRA’s and the individual executive’s performance.
w Pay for Performance - Our total compensation for each individual provides reasonable upside potential for exceptional performance; as well as risk of no payment with respect to incentive compensation when performance objectives are not achieved. Our variable pay programs are designed as forward-looking incentives that reflect individual and corporate performance during the year under review.
w Alignment with Stockholder Value - Our long-term incentive, or LTI, awards encourage share price improvement and a strong link to stockholder interests. Our compensation programs are designed and administered to maximize stockholder value.
w Market Competitiveness - Our overall compensation strategy recognizes that attraction and retention of key talent is critical to the attainment of our stated business goals and objectives and to the creation of value for our stockholders.
The mix of pay across base salary, short-term incentive and long-term incentive awards are most heavily weighted towards at-risk-pay, aligning performance with stockholder value.

Our practices include a number of policies and structures that we believe are “best practices”, including:
w Separation of Chairman of the Board and Chief Executive Officer positions;
w Regular meetings of our non-management and independent directors;
w Our prohibition against directors and executive officers holding our securities in a margin account or pledging our securities, absent company approval;
w Our prohibition against directors and executive officers engaging in hedging transactions with respect to our securities held by them;
w Rigorous stock ownership guidelines applicable to officers and non-employee directors;
w No excise tax gross-ups;
w Change in control and severance benefits that are subject to “double trigger”;
w An independent executive compensation consultant hired by and reporting to the Compensation Committee; and
w Compensation clawback provisions included in both our annual cash incentive plan and our equity incentive plans that provide us with a mechanism to recover amounts awarded under such plans in certain circumstances.

PROPOSALS

The Board recommends a vote FOR the election of each nominee	PROPOSAL NO. 1 Election of Directors

Retirement of Current Board Member

Ralph S. Cunningham, a current member of the Board of Directors, will retire from the board upon expiration of his term at the upcoming Annual Meeting, and therefore has not been nominated for reelection. Immediately following the Annual Meeting, the Board of Directors expects to set the size of the board at nine members.

Board Recommendation

Our Board of Directors believes that each director nominee for election at the Annual Meeting is highly qualified. The director nominees’ biographies (below) describe the specific experience, qualifications, attributes, and skills that have been considered by the Nominating and Corporate Governance Committee and contributed to the nominees’ selection as a member of our Board of Directors. As their biographies indicate, all the director nominees possess significant leadership and professional experience, knowledge, including industry knowledge, and skills that qualify them for service on our board. Each director, other than Mr. Brightman, our President and Chief Executive Officer, satisfies the independence requirements under the listing standards of the New York Stock Exchange (“NYSE”). All directors satisfy the criteria stated in our Corporate Governance Guidelines and possess the personal characteristics essential for the proper and effective functioning of our board.

The terms of office of each of the ten current directors will expire at the time of the Annual Meeting. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR”, the election of the nine persons listed below who have been nominated to serve one-year terms as directors. Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

Vote Required

A plurality vote is required for the election of directors in Proposal 1. This means that, if a quorum is present at the Annual Meeting, the nine nominees receiving the greatest numbers of “FOR” votes will be elected to serve as directors. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld by you. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with Us	Director Since	Public Directorships (including TETRA)
Mark E. Baldwin	62	Director	2014	2
Thomas R. Bates, Jr.	66	Director	2011	3
Stuart M. Brightman	59	Director, President & CEO	2009	2
Paul D. Coombs	60	Director	1994	3
John F. Glick	63	Director	2014	2
Stephen A. Snider	68	Director	2015	3
William D. Sullivan	59	Director	2007	4
Kenneth E. White, Jr.	69	Director	2002	1
Joseph C. Winkler III	64	Director	2015	4

See “Beneficial Stock Ownership of Certain Stockholders and Management” on page 72 for information regarding the number of shares of our common stock owned by each nominee.

Mark E. Baldwin	Board Committees
s Age 62 s Independent Director since 2014	s Audit Committee (Chairman)

Mr. Baldwin has served as a member of our Board of Directors since January 2014 and as Chairman of our Audit Committee since May 2014. Mr. Baldwin served as the executive vice president and chief financial officer of Dresser-Rand Group, Inc., a public company subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), from August 2007 until his retirement in May 2013. Prior to joining Dresser-Rand, he served as the executive vice president, chief financial officer, and treasurer of Veritas DGC Inc., a public company subject to the reporting requirements of the Exchange Act, from August 2004 through February 2007, and operating partner at First Reserve Corporation from April 2003 through July 2004. Mr. Baldwin served as executive vice president and chief financial officer for NextiraOne from October 2001 through August 2002, and as chairman of the board and chief executive officer for Pentacon Inc. from 1997 through 2001. From 1980 through 1997, Mr. Baldwin served in a variety of finance and operations positions with Keystone International Inc., including treasurer, chief financial officer, and president of the Industrial Valves and Controls Group. Mr. Baldwin currently serves as a director and as a member of the audit committee of KBR, Inc., a public company subject to the requirements of the Exchange Act, and as a director of Nine Energy Service, Inc., a private company providing completions, wireline, and cementing services. He previously served as a director of Seahawk Drilling Inc. from August 2009 until February 2011. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Key Attributes/Skills/Expertise. Mr. Baldwin, through his experience in executive financial positions with public companies, brings significant knowledge of accounting, capital structures, finance and financial reporting, risk management, strategic planning, and forecasting. Mr. Baldwin has extensive knowledge of the energy industry and his financial management and operations experience provides a significant contribution to our Board of Director’s mix of backgrounds and skills.

Thomas R. Bates, Jr., Ph.D.	Board Committees
s Age 66 s Independent Director since 2011	s Compensation Committee (Chairman)

Dr. Bates has served as a member of our Board of Directors since November 2011, as Chairman of our Compensation Committee since May 2014, and as a member of that committee since May 2012. Dr. Bates is a private investor and currently an adjunct professor in the Finance Department at Texas Christian University where he teaches in the MBA program at the Neeley School of Business. Dr. Bates joined Lime Rock Management LP, an energy-focused private equity firm, as a managing director in 2001 and became a senior advisor of the firm in 2010 before retiring in 2013. Dr. Bates had 25 years of experience in oil service management and operations before joining Lime Rock. He served from 1998 through 2000 as president of the Discovery Group of Baker Hughes and was responsible for the integration of Western Atlas into Baker Hughes. Earlier, he served as president and chief executive officer of Weatherford Enterra. Previously, Dr. Bates spent 15 years with Schlumberger in both domestic and international locations and was responsible for the Anadrill business unit when early MWD and LWD tools were commercialized. Dr. Bates began his career with Shell Oil Company, where he conducted drilling research. Dr. Bates has been a personal investor and/or a corporate investor in more than a dozen oil service technology startups. Dr. Bates serves as chairman of the board of directors of Independence Contract Drilling, Inc., a public company subject to the reporting requirements of the Exchange Act, and serves on the board of directors of Alacer Gold Corporation, a Canadian publicly traded company. He also serves on the board of directors of Vantage Drilling International, a private company providing drilling services. Dr. Bates previously served on the boards of Hercules Offshore, Inc. from 2004 through November 2015, Natco Group, Inc. from 2003 through 2009, and T-3 Energy Services from 2007 until it was acquired in 2011. Dr. Bates is a graduate of the University of Michigan with a Ph.D. in Mechanical Engineering.

Key Attributes/Skills/Expertise. Dr. Bates has over forty years of experience in the international oil and gas services industry, both as a director and in management positions with operational responsibilities. Through his leadership roles, Dr. Bates has gained significant management development, executive compensation, and succession planning experience. Dr. Bates’ experience serving as a director of other public companies provides cross-board experience and perspective, and his management of a private equity firm provides valuable entrepreneurial insight.

Stuart M. Brightman	Board Committees
s Age 59 s President & CEO since 2009 (not Independent)	s No Committee Memberships

Mr. Brightman has served as our President and Chief Executive Officer since May 2009, at which time he was also elected as a director. He served as Executive Vice President and Chief Operating Officer from April 2005 through May 2009. Mr. Brightman also serves as chairman of the board of directors of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco LP ("CSI Compressco"), one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his Master of Business Administration degree from the Wharton School of Business.

Key Attributes/Skills/Expertise. Mr. Brightman has more than thirty years of experience in manufacturing and services businesses related to the oil and gas industry. He has experience in corporate finance and in the management of capital intensive operations. Mr. Brightman’s prior service as our Chief Operating Officer and his current position with us as President and Chief Executive Officer also provides our Board of Directors with an in-depth source of knowledge regarding our operations, our executive management team, and the effectiveness of our compensation programs.

Paul D. Coombs	Board Committees
s Age 60 s Director since 1994 (Independent since 2012)	s Audit Committee s Nominating and Corporate Governance Committee

Mr. Coombs has served as a member of our Board of Directors since June 1994. He has served as a member of our Nominating and Corporate Governance Committee since July 2012 and as a member of our Audit Committee since May 2015. Mr. Coombs currently serves as a director of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco, also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as our Executive Vice President - Oil & Gas, from 1987 to 1994 he served as Senior Vice President - Oil & Gas, and from 1985 to 1987, as General Manager - Oil & Gas. He has served in numerous other positions with us since 1982. Mr. Coombs is presently a director and serves on the audit and corporate governance committees of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act.

Key Attributes/Skills/Expertise. Mr. Coombs has more than thirty years of experience with us, which, together with his entrepreneurial approach to management, provides our Board of Directors with insight into our capabilities and personnel. Mr. Coombs has substantial experience with the oil and gas services we provide, the markets in which we operate, both domestically and internationally, our customers and competitors, and with oil and gas exploration and production operations in general.

John F. Glick	Board Committees
s Age 63 s Independent Director since 2014	s Nominating and Corporate Governance Committee (Chairman) s Compensation Committee

Mr. Glick has served as a member of our Board of Directors since January 2014, as Chairman of our Nominating and Corporate Governance Committee since May 2015, and has been a member of that committee and our Compensation Committee since May 2014. Mr. Glick served as the chief executive officer and a director of Lufkin Industries, Inc., a public company subject to the reporting requirements of the Exchange Act, from March 2008 until his retirement in July 2013 and served as Lufkin’s president and a director since August 2007. During his tenure, Mr. Glick oversaw the growth of Lufkin and, ultimately, the sale of the company to General Electric in July 2013. From September 1994 through August 2007, Mr. Glick served as the vice president and general manager of Lufkin’s Power Transmission Division. He served as vice president and general manager of Lufkin’s Oilfield Division from August 2007 through August 2008. Prior to joining Lufkin, from 1974 through 1994, Mr. Glick held several senior management level positions with Cameron Iron Works, Inc. Mr. Glick currently serves as a director and as a member of the audit, nomination, and remuneration committees of Hunting PLC, a public company traded on the London Stock Exchange. Mr. Glick also serves as the chairman of the board of directors of CHI St. Lukes Memorial Hospital System and as a director of CHI St. Lukes Hospital. Mr. Glick received a B.S. in Journalism from the University of Kansas and graduated from the Harvard Graduate School of Business Program for Management Development.

Key Attributes/Skills/Expertise. Mr. Glick brings extensive energy industry, management, and oversight experience, having served in executive management positions with various public energy services and manufacturing companies. Mr. Glick’s broad experience in manufacturing and servicing a variety of oilfield drilling and completion products, both domestically and internationally, provides valuable insight to our Board of Directors from an operational and strategic planning perspective.

Stephen A. Snider	Board Committees
s Age 68 s Independent Director since 2015	s Nominating and Corporate Governance Committee s Compensation Committee

Mr. Snider has served as a member of our Board of Directors since July 2015 and currently serves on our Nominating and Corporate Governance Committee and our Compensation Committee. Mr. Snider served as the chief executive officer and a director of Exterran Holdings, Inc. from August 2007 until his retirement in June 2009, and was chief executive officer and chairman of the general partner of Exterran Partners, L.P. from August 2007 to June 2009. Prior to that, Mr. Snider was president, chief executive officer and a director of Universal Compression Holdings Inc. from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies. He has served as a director of Energen Corporation since 2000 and as a director of Thermon Group Holdings, Inc. since 2011, both of which are public companies subject to the reporting requirements of the Exchange Act. He also served as a director of Dresser-Rand Group Inc. from 2009 until its merger with Siemens AG in July 2015 and as a director of Seahawk Drilling, Inc. from August 2009 until February 2011. Mr. Snider holds a B.S. in Civil Engineering from the University of Detroit and an M.B.A. from the University of Colorado at Denver.

Key Attributes/Skills/Expertise. Mr. Snider’s experience as the chief executive officer of natural gas compression services companies, together with his extensive operations experience and public company board experience, provides our Board of Directors with industry-related and international business knowledge and experience, as well as senior executive, corporate governance, and executive compensation knowledge and experience.

William D. Sullivan	Board Committees
s Age 59 s Independent Director since 2007 s Chairman of the Board	s As Chairman of the Board, Mr. Sullivan is an Ex-Officio member of all board committees

Mr. Sullivan has served as a member of our Board of Directors since August 2007 and as Chairman since May 2015. He previously served as Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired since August 2005. Mr. Sullivan serves as a director of our CSI Compressco GP Inc. subsidiary, the general partner of CSI Compressco, also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. Mr. Sullivan is the non-executive chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company that is subject to the reporting requirements of the Exchange Act. Mr. Sullivan is also a director and serves on the audit, nominating and corporate governance and conflicts, and compensation committees of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin and Rocky Mountain areas. From February 2007 to May 2015, Mr. Sullivan served as a director and as a member of the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP, a publicly traded limited partnership. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Key Attributes/Skills/Expertise. Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international level. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry. As Chairman of our Board of Directors, Mr. Sullivan serves as a critical mentor and advisor to our Chief Executive Officer and is pivotal in creating the conditions for overall board and individual director effectiveness, both inside and outside the boardroom.

Kenneth E. White, Jr.	Board Committees
s Age 69 s Independent Director since 2002	s Audit Committee s Compensation Committee

Mr. White has served as a member of our Board of Directors since 2002. He serves on our Audit and our Compensation Committees and served as Chairman of our Compensation Committee until May 2014. Mr. White served as president and chief operating officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment with Torch in 1989, Mr. White served as executive vice president and general manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch. From 1982 to 1989, Mr. White served in several positions related to Gulf Coast reservoir management and engineering with Tenneco Oil. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

Key Attributes/Skills/Expertise. Mr. White has substantial experience in the oil and gas industry, including with regard to the management, operation, and analysis of oil and gas reserves. In addition, Mr. White’s management experience provides valuable insight to our Board of Directors regarding executive compensation matters.

Joseph C. Winkler III	Board Committees
s Age 64 s Independent Director since 2015	s Audit Committee

Mr. Winkler has served as a member of our Board of Directors since August 2015 and currently serves on our Audit Committee. Mr. Winkler served as chairman and chief executive officer of Complete Production Services Inc. from March 2007 until February 2012, at which time he retired in connection with the acquisition of Complete by Superior Energy Services, Inc. From June 2005 to March 2007, Mr. Winkler served as Complete’s president and chief executive officer. Prior to that, from March 2005 to June 2005, Mr. Winkler served as the executive vice president and chief operating officer of National Oilwell Varco, Inc. and from May 2003 until March 2005, as the president and chief operating officer of such company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other senior management capacities with Varco and its predecessor. From 1993 to April 1996, Mr. Winkler served as the chief financial officer of D.O.S., Ltd., a privately held company that was acquired by Varco International in April 1996. Prior to joining D.O.S., Ltd., Mr. Winkler served as chief financial officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated. Mr. Winkler has served as a director of the general partner of Hi-Crush Partners LP since 2012, as a director of Commercial Metals Company since 2012, and as a director of Eclipse Resources Corporation since 2014, all of which are publicly traded companies subject to the reporting requirements of the Exchange Act. Mr. Winkler also served on the board of Dresser-Rand Group, Inc. from 2007 until its merger with Siemens AG in July 2015. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

Key Attributes/Skills/Expertise. Mr. Winkler’s extensive industry-related operational, financial, international, and capital markets experience provides a significant contribution to our Board of Director’s mix of backgrounds and skills. Mr. Winkler also has substantial experience in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry.

The Board recommends a vote FOR this proposal	PROPOSAL NO. 2 Ratification of Selection of Independent Registered Public Accounting Firm

Proposal 2 requests stockholder approval of the Board of Directors’ selection of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Independence of our Independent Auditor

The Audit Committee evaluates the selection of the independent auditors each year and has selected Ernst & Young LLP for the current year. Ernst & Young LLP has served as our independent auditors since 1981. The Audit Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards, in addition to conducting audit inspections, the mandating of reports on internal control over financial reporting, PCAOB requirements for audit partner rotation, and limitations imposed by regulation and by our Audit Committee on non-audit services provided by Ernst & Young. The Audit Committee reviews and pre-approves all audit and non-audit services to be performed by Ernst & Young as well as reviews and approves the fees charged by Ernst & Young for such services. In its review and pre-approval of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. In addition, under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed in those rules.

Audit Partner Rotation

In accordance with applicable rules on partner rotation, Ernst & Young’s coordinating partner for our audit was changed in 2013, and the current coordinating partner will rotate off our account after the 2017 audit, while Ernst & Young’s engagement quality review partner for our audit was most recently changed in 2014 and will rotate off our account after the 2018 audit.

Considerations Regarding Appointment

The Audit Committee considers, among other factors, the fact that we require global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit service items, including statutory audits and various regulatory certification items. Many of these services are provided to us by multinational audit and accounting firms other than Ernst & Young LLP. A change in our independent auditor may require us to replace one or more of these other multinational service providers and could significantly disrupt our business due to a loss of cumulative knowledge in such service providers’ areas of expertise.

Board Recommendation

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

As a matter of good corporate governance, the board submits the selection of the independent registered public accounting firm to our stockholders for ratification. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2016, but the Audit Committee may also elect to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the committee determines that such change would be appropriate. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

The Board recommends a vote FOR this proposal	PROPOSAL NO. 3 Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to cast an advisory vote on the compensation of our named executive officers. In May 2015, our stockholders overwhelmingly approved the compensation of our named executive officers as described in our 2015 proxy statement, with approximately 96% of stockholder votes cast in favor of our 2014 “say-on-pay” resolution (excluding abstentions and broker non-votes). Our Board of Directors has determined that it will hold advisory votes to approve executive compensation annually until the next stockholder vote on the frequency of holding future advisory votes on executive compensation. Consequently, our stockholders have an opportunity again this year to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives that are crucial to our long-term success while ensuring that a significant portion of the compensation opportunities available to them is tied to performance; thus aligning their interests with the interests of our stockholders. Following our 2015 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the strong support our stockholders expressed for our 2014 compensation policies and practices.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this proxy statement, and stockholders are encouraged to read these other sections.

•	Every member of our Compensation Committee is independent, as independence is defined in the listing standards of the NYSE (page 29).

•
Our Compensation Committee has established a thorough process for the review and approval of our compensation programs and practices and it has the authority to retain and direct compensation consultants or other advisors to assist in the discharge of its duties (page 29).

•	Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (page 27).

•	At the TETRA level, we employ a majority of our executive officers “at will” under employment agreements similar to those executed by all our employees (page 45).

•
Our insider trading policy prohibits transactions involving short sales, the buying and selling of puts, calls, or other derivative instruments, and certain forms of hedging or monetization transactions involving our securities (page 32).

•
Our Cash Incentive Compensation Plan, Amended and Restated 2007 Long Term Incentive Compensation Plan, and Second Amended and Restated 2011 Long Term Incentive Compensation Plan each includes a clawback provision that provides us with a mechanism to recover amounts awarded under such plans in certain circumstances (page 45).

•
Our Amended and Restated 2007 Long Term Incentive Compensation Plan and Second Amended and Restated 2011 Long Term Incentive Compensation Plan each require that a minimum of 90% of all “full value” awards (including restricted stock awards and bonus stock awards) under the respective plan carry a vesting period of not less than three years and that a minimum of 85% of all awards of stock options and stock appreciation rights granted thereunder are also subject to the minimum three-year vesting period.

•
On an annual basis, our Compensation Committee awards performance-based, long-term cash incentives to certain of our executive officers to supplement the long-term performance-based incentive and retention value provided by time-vesting equity awards.

•
We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. For fiscal year 2015, 65.4% of the total target compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of long-term, performance-based incentives, and an average 45.9% of the total target compensation awarded to other named executive officers consisted of long-term, performance-based incentives. For our Chief Executive Officer and other named executive officers, a component of such long-term, performance-based incentives is stock options and shares of restricted stock granted under the TETRA equity plans and, for those with company-wide responsibilities, equity awards based on CSI Compressco’s common units granted under the CSI Compressco equity plan, all of which tie a significant portion of our executive officers' compensation directly to our stockholders’ returns. These long-term, performance-based awards weight total prospective target compensation awarded in 2015 to our named executive officers significantly toward long-term performance.

•
We believe that providing both short- and long-term incentive compensation awards also helps to reduce any risk to us or our stockholders that could arise from excessive focus on short-term performance (page 40).

Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 40), the compensation tables (beginning on page 62) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2016 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Compensation Committee of our Board of Directors. However, our Board of Directors values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

Board Recommendation

The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this proxy statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

Vote Required

Approval of Proposal No. 3, on an advisory basis, requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

The Board recommends a vote FOR this proposal	PROPOSAL NO. 4 Approval of the Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

Proposed Amendment

Our authorized capital stock presently consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Our Board of Directors has approved, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock. The proposed amendment would increase the number of authorized shares of common stock from 100,000,000 shares to 150,000,000 shares. The number of authorized shares of preferred stock would not be affected by the proposed amendment. If approved, the first sentence of Article Fourth of our Restated Certificate of Incorporation will be amended to read in its entirety as follows:

“FOURTH. The total number of shares of stock that the Corporation shall have authority to issue is 155,000,000, consisting of 5,000,000 shares of Preferred Stock, of the par value of $.01 per share (hereinafter called “Preferred Stock”), and 150,000,000 shares of Common Stock, of the par value of $.01 per share (hereinafter called “Common Stock”).”

The additional shares of our common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions, and will be identical in all other respects to the shares of our common stock now authorized.

Reasons for the Proposed Amendment

As of March 4, 2016, approximately 80,256,544 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of March 4, 2016, TETRA held 2,767,084 shares of common stock as treasury shares and approximately 6,588,687 shares of common stock were reserved for issuance pursuant to stock option and employee benefit plans, leaving fewer than 10,387,685 shares of common stock, or approximately 10.4% percent of the authorized shares of common stock, currently unreserved and available for future use. Under Proposal No. 5 of this proxy statement, we are also asking our stockholders to approve the amendment to our Second Amended and Restated 2011 Long Term Incentive Compensation Plan, which will require us to reserve and additional 5.4 million shares of our common stock for issuance under such plan. If the adoption of the amendment to our Second Amended and Restated 2011 Long Term Incentive Compensation Plan is approved, it will further reduce the number of currently authorized shares of common stock which are unreserved and available for future use.

Our Board of Directors believes that increasing the authorized number of shares of our common stock will afford us continued flexibility to issue shares of, and other instruments convertible into, our common stock for valid corporate purposes, including acquisitions, financings, incentive compensation and other benefit plans, and stock dividends or stock splits. Except as may be required in certain cases by law or under the rules of the NYSE, the proposed amendment would permit the Board of Directors to issue additional shares of common stock without further action or approval of our stockholders. By authorizing the additional shares now, such shares may be issued without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of our common stock may arise. Such a delay might cause us to lose an opportunity or make it more expensive for us to take advantage of an opportunity. Although the Board of Directors has no present plans to issue any additional shares of common stock, except in connection with our existing stock option and incentive plans, the Board of Directors believes that the proposed increase in the number of authorized shares of common stock is necessary to provide us with the necessary flexibility to pursue corporate opportunities.

Possible Effects of the Proposed Amendment

The authorization of the additional shares of common stock sought by this proposal would not have any immediate dilutive effect upon the proportionate voting power or rights of our existing stockholders; however, to the extent that the additional authorized shares of common stock are issued in the future, such issuance may decrease existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to existing stockholders and have a negative effect upon the market price of the common stock. Our stockholders do not have preemptive rights, which means they do not have the right to purchase shares in any future issuance of common stock in order to maintain their proportionate ownership of common stock.

The amendment to increase the number of authorized shares of our common stock could have the effect of discouraging or preventing attempts to take over control of our company. For example, in the event of a hostile attempt to take over control of our company, it may be possible for us to impede the attempt by issuing shares of common stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of us. The proposed amendment therefore may have the effect of discouraging unsolicited takeover bids and potentially limiting the opportunity for our stockholders to dispose of their shares at a premium which may otherwise be available in a takeover attempt or merger proposal. To the extent that it impedes any such attempts, the proposed amendment may serve to perpetuate our current management, including the Board of Directors. The amendment is not being proposed in response to any known effort or threat to acquire control of our company and is not part of a plan by management to adopt a series of amendments to our Restated Certificate of Incorporation and bylaws having an anti-takeover effect.

If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the proposed amendment to our Restated Certificate of Incorporation, and proxies returned will be so voted unless contrary instructions are indicated thereon.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of a majority of TETRA’s outstanding shares. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

The Board recommends a vote FOR this proposal
PROPOSAL NO. 5
Approval of the Amendment and Restatement of our Second Amended and Restated 2011 Long Term Incentive Compensation Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Under the Plan

Our stockholders are being asked to consider and vote on a proposal to approve the amendment and restatement of our Second Amended and Restated 2011 Long Term Incentive Compensation Plan to increase the number of shares of common stock authorized for issuance under the plan, which is referred to in this description as the 2011 LTIP. If the proposed amendment and restatement is approved by our stockholders, the 2011 LTIP will provide us with additional shares with which to create incentives for our employees, officers, directors and consultants. We also administer equity compensation programs under our 2007 Long Term Incentive Compensation Plan, or the 2007 Plan. The 2007 Plan will remain in effect in accordance with its terms whether or not the amendment and restatement of the 2011 LTIP is approved by our stockholders. We also have grants outstanding under our 1996 Stock Option Plan for Nonexecutive Employees and Consultants and the Amended and Restated

2006 Equity Incentive Compensation Plan, and both of these plans remain in effect in accordance with their terms, although no further options or awards may be granted under such plans.

Outstanding Equity Awards and Shares Available for Grant

The following table sets forth information, as of December 31, 2015, regarding the outstanding equity awards payable in shares and shares available for future equity awards (without giving effect to the approval of the proposed amendment and restatement of the 2011 LTIP):

	All Equity Plans, excluding 2011 LTIP	2011 LTIP
Total shares underlying outstanding stock options	1,756,079	2,408,940
Weighted average exercise price of outstanding stock options	$14.19	$9.08
Weighted average remaining duration (years) of outstanding stock options	2.86 years	7.92 years
Total shares underlying outstanding unvested time-based restricted stock unit awards	202,360	673,338
Total shares available for grant	1,540,409	883,259

The Compensation Committee is focused on using equity to compensate executives in a manner that links executive and stockholder interests while focusing on the overall dilutive effect of that equity. The Compensation Committee achieves this balance by managing reasonable levels of equity dilution and annual share usage, or burn rate, when granting equity based compensation. The Compensation Committee considers the need to attract, motivate, and retain the level of executive talent required to execute the business strategy and achieve operational excellence at TETRA.

Potential Dilution

The potential dilution from the 5.4 million share increase requested is approximately 6.8% (calculated as the additional shares requested, divided by the as-converted, fully-diluted shares outstanding as of the Record Date). If the potential share request is approved, the company's total potential dilution from the shares available for issuance under the 2011 LTIP would increase from 1.1% (calculated as the total shares available for future awards under the 2011 LTIP as of the Record Date, divided by the as-converted, fully-diluted shares outstanding as of the Record Date ) to 7.9% (calculated as the quotient of: (a) the sum of: (i) the shares available for future awards under the 2011 LTIP as of the Record Date; plus (ii) the 5.4 million requested share increase; divided by (b) the as-converted, fully-diluted shares outstanding as of the Record Date). The board has considered this potential dilution level and believes that the resulting dilution levels would be within normal ranges for similarly situated companies.

In addition to overall dilution, in recommending the size of the increase in the share reserve under the 2011 LTIP, the Compensation Committee considered annual dilution from our equity incentive plans, as shown on the following table:

	Basic Dilution (1)	Fully Diluted (2)
December 31, 2013	11.8%	10.6%
December 31, 2014	10.8%	9.8%
December 31, 2015	9.4%	8.6%
(1) Basic = (awards outstanding + awards available) / shares outstanding
(2) Fully Diluted = (awards outstanding + awards available) / (shares outstanding + awards outstanding + awards available)

Burn Rate

We manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as burn rate. Burn rate shows how rapidly a company is depleting its shares reserved for equity incentive plans, and is defined as the number of shares granted under the company’s equity incentive plans, divided by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. We have calculated the burn rate under our equity compensation program for the past three years, as set forth on the following table:

Time Period	Shares Subject to Options Awards	Shares Subject to Restricted Stock Awards	Total Adjusted Awards *	Weighted Average Number of Shares Outstanding	Burn Rate (%)
Fiscal 2013	695,151	490,684	1,676,519	77,900,000	2.15%
Fiscal 2014	702,592	693,499	2,088,590	78,600,000	2.66%
Fiscal 2015	742,334	632,559	2,007,452	79,570,000	2.52%
Three year average burn rate 2.44%
*Applying the Institutional Shareholder Services (“ISS”) assigned premium of 2.0X to full value awards granted

Our Board of Directors has approved the amendment and restatement of the 2011 LTIP, subject to the approval of our stockholders at the annual meeting. Our executive officers and members of our Board of Directors will be eligible to receive awards under the 2011 LTIP and therefore have an interest in this proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” approval of the amendment and restatement of the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

Vote Required

Pursuant to our bylaws, approval of the amendment and restatement of the 2011 LTIP requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. In addition to the vote required by our bylaws described above, under the NYSE rules, approval of the amendment and restatement of the 2011 LTIP requires approval of a majority of votes cast on the proposal. Please see the "General Information About the Meeting and Voting" section in this proxy statement for additional information.

If the stockholders approve the amendment and restatement of the 2011 LTIP, it will be effective as of May 3, 2016. A copy of the 2011 LTIP, as amended and restated to reflect the proposed amendment, is attached to this proxy statement as Appendix A. In Appendix A, we have shown the changes to the 2011 LTIP that will result from approval of the proposed amendment, with deletions indicated by strikeouts and additions indicated by underlining. The following description of the 2011 LTIP is not intended to be complete and is qualified by reference to Appendix A, which contains the complete text of the 2011 LTIP, as amended and restated to reflect the proposed amendment.

Summary of Proposed Amendment to the Plan

If approved, the proposed amendment to the 2011 LTIP will increase the number of shares authorized for issuance under the 2011 LTIP by 5,400,000 shares from 5,600,000 shares (of which 883,259 remain available for grant as of December 31, 2015) to 11,000,000 shares. The full text of the 2011 LTIP, as amended and restated, is attached to this proxy statement as Appendix A, for your reference.

Equity Philosophy

As described in more detail in the Compensation Discussion and Analysis included in this proxy statement, our equity compensation philosophy is to pay for performance through competitive compensation programs that relate directly to our short- and long-term goals, and to reward executives, managers, and professionals who achieve these goals, while at the same time, remaining sensitive to the potential impact on our other stockholders. Stock-based awards linked to our short- and long-term goals provide a significant incentive to our employees for improved performance, and we believe equity awards are critical to attracting and retaining employees who are vital to our development and financial success, while also aligning our employees’ interests with those of our stockholders.

In connection with our equity-based compensation programs, we seek to balance our need to attract and retain employees, consultants and non-employee directors with efforts to closely monitor and reduce our “burn rate.” Our three-year average burn rate for 2013 through 2015 is 2.44%, which is under the allowable threshold recommended by ISS. The selection of employees and consultants who may receive awards under the 2011 LTIP and the amount and timing of any such awards are determined by the Compensation Committee pursuant to our Procedures for Grants of Awards under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for awards to be made under the plans. The Compensation Committee is responsible for determining and making any awards to our non-employee directors, with ratification by the entire Board of Directors with regard to awards made to members of the Compensation Committee.

We strongly believe that our equity compensation philosophy has been a key component of our past success and will be equally important in the years ahead. Accordingly, approval of the amendment and restatement of the 2011 LTIP is critical to our ability to attract, retain, and reward the caliber of employees, consultants and non-employee directors necessary for continued achievement of superior performance.

Summary of Material Features of the Plan

The following is intended to be a summary of the key features of the 2011 LTIP, as amended, and is qualified by reference to Appendix A, which contains the complete text of the 2011 LTIP.

The purposes of the 2011 LTIP are to:

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promote our interests and the interests of our stockholders by encouraging participants to acquire or increase their equity interest in us, thereby giving them an added incentive to work toward our continued growth and success;

•	encourage participants to remain with and devote their best efforts to our businesses, thereby advancing our interests and the interests of our stockholders; and

•	enable us to compete for the services of the individuals needed for our continued growth and success.

To accomplish these purposes, the 2011 LTIP provides for the grant to eligible persons of stock options, restricted stock, bonus stock, stock appreciation rights, and performance awards (collectively, “Awards”).

The following are key features of the 2011 LTIP.

•
The 2011 LTIP is administered by the Compensation Committee, which has authority to (i) select the participants to whom awards may be granted, (ii) determine the type, amount, terms, and conditions of awards, (iii) modify or amend awards including the discretionary acceleration of vesting or the extension of the post-termination exercise period, and (iv) interpret and determine any and all matters relating to the administration of the 2011 LTIP and the award grants.

•	The maximum number of shares of our common stock authorized under the 2011 LTIP will be 11,000,000 shares, or approximately 13.7% of our currently outstanding shares.

•	At the time of grant, the exercise price of any option or stock appreciation right may not be less than the fair market value of our common stock as of the date of grant.

•
The 2011 LTIP does not allow liberal share counting. The 2011 LTIP provides that the plan share limit is not increased by shares delivered or withheld to pay the exercise price of awards or to pay tax withholding obligations, nor is it increased in connection with the exercise of a stock appreciation right, whether or not all of the shares of common stock covered by the right are actually issued upon exercise of the stock appreciation right.

•
Stock options and stock appreciation rights cannot be repriced without the approval of our stockholders. The 2011 LTIP requires stockholder approval for any material plan amendments in accordance with NYSE rules.

Available Shares

If the proposed amendment to the 2011 LTIP is approved, the maximum number of shares of common stock that may be covered by Awards granted under the 2011 LTIP will be 11,000,000 shares, subject to adjustment in the event of stock splits and certain other corporate events. For purposes of implementing the limitation on the maximum number of shares of common stock that may be covered by Awards granted under the 2011 LTIP, an Award of an option or a stock appreciation right in respect of one share of common stock is deemed to be an Award of one share of common stock on the date of grant. Any other Award granted under the 2011 LTIP that is settled by the issuance of common stock is considered a “full value award” under the provisions of the 2011 LTIP and is counted against the number of shares available for Awards under the plan as follows. An Award of one share of bonus stock or restricted stock is deemed to be an Award of 1.38 shares of common stock for every one share granted on the date of grant. With respect to a performance award to be settled in shares of common stock, the value of the maximum benefits that may be paid under the performance award is divided by the fair market value per share of common stock as of the date of grant of the performance award, and each share resulting from such computation is deemed to be an Award of 1.38 shares of common stock on the date of grant. If the number of shares issued in settlement of such performance award exceeds the number determined to have been issued on the grant date, each additional share issued is deemed to be an Award of 1.38 shares of common stock. In addition, during any calendar year, the number of shares of common stock reserved for issuance under the 2011 LTIP that are subject to Awards that may be granted to any one participant may not exceed 400,000 shares, subject to adjustment in the event of stock splits and certain other corporate events, and the maximum dollar amount of an Award denominated in cash or fair market value of common stock that any participant may be awarded in any calendar year under performance awards may not exceed $2,000,000. To the extent shares cease to be issuable under an Award made under the 2011 LTIP other than because of the exercise of the Award or the vesting of a restricted stock award or similar Award, such shares become available under the 2011 LTIP for the grant of additional Awards in the same amount as they were counted against the limit on the date of grant. If any performance award granted under the 2011 LTIP may only be settled in cash, such award does not count against the maximum number of shares that may be covered by Awards under the 2011 LTIP. Shares tendered or withheld in payment of the exercise price of a stock option do not increase the number of shares available under the 2011 LTIP. Shares withheld to satisfy tax withholding obligations on the exercise, vesting, or earning of an Award are not added to the shares authorized under the 2011 LTIP. All shares subject to a stock appreciation right, to the extent exercised, are considered issued, regardless of the actual number of shares issued to the participant.

Persons Eligible to Participate

Except with respect to Awards of incentive stock options, all employees, consultants, and non-employee directors of ours and our affiliates are eligible to participate in the 2011 LTIP. Incentive stock options may be awarded only to employees. In selecting employees and consultants to receive Awards, including the type and size of the Award, the Compensation Committee considers any factors that it deems relevant. In considering Awards for non-employee directors, the Compensation Committee considers such factors as it considers relevant. As of March 4, 2016, there were approximately 2,700 employees and nine non-employee directors eligible to participate in the 2011 LTIP.

Administration

The 2011 LTIP is administered by the Compensation Committee, which consists of three or more directors appointed by the Board of Directors. The members of the Compensation Committee as of the date of this proxy statement are Messrs. Bates (as Chairman), Glick, White and Snider. Our Board of Directors has determined that each of these directors is an “independent” director as defined under the rules of the NYSE. No person will be eligible to serve on the Compensation Committee unless such person is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, as then in effect, and also an “outside director” within the meaning of Section 162(m) of the Code and the rules and regulations thereunder. Subject to the provisions of the 2011 LTIP, the Compensation Committee (i) selects the participants to whom awards may be granted, (ii) determines the type, amount, terms and conditions of awards, (iii) modifies or amends awards including the discretionary acceleration of vesting or the extension of a post-termination exercise period, (iv) interprets the 2011 LTIP and all Awards under the 2011 LTIP, (v) makes rules as it deems necessary for the proper administration of the 2011 LTIP, (vi) makes all other determinations necessary or advisable for the administration of the 2011 LTIP, and (vii) corrects any defect or supplies any omission or reconciles any inconsistency in the 2011 LTIP or in any Award under the 2011 LTIP in the manner and to the extent that it deems desirable to effectuate the 2011 LTIP. Any action taken or determination made by the Compensation Committee pursuant to the 2011 LTIP is binding on all parties. No member of the Board of Directors or the Compensation Committee is liable for any action or determination made in good faith with respect to the 2011 LTIP or an Award granted thereunder.

The Compensation Committee may grant or amend full value awards covering up to ten percent (10%) of the shares of common stock available for issuance under the plan and awards of stock options and stock appreciation rights covering up to fifteen percent (15%) of the shares of common stock available for issuance under the plan, without regard to the minimum vesting requirements set forth in the plan.

Types of Awards

The 2011 LTIP provides for the grant of any or all of the following types of Awards: (i) stock options, including incentive stock options and nonqualified stock options; (ii) restricted stock; (iii) bonus stock; (iv) stock appreciation rights; and (v) performance awards. All Awards are evidenced by a written agreement and the terms, conditions, and/or restrictions contained in an Award may differ from the terms, conditions, and/or restrictions contained in any other Award. Each type of Award is discussed in more detail below.

Stock Options. The Compensation Committee has the authority to grant options, in such form as the Compensation Committee may from time to time approve, subject to the terms of the 2011 LTIP. The Compensation Committee also has the authority to determine whether options granted to employees are incentive options or nonqualified options.

To exercise an option granted under the 2011 LTIP, the person entitled to exercise the option must deliver to us payment in full of the exercise price for the shares being purchased, together with any required withholding tax, unless other arrangements have been made with the Compensation Committee. The payment must be (i) in cash or check, (ii) with the consent of the Compensation Committee, in shares of common stock already owned by the person for more than six months, or (iii) with the consent of the Compensation Committee and in compliance with such instructions as the committee may specify, by sale of a portion of the shares subject to such option through a broker. The value (the “fair market value”) of each share of common stock delivered as payment of the exercise price on any given date is deemed to be equal to the closing price on the principal exchange or over-the-counter market on which such shares are traded.

Except as described below, no option may be exercised later than the date which is ten years after the date of grant. The exercise price at which shares of common stock may be purchased upon the exercise of an option may not be less than the fair market value on the date of grant of the option. In the case of incentive stock options granted to employees owning more than ten percent (10%) of the total combined voting power of us and our affiliates, the exercise price at which shares of common stock may be purchased upon the exercise of such incentive stock option is equal to one hundred ten percent (110%) of the fair market value per share of common stock at the time of the grant, and such incentive stock option may not be exercised later than five years after the date of grant. The aggregate fair market value (determined as of the respective date or dates of grant) of shares of common stock for which one or more options granted to any employee under the 2011 LTIP (or any other option plan of ours or our affiliates) may for the first time become exercisable as incentive stock options during any one calendar year cannot exceed $100,000.

The exercise price for and the number of shares of common stock subject to existing options is subject to appropriate adjustments in the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or the like, after the grant of such options. The 2011 LTIP does not permit the Compensation Committee to reprice options without stockholder approval.

Restricted Stock Awards. The 2011 LTIP authorizes the Compensation Committee to grant Awards in the form of restricted shares of common stock. These Awards are subject to such restrictions as the Compensation Committee may impose, including forfeiture, transfer, and repurchase restrictions. In no event can the restricted period of any Award of restricted shares exceed ten years. We have the right to repurchase restricted shares for the amount of cash paid for such shares, if any, if by reason of the participant’s termination of employment or otherwise, the restricted stock is forfeited by the participant in accordance with the Award thereof.

Bonus Stock. The Compensation Committee has the authority to grant shares of our common stock as “bonus stock” to employees, consultants, and non-employee directors of us or our affiliates for the performance of services by such individuals without additional consideration, except as may be required by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee has the authority to grant stock appreciation rights (rights to receive the excess of the fair market value of the common stock on the date of exercise over the fair market value of the common stock as of the date of grant), based on shares of common stock and payable in cash or shares of common stock, as the committee may determine. The Compensation Committee may provide that the excess may not exceed a specified amount. The Compensation Committee determines, at the date of grant, the time or times at which and the circumstances under which a stock appreciation right may be exercised. The term of such Award may not exceed ten years. The 2011 LTIP does not permit the Compensation Committee to reprice stock appreciation rights without stockholder approval.

Performance Awards. The 2011 LTIP authorizes the Compensation Committee to grant performance awards that may be settled in shares of common stock, cash, or other awards or property upon the attainment of certain performance goals measured over a designated performance period. After the end of each performance period, the Compensation Committee determines the amount, if any, of performance awards payable to each participant based upon achievement of the performance goals. In the case of any performance award granted under the 2011 LTIP to our Chief Executive Officer or any of our three highest paid officers (other than the Chief Executive Officer or Chief Financial Officer), the performance goals will be objective and meet the requirements of Section 162(m) of the Code, and regulations thereunder, including the requirement that achievement of performance goals be substantially uncertain at the time of grant.

The performance goals may differ among Awards or participants; however, the Compensation Committee may not exercise discretion to increase any amount payable under a performance award intended to comply with Section 162(m) of the Code. In establishing performance goals, the Compensation Committee may use one or more of the following business criteria on a consolidated basis or for our specified subsidiaries, divisions, or business or geographical units: (i) earnings per share; (ii) increase in price per share; (iii) increase in revenues; (iv) increase in cash flow; (v) return on assets; (vi) return on investments; (vii) return on equity; (viii) return on net capital employed; (ix) economic value added; (x) gross margin; (xi) net income; (xii) earnings before interest, taxes, depreciation, depletion and amortization; (xiii) earnings before interest and taxes; (xiv) profit before taxes; (xv) operating income; (xvi) total stockholder return; (xvii) debt reduction; (xviii) health, safety and environmental performance; and (xix) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee, including, but not limited to, a market index or a peer group.

The amount determined to be payable under a performance award may be paid in cash, other Awards or other property, or in shares of common stock, subject to the availability of shares under the 2011 LTIP. If a performance award is payable in shares, the number of shares of common stock to be paid is determined by dividing the amount of the performance award earned by the fair market value per share of common stock on the determination date. A stock certificate evidencing the resulting shares of common stock (to the nearest full share) is delivered to the participant or his or her personal representative, and the value of any fractional share is paid in cash. In the event there is not a sufficient number of shares available under the 2011 LTIP at the time of payment of any performance award, the performance award will be paid first in shares to the extent available and the remainder will be paid in cash; provided, however, that the Compensation Committee may not increase the amount payable under any outstanding performance award which is intended to comply with Section 162(m) of the Code.

Transferability

Except as otherwise provided in the 2011 LTIP, no Award and no right under the 2011 LTIP, other than bonus stock or restricted stock as to which restrictions have lapsed, is (i) assignable, saleable, or transferable by a participant, or (ii) subject to any encumbrance, pledge, or charge of any nature. Any attempted transfer in violation of the 2011 LTIP will be void and ineffective for all purposes. The Compensation Committee may, however, establish rules and procedures to allow the transfer of specific nonqualified stock options for estate planning purposes to one or more immediate family members or related family trusts or partnerships, or similar entities.

Change in Control

Unless otherwise provided in an Award, upon the occurrence of a change in control (defined generally as certain reorganizations, mergers, consolidations, sales of all or substantially all of our assets, or liquidations), the Compensation Committee may, but is not required to, (i) accelerate vesting and the time at which all options and stock appreciation rights then outstanding may be exercised; (ii) waive all restrictions and conditions of all restricted stock then outstanding; or (iii) determine to amend performance awards or substitute new performance awards in consideration of the cancellation of outstanding performance awards. The Compensation Committee may provide for any of the actions described in the preceding sentence to occur immediately upon a change in control or upon the termination of a participant’s service, under such circumstances as the committee may determine, within a fixed period of time following the change in control.

If approved by our Board of Directors prior to or within 30 days after a change in control, the Board of Directors will have the right for the 45-day period following the change in control to require all participants to transfer to us all Awards previously granted to the participants in exchange for an amount equal to the cash value of the Awards. The cash value of an Award will equal the sum of (i) the cash value of all benefits to which the participant would be entitled upon settlement or exercise of any Award which is not an option or restricted stock and (ii) in the case of an option or restricted stock, the excess of the market value per share over the option price, or the market value per share of restricted stock, multiplied by the number of shares as to which such Award is vested.

Termination, Death, Disability and Retirement

Unless otherwise provided for in an Award or otherwise determined by the Compensation Committee in its discretion, if the employment of an employee or service of a non-employee director or consultant is terminated for any reason other than death, disability, or retirement, the nonvested portion of any Award outstanding at the time of such termination will terminate, no further vesting will occur, and the participant will be entitled to exercise his or her exercise rights with respect to the vested portion of the Award until the earlier of (i) the expiration date set forth in the Award, or (ii) three months after the termination date.

Unless otherwise provided for in an Award, upon the retirement (as determined by the Compensation Committee) of a participant, the nonvested portion of any outstanding Award will terminate and no further vesting will occur; provided, however, that the Compensation Committee, at its discretion, may accelerate the vesting of the nonvested portion of an outstanding award. Any exercise rights with respect to the vested portion of an outstanding Award will expire on the earlier of (i) the expiration date set forth in the Award, or (ii) twelve months after the date of retirement.

Unless otherwise provided for in an Award, (i) upon the termination due to the disability of a participant,
(ii) upon the death of a participant, (iii) with respect to a participant who is either a retired former employee, non-employee director or consultant who dies during the period in which he or she can exercise any vested Award (the “applicable retirement period”), or (iv) with respect to a disabled former employee, non-employee director or consultant who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination due to disability (the “applicable disability period”), the nonvested portion of any outstanding Award that has not already terminated will terminate as of the date of termination and no further vesting will occur; provided, however, that upon the termination of employment or service due to the death or disability of a participant, the Compensation Committee, at its discretion, may accelerate the vesting of the nonvested portion of an outstanding award. Any exercise rights with respect to the vested portion of an Award will expire on the earlier of (i) the expiration date set forth in the Award, or (ii) the later of (x) the first anniversary of such termination due to death or disability, or (y) the first anniversary of such person’s death during the applicable retirement period (except in the case of an incentive stock option), or the applicable disability period.

The Compensation Committee, in its discretion and on an individual basis, may provide that the vested portion of a stock option or stock appreciation right may remain exercisable for such period and upon such terms and conditions as are determined by the Compensation Committee in the event that a participant ceases to be an employee, consultant or non-employee director, provided that such continuation may not exceed the expiration date set forth in the Award.

Adjustments Upon Changes in Capitalization or Reorganization

The type or number of shares authorized under the 2011 LTIP or subject to an Award and/or the exercise or purchase price applicable to an Award, subject to any required action by our stockholders, may be proportionately adjusted by the Compensation Committee in the event of a subdivision or consolidation of shares, payment of stock dividend, or any other increase or decrease in the number of shares effected without receipt of consideration by us, or in the event of a reorganization, merger, consolidation, or recapitalization.

Amendment or Termination of the Plan and Amendment of Awards

Except with respect to Awards then outstanding, if not sooner terminated by the Board of Directors, the 2011 LTIP will terminate on, and no further Awards will be made after, February 16, 2021; provided that the termination of the 2011 LTIP will not affect any Award then outstanding, which will continue to be governed by the terms of the 2011 LTIP. The Board of Directors may amend, suspend, or terminate the 2011 LTIP; provided, however, that no amendment, suspension, or termination of the 2011 LTIP may, without the consent of the holder of an Award, terminate such Award or adversely affect such person’s rights under such Award in any material respect. Moreover, no amendment to the 2011 LTIP will be effective prior to its approval by our stockholders to the extent that (i) it would change stockholder approval requirements relating to option repricing, or (ii) such approval is required by applicable law, or the requirements of any securities exchange on which our stock may be listed or admitted for trading. The Board of Directors may, however, amend the 2011 LTIP as necessary to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to participants.

Subject to the restrictions set forth in the 2011 LTIP, the Compensation Committee may amend any outstanding Award and may waive or accelerate any requirement or condition of an Award including the acceleration of vesting or waiver of restrictions under circumstances determined by the Compensation Committee to be appropriate, including termination of a participant’s service following a change in control. However, the Compensation Committee may not waive or accelerate any term or condition of an Award (i) if it would cause adverse tax consequences under Section 409A of the Code, or (ii) if the Award is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code and such action would cause the Award not to so qualify. The Compensation Committee may not amend any outstanding Award in a manner that would adversely affect, in any material respect, the rights of a 2011 LTIP participant without such participant’s consent.

Plan Benefits

The 2011 LTIP is discretionary and the benefits and amounts of any awards to be received by our executive officers and other employees in the future are not determinable. It is anticipated that each of our current non-employee directors will receive a grant of restricted stock on May 3, 2016 in conjunction with our annual broad based awards to employees, in accordance with the procedures adopted by our Compensation Committee.

Federal Income Tax Consequences of the Plan

In General. The 2011 LTIP is not intended to be subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The following summary is based on the applicable provisions of the Code, as currently in effect, and the income tax regulations and proposed income tax regulations issued thereunder.

Status of Options. Options granted under the 2011 LTIP may be either incentive stock options or nonqualified stock options. Under certain circumstances, an incentive stock option may be treated as a nonqualified stock option. The tax consequences, both to the option holder and to us, differ depending on whether an option is an incentive stock option or a nonqualified stock option.

Nonqualified Options. No federal income tax is imposed on the option holder upon the grant of a nonqualified stock option. If the shares of common stock received by an option holder upon the exercise of a nonqualified stock option are not subject to certain restrictions in the hands of the option holder, then the option holder will be treated as receiving compensation, taxable as ordinary income and subject to employment taxes in the year of exercise. The amount recognized as ordinary income and subject to employment taxes upon such an exercise is the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price paid for such common stock. At the time common stock received upon exercise of a nonqualified stock option is disposed of, any difference between the fair market value of the shares of common stock at the time of exercise and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain, depending on the holding period of the shares of common stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of common stock.

If the shares of common stock received by an option holder upon the exercise of a nonqualified stock option are subject to certain restrictions in the hands of the option holder at the time of receipt, then the income recognized for federal income tax purposes by the option holder, unless the option holder elects otherwise, and our tax deduction (assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation) should be deferred and should be measured with reference to the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, directors, and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six (6) months of the exercise of a nonqualified stock option.

Upon an option holder’s exercise of a nonqualified stock option, in the case of shares that are not subject to restrictions at the time of exercise, or upon the lapse of all such restrictions in the case of shares subject to restrictions at the time of exercise, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation. We are not entitled to any tax deduction in connection with a subsequent disposition by the option holder of the shares of common stock.

Incentive Stock Options. No federal income tax is imposed on the option holder upon the grant of an incentive stock option. The option holder will recognize no income for federal income tax purposes upon exercise of an incentive stock option if the option holder (a) does not dispose of the shares of common stock acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted or within one year after the shares of common stock were transferred to the option holder (the “Holding Period”), and (b) is an employee of either (i) the company granting the option, (ii) the parent company or a subsidiary of such corporation, or (iii) a corporation which has assumed such option of another corporation as a result of a corporate reorganization, merger, or similar transaction. Such employment must continue for the entire time from the date the option was granted until three months before the date of exercise, or twelve months before the date of exercise if employment ceases due to permanent and total disability. If common stock received upon exercise of an incentive stock option is disposed of after completion of the Holding Period, any difference between the exercise price paid for such common stock and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. We would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares of common stock so acquired.

If, however, an option holder disposes of shares of common stock acquired pursuant to exercise of an incentive stock option before the Holding Period has expired (a “Disqualifying Disposition”), the option holder would be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, subject to the application of Section 162(m) of the Code, as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder. The amount treated as compensation is generally the excess of the fair market value of the common stock at the time of exercise over the exercise price; however, if the disposition is of a type that any resulting loss would be recognizable for federal income tax purposes, the amount treated as compensation is limited to the excess of the amount realized on disposition over the exercise price. The balance of the gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain depending on the holding period. If the amount realized at the time of the disposition is less than the exercise price, the option holder will not be required to treat any amount as ordinary income, provided that the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long-term or short-term capital loss depending upon the holding period. A disposition generally includes a sale, exchange, or gift, but does not include certain other transfers, such as by reason of death or a pledge or exchange of shares described in Section 424(c) of the Code.

Alternative Minimum Tax. Although the exercise of an incentive stock option does not result in current taxable income, there are implications with regard to the Alternative Minimum Tax (“AMT”). The excess of the fair market value of shares of common stock acquired upon exercise of an incentive stock option over the exercise price paid for such shares of common stock is an adjustment to AMT income for the option holder’s taxable year in which such exercise occurs (unless the shares of common stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).

Payment of Option Price in Shares. In the case of a nonqualified option, if the option price upon the exercise of a nonqualified option is paid by the delivery of shares of common stock previously acquired by the option holder having a fair market value equal to the option price (“Previously Acquired Shares”), no gain or loss would be recognized on the exchange of the Previously Acquired Shares for a like number of shares of common stock. The option holder’s basis and holding period in the number of shares of common stock received from the exercise (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used. The option holder would treat the fair market value of the number of shares of common stock received upon the exercise in excess of the number of Previously Acquired Shares used as ordinary compensation income. The option holder’s basis in such excess shares of common stock would be equal to the shares’ fair market value at the time of exercise. The option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock from the exercise of the nonqualified option.

In the case of an incentive stock option, the federal income tax consequences to the option holder of the payment of the option price with Previously Acquired Shares depends on the nature of the Previously Acquired Shares. If the Previously Acquired Shares were acquired through the exercise of a qualified stock option, an incentive stock option, or an option granted under an employee stock purchase plan (“Statutory Option”) and if such Previously Acquired Shares are being transferred prior to expiration of the applicable Holding Period, the transfer would be treated as a Disqualifying Disposition of the Previously Acquired Shares. If the Previously Acquired Shares were acquired other than pursuant to the exercise of a Statutory Option, or were acquired pursuant to the exercise of a Statutory Option but have been held for the applicable Holding Period, no gain or loss should be recognized on the exchange of the Previously Acquired Shares. In either case, (i) the option holder’s basis and holding period in the number of shares of common stock received (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used, increased by any income recognized to the option holder upon the Disqualifying Disposition of the Previously Acquired Shares, (ii) the option holder’s basis in the number of shares of common stock received in excess of the number of Previously Acquired Shares used would be zero, (iii) the option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock, and (iv) the other incentive stock option rules would apply. Upon a subsequent Disqualifying Disposition of the shares of common stock so received, the shares with the lowest basis would be treated as disposed of first.

Restricted Stock. A participant who has been granted an Award of restricted stock will not recognize taxable income for federal income tax purposes at the time of the Award, and we will not be entitled to a tax deduction at the time of the Award, unless the participant makes an election to be taxed at the time of the Award. When the restrictions lapse without an election by the participant to be taxed at the time of the Award, the participant will recognize income for federal income tax purposes in an amount equal to the excess of the market value of the shares at such time over the amount, if any, paid for such shares. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation.

Bonus Stock. In general, a person will treat the fair market value of bonus stock Awards on the date such amount is received as compensation, taxable as ordinary income and subject to employment taxes. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation.

Stock Appreciation Rights. Upon receipt of shares of common stock pursuant to the exercise of a stock appreciation right, the fair market value of the shares received is recognized as income for federal income tax purposes at the time the shares are received. Subject to Section 162(m) of the Code, described below, and assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation, we will be entitled to a deduction at the same time and in the same amount as the income recognized by the 2011 LTIP participant.

Performance Awards. In general, a participant who receives a performance award will not be taxed on receipt of the Award; instead, the fair market value of the shares of common stock and any cash received in settlement of the performance award will be taxable as ordinary compensation income to the grantee of the performance award on the date that the requirements of the Award are met and the Award is timely settled in accordance with its terms. Subject to the application of Section 162(m) of the Code, as discussed below, and assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation, we will be entitled to a deduction for an amount corresponding to the compensation income recognized by the grantee. If, upon a taxable disposition of the shares of common stock received in settlement of a performance award, the grantee receives proceeds of more or less than his or her basis in the shares of common stock, any gain will be a long-term or short-term capital gain, and any loss will be a long-term or short-term capital loss, depending on the holding period of the shares of common stock, measured from the date that the shares of common stock were received.

Withholding for Taxes

No common stock may be issued under the 2011 LTIP until arrangements satisfactory to us have been made for the payment of any tax amounts that may be required to be withheld or paid by us with respect thereto at the minimum statutory rate. At the discretion of the Compensation Committee, such arrangements may include allowing the participant to tender to us shares of common stock already owned by the participant.

Additional Tax Consequences

Section 162(m) of the Code places a $1 million cap on the deduction of compensation paid to certain executives of publicly traded corporations in a given year. Amounts that qualify as “performance-based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the stock on the date of grant qualify as performance-based compensation. Other Awards may or may not so qualify, depending on their terms.

In addition, some Awards may constitute or result in the recognition of income that is subject to an additional income tax imposed on the participant at the rate of twenty percent (20%), plus interest and penalties, pursuant to Section 409A of the Code. We expect to design and administer all Awards in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant.

Notwithstanding the foregoing, the 2011 LTIP expressly provides that there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates or is eligible to participate in the 2011 LTIP.

INFORMATION ABOUT US

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that:

•	the Board of Directors is independent from management;

•	the Board of Directors adequately performs its function as the overseer of management, and

•	the interests of management and the Board of Directors align with the interests of our stockholders.

Corporate Governance Documents

The following governance documents are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com and are also available upon written request addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380:

•	Corporate Governance Guidelines which govern the qualifications and conduct of the Board of Directors.

•	Audit Committee Charter.

•	Compensation Committee Charter.

•	Nominating and Corporate Governance Committee Charter.

•	Code of Business Conduct for directors, officers, and employees. The key principles of this code are honesty, loyalty, fairness, and forthrightness.

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Code of Ethics for Senior Financial Officers. The key principles of this code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful public disclosures to our stockholders.

•	Stock Ownership Guidelines for Directors and Executive Officers, which are designed to align the interests of our executive officers and directors with the interests of our stockholders.

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Policy and Procedures for Receipt and Treatment of Complaints Related to Accounting and Compliance Matters (Whistleblower Policy), which provides for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, auditing matters, or possible violations of laws, rules, or regulations applicable to us and the confidential, anonymous submission by our employees of concerns regarding those matters.

If any substantive amendments are made to the Code of Ethics for Senior Financial Officers, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either the Code of Business Conduct or the Code of Ethics for Senior Financial Officers is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website.

Director Retirement: Ralph S. Cunningham

Dr. Cunningham, who is currently serving as a director, will be retiring from our Board of Directors as of the conclusion of the Annual Meeting and is therefore not standing for re-election. We thank Dr. Cunningham for his service, contributions, and leadership throughout his tenure as a director, including his many years as our Chairman of the Board.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The NYSE listing standards require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors will determine independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as the board considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director has completed and delivered to us a questionnaire designed to solicit accurate and complete information that may be relevant in making such independence determinations. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed summaries of responses to such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us.

The Board of Directors has affirmatively determined that the following directors are independent:
Mark E. Baldwin, Thomas R. Bates, Jr., Paul D. Coombs, Ralph S. Cunningham, John F. Glick, Stephen A. Snider, William D. Sullivan, Joseph C. Winkler III, and Kenneth E. White, Jr.

Transactions Considered in Independence Determinations. In making its independence determinations, the board considered transactions that occurred between us and entities associated with the independent directors and their immediate family members.

Dr. Cunningham is an employee, in a non-management role, with Enterprise Products Company, a private corporation that owns Enterprise Products Holdings LLC, the general partner of Enterprise Products L.P., a company that does business with TETRA either directly or through its affiliates, Mr. Sullivan is a director of SM Energy Company, Mr. Snider is a director of Energen Corporation, and Mr. Winkler is a director of Eclipse Resources. Each of these entities or their affiliates is a customer of ours, although the revenues we receive from them are not considered to be material. In addition, Messrs. Sullivan and Coombs are directors of CSI Compressco GP Inc., the general partner of CSI Compressco, which are subsidiaries of ours. We have an ongoing business relationship with CSI Compressco. We have considered the foregoing and have concluded that these transactions and relationships did not automatically disqualify Messrs. Cunningham, Sullivan, Snider, Winkler, and Coombs from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that none of Messrs. Cunningham, Sullivan, Snider, Winkler, or Coombs has a material interest in these transactions, and that each of them is independent.

In addition, based upon such standards, the Board of Directors has determined that Mr. Brightman is not independent because of his ongoing employment with us.

Board Leadership Structure; Separation of Positions of Chairman and Chief Executive Officer

As set forth in our Corporate Governance Guidelines, we require the separation of the positions of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our board and its ability to carry out its roles and responsibilities on behalf of our stockholders. Mr. Brightman, as President and Chief Executive Officer, is responsible for setting the strategic direction for the company and the day-to-day leadership, operation, and performance of the company, while Mr. Sullivan, as Chairman, provides overall leadership to the board in its oversight function. As such, Mr. Sullivan serves as the presiding director of executive sessions of the non-management and independent directors.

Risk Oversight

Board of Directors
The Board of Directors has ultimate responsibility for protecting stockholder value. Among other things, the board is responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, and measuring management’s performance against the strategy. The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategies, and the performance of our competitors, reviewing and approving our annual budget, and reviewing and approving investments in and acquisitions and dispositions of assets and businesses.

Management
It is our management’s responsibility to manage risk and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk. Our Chief Executive Officer brings members of management from various business or administrative areas into meetings of the Board of Directors from time to time to make presentations and to provide insight to the board, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, credit and liquidity risks, risks from operations, risks posed by significant litigation and regulatory matters, and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives, and other actions designed to mitigate various types of risk.

Audit Committee
Our Audit Committee oversees risks associated with the integrity of our financial statements, our compliance with legal and regulatory requirements, and matters reported to the Audit Committee through our internal auditors, chief compliance officer, and through anonymous reporting procedures. The Audit Committee reviews with management, internal auditors, and our independent auditors the accounting policies, the system of internal control over financial reporting, and the quality and appropriateness of disclosure content in the financial statements or other external financial communications, and it also periodically reviews with our management and our independent auditors significant financial risk exposures and the processes we have implemented to monitor, control, and report such exposures. Our Audit Committee also performs oversight of our compliance program and monitors the results of our compliance efforts.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee oversees risk primarily associated with our ability to attract, motivate, and retain quality directors, and our corporate governance programs and practices and our compliance therewith. Additionally, the Nominating and Corporate Governance Committee oversees the performance evaluation of the Board of Directors and each of its committees.

Compensation Committee
Our Compensation Committee oversees risks primarily associated with our ability to attract, motivate, and retain quality talent, particularly executive talent, including risks associated with the design and implementation of our compensation programs and the disclosure of executive compensation philosophies, strategies, and activities. The Compensation Committee also oversees the compensation of the Board of Directors and its committees.

Stock Ownership Guidelines

Our Board of Directors has adopted a policy with regard to stock ownership for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers have historically been required to hold shares of our common stock with a value equal to a multiple, based upon position, of their base salary. In addition to ownership of our stock, the value of common units of CSI Compressco LP owned by our executive officers and directors counts toward fulfillment of the ownership requirement. For purposes of this guideline: (1) each share of our common stock and each CSI Compressco common unit owned on the date of our Annual Meeting each year shall be deemed to have a value equal to the greater of (a) the trading price of a share of our common stock or a CSI Compressco LP common unit, as applicable, as of the date the applicable share or common unit was acquired or (b) the trading price of a share of our common stock or a CSI Compressco common unit as of the date of our annual meeting. The policy establishes the following minimum ownership guidelines.

•
Executive Officers - must own shares of our common stock and/or common units of CSI Compressco LP with a value equal to a multiple, based upon position, of their base salary. The multiples are as follows:

Level	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer	2x
Chief Operating Officer	2x
Senior Vice President	1x
Vice President	1x

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Executive officers who held their current positions in February 2008 were required to be in compliance with the policy by May 3, 2013. All such executive officers, including Mr. Brightman our Chief Executive Officer, were in compliance on the required date. Executive officers appointed after February 2008 have five years following attainment of executive officer status to be in compliance.

•
Effective February 16, 2016, our Nominating and Corporate Governance Committee recommended to our Board of Directors, and the board approved, an increase in Mr. Brightman’s multiple of base salary from three to five times his base salary. Under the policy, in the event the multiple of an executive officer’s base salary is increased, the executive officer will have five years from the time of such increase to meet the new guideline.

•	As of the date of this proxy statement, all covered officers are in compliance with the policy.

•
Non-Employee Directors - including the Chairman of the Board of Directors, are required to hold shares of our common stock and/or common units of CSI Compressco LP having a value equal to five-times their annual cash retainer. Non-employee directors as of February 2008 were required to be in compliance with the policy by the date of our 2012 Annual Meeting. Non-employee directors elected after February 2008 have four years from the date of their election or appointment to be in compliance. As of the date of this proxy statement, all directors are in compliance with the policy.

Board Committees and Meetings

Board Committees. The Board of Directors assigns responsibilities and delegates authority to its committees, as appropriate, and the committees regularly report on their activities to the full board. During 2015, the standing committees of the Board of Directors consisted of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee can engage outside experts, advisors, and legal counsel to assist the committee in its work.

The following table identifies the current committee members. As discussed above, the board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent in accordance with NYSE standards.

Committee Membership
Director	Audit	Compensation	Governance
Mark E. Baldwin (1)
Thomas R. Bates, Jr.
Paul D. Coombs	X		X
Ralph S. Cunningham	X		X
John F. Glick		X
Stephen A. Snider		X	X
William D. Sullivan (2)
Kenneth E. White, Jr.	X	X
Joseph C. Winkler III	X
Number of Committee Meetings held in 2015	6	6	6

(1)	Designated Audit Committee Financial Expert
(2)
As Chairman of the Board, Mr. Sullivan is an ex officio member of the Audit, Compensation, and Nominating and Corporate Governance Committees and has a standing invitation to attend all such committee meetings. He also serves as the presiding director of executive sessions of the non-management and independent directors.

Committee Chair

Meetings and Attendance. During 2015, the Board of Directors held eight meetings, including six regular and two special meetings. Each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board and the meetings of each committee of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the annual meeting attended the Annual Meeting of Stockholders in 2015.

Audit Committee. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of:

(i)	the integrity of our financial statements;

(ii)	our compliance with legal and regulatory requirements;

(iii)	the independent auditor’s qualifications; and

(iv)	the performance of our internal audit function and independent auditors.

The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of their independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and as defined in the listing standards of the NYSE. Further, our board has determined that Mr. Baldwin, the current Audit Committee chairman, is an “audit committee financial expert” within the definition established by the SEC.

Compensation Committee. The functions performed by the Compensation Committee include:

(i)	reviewing and establishing overall management compensation;

(ii)	administering our equity compensation plans;

(iii)	approving salary and bonus awards to our executive officers; and

(iv)	reviewing the compensation of our non-employee directors and providing director compensation recommendations to the Board of Directors for approval.

Our Board of Directors has determined that each member of the Compensation Committee is independent, as independence is defined in the listing standards of the NYSE. The Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

In February of 2015, our Board of Directors amended our equity compensation plans to include provisions that enable the Compensation Committee to delegate its authority to approve grants of awards under those plans to a committee of our Board of Directors that may consist of one director. Subsequent to these amendments, the Board of Directors established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member - Mr. Brightman. The Compensation Committee subsequently delegated authority to make certain awards under our equity compensation plans to the NEA Committee. These delegations of authority are limited to the granting of special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, as well as additional limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Compensation Committee.

Compensation decisions for our Chief Executive Officer are made by the Compensation Committee. The Compensation Committee is also responsible for approving the compensation of our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer for such other executive officers. As part of its role in reviewing and approving management compensation, the Compensation Committee administers our equity compensation plans and our cash incentive plan under which cash incentives may be awarded to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Compensation Committee base salaries, target cash incentive levels, actual cash incentive payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The Compensation Committee considers, discusses, and takes action on such proposals as it deems appropriate.

In addition, since our CSI Compressco subsidiary does not have its own compensation committee, our Compensation Committee is also responsible for the oversight of compensation programs that apply to a broad base of employees of CSI Compressco and for specific compensation decisions that relate to the President and other officers of CSI Compressco.

Independent Compensation Consultant. The Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. The Compensation Committee has retained the services of Pearl Meyer & Partners (“Pearl Meyer”), an independent provider of compensation consulting services, to review our compensation programs and practices and to assist in the review of compensation disclosures included in this proxy statement. Pearl Meyer acted as independent advisor to the Compensation Committee and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee during 2015 were Mr. Bates, as Chairman, and Messrs. Glick, Snider, Sullivan, and White, none of whom is or was previously an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section. Mr. Sullivan ceased serving as a member of the Compensation Committee in May 2015 when he became Chairman of our Board of Directors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

(i)	investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees;

(ii)	investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board; and

(iii)	reviews and makes recommendations to the board with regard to candidates for directors properly nominated by stockholders in accordance with our bylaws.

Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards of the NYSE.

Board and Committee Succession Planning

The Nominating and Corporate Governance Committee continued its focus in 2015 on identifying the best candidates to enhance the composition of our board and address planned vacancies. The committee oversaw a succession planning process for the Chairman of the Board and Mr. Sullivan was appointed as Chairman effective May 5, 2015, after being reelected as a director at our 2015 annual meeting. Dr. Cunningham, our former Chairman, continued as a member of the Board of Directors and served on the Audit and Nominating Corporate Governance Committees. Dr. Cunningham is retiring from our board at the conclusion of the 2016 annual meeting. Mr. Glick was appointed as Chairman of the Nominating and Corporate Governance Committee, a position formerly held by Mr. Sullivan. In late 2014, the committee retained Russell Reynolds Associates to assist it with identifying potential candidates. Russell Reynolds interviewed our then existing directors, evaluated the board’s current and future makeup and needs, and worked with the committee to develop a list of potential candidates. After conducting a thorough candidate evaluation and interview process, the committee recommended and the board concurred in appointing Messrs. Snider and Winkler to our board, effective July 30, 2015 and August 19, 2015, respectively.

Executive Succession Planning

The Compensation Committee, the CEO, and the Vice President of Human Resources evaluate, from time to time each year, executive development and succession planning to prepare us for future success. The succession planning process covers the CEO position, as well as all senior management positions. This review of executive talent determines readiness to take on additional leadership roles and identifies developmental opportunities needed to prepare our executives for greater responsibilities. Our short and long-term business strategy is considered when evaluating candidates and their skills. Where possible, our board gains insight through exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities. The CEO makes a formal succession planning presentation to the Compensation Committee annually in which our directors who are not members of the Compensation Committee are invited to attend.

Director Orientation and Continuing Education

We provide each new director with an orientation that consists of a series of in-person briefings provided by corporate officers on our business operations, strategic plans, significant accounting and risk management issues, corporate governance, compliance, and key policies and practices. The orientation sessions are tailored to the particular director depending on their orientation needs. Each director is expected to participate in continuing educational programs as necessary to maintain expertise to perform his or her responsibilities as a director. In this regard, the company, from time to time, provides pertinent articles and information relating to the company’s business, financial affairs, risks, competitors, corporate governance, and changes in legal and regulatory issues.  We may also coordinate training and educational sessions for directors from outside experts and provide directors with tours of our facilities from time to time. We reimburse directors for reasonable costs associated with attending other relevant director education programs.

Board and Committee Self-Evaluation Process

Each committee as well as the full board performs an annual self-evaluation with regard to its responsibilities, structure and functioning, and information and resources. The results of the evaluations are discussed by each respective body as a scheduled meeting agenda item. The results of the committee self-evaluations, including any action items, are available to the full Board.

Director Tenure

The following chart illustrates the tenure of the current members of our Board of Directors. We believe the tenure of the members of our board provides the appropriate balance of expertise, experience, continuity and perspective to our board to serve the best interests of our stockholders.

Balanced Director Tenure (current directors)
5 directors	2 directors	3 directors

≤5 years	6-9 years	>9 years
Years on Board of Directors

Executive Sessions of the Board of Directors

Our independent non-management directors meet in executive session at least four times per year. These executive sessions are presided over by Mr. Sullivan or, in his absence, another non-management director. The non-management directors presently consist of all current directors except Mr. Brightman.

Communications with Directors

Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Director Nominations Submitted by Stockholders

The Nominating and Corporate Governance Committee will consider proposals for nominees for director from our stockholders. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered.

Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2.	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3.	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;

4.
for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5.	for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Director Nominations by the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee selects each nominee for recommendation to the Board of Directors. As set forth in our Corporate Governance Guidelines, the following are considered, among other things, in selecting candidates for the Board of Directors: (i) independence; (ii) knowledge, experience, and skill in areas critical to understanding us and our business; (iii) personal characteristics such as integrity and judgment; (iv) diversity; and (v) other commitments, including service on the boards of other companies.

When seeking nominees for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders, or others. After an initial evaluation of a potential nominee, the committee will interview him or her if it believes he or she might be suitable to be a director. The committee may also ask the potential nominee to meet with management. If the committee believes a potential nominee would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination. The committee also has authority under its charter to retain a search firm to assist it in identifying directors for this purpose and provide guidance to search firms it retains about the particular qualifications the board is then seeking.

Diversity. Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board, our Corporate Governance Guidelines provide that when assessing candidates, we will consider diversity. The Nominating and Corporate Governance Committee does believe that board membership should reflect diversity in the broadest sense, and so when reviewing candidates for nomination to the Board of Directors, the committee considers each nominee’s diversity, taking into account our needs and the current composition of the board. We strive to maintain a reasonable diversity of backgrounds and experience among the members of the board, as we believe this improves the quality of the board’s deliberations. The Board of Directors’ final selection of board nominees is based on merit, giving consideration to the nominee’s knowledge, experience, skills in areas deemed critical to understanding our business, personal characteristics such as integrity and judgment, diversity, including gender, ethnicity, and background, and the candidates commitments to boards of other companies.

Insider Trading Policy

We acknowledge that sales of common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in common stock may desire to diversify their investment portfolios over time and may be required to sell common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, from buying or selling puts, calls or other derivative instruments involving our common stock, and from engaging in certain forms of hedging or monetization transactions involving our common stock.

Certain Transactions

Related Person Transaction Policy. The Board of Directors, upon recommendation of the Audit Committee, has adopted the Policy and Procedures with respect to Related Person Transactions (the “Policy”), for the review and approval of related person transactions. The Policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect material interest. The Policy generally requires that such transactions be approved in advance by the Audit Committee. Under the Policy, the Audit Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Audit Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Transactions with Directors. The Board of Directors has determined that there are no material transactions involving a director that require disclosure.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

			Number of Securities
	Number of Securities		Remaining Available for Future
	to be Issued upon	Weighted Average	Issuance under Equity Comp.
	Exercise of	Exercise Price	Plans (Excluding Securities
Plan Category	Outstanding Options	of Outstanding Options	Shown in the First Column)

Equity compensation plans
approved by stockholders(1)
2006 Equity Incentive	188,244	$29.13	0
2007 Long Term Incentive(2)	1,450,150	$12.46	1,540,409
2011 Long Term Incentive(3)	2,408,940	$9.08	883,259
Total	4,047,334	$11.22	2,423,668

Equity compensation plans
not approved by stockholders(4)
1996 Nonexecutive Plan	38,634	$21.88	0
Serrano Plan	79,051	$6.60	0
Total	117,685	$11.61	0

All Plans(5)
Total	4,165,019	$11.23	2,423,688

(1)
Consists of the Amended and Restated 2006 Equity Incentive Compensation Plan, the Amended and Restated 2007 Long Term Incentive Compensation Plan and the Second Amended and Restated 2011 Long Term Incentive Compensation Plan.

(2)
Under the Amended and Restated 2007 Long Term Incentive Compensation Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the Amended and Restated 2007 Long Term Incentive Compensation Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of 1.15 shares of common stock on the grant date.

(3)
Under the Second Amended and Restated 2011 Long Term Incentive Compensation Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the Second Amended and Restated 2011 Long Term Incentive Compensation Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of 1.38 shares of common stock on the grant date.

(4)
Consists of the 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) and the award granted to Mr. Serrano in connection with his initial employment. A description of each of these plans follows.

(5)
The table above does not include information as of December 31, 2015 regarding 757,888 shares of restricted stock subject to awards outstanding under the Amended and Restated 2007 Long Term Incentive Compensation Plan and the Second Amended and Restated 2011 Long Term Incentive Compensation Plan and 117,810 shares of restricted stock outstanding under the award granted to Joseph Elkhoury on June 16, 2014, as an inducement to his initial employment. The table above does not include information regarding the proposed amendment to the 2011 LTIP to be considered at the Annual Meeting.

Non-Stockholder Approved Plans

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) was adopted effective July 25, 1996. As of December 31, 2015, options covering 38,634 shares were outstanding under the 1996 Nonexecutive Plan, and no options under the 1996 Nonexecutive Plan were exercised during the year ended December 31, 2015. No grants of awards were permitted to be made under the 1996 Nonexecutive Plan after May 2, 2006.

Serrano Plan

On August 1, 2012, Elijio V. Serrano was appointed by our Board of Directors to the positions of Senior Vice President and Chief Financial Officer. In connection with Mr. Serrano’s appointment, the Board of Directors authorized the grant to Mr. Serrano of an employment inducement award of 79,051 nonqualified stock options and 46,898 shares of restricted stock to be effective as of August 15, 2012. The exercise price of the nonqualified stock options is $6.60, which is equal to the closing price per share of our common stock on the New York Stock Exchange on August 15, 2012. Subject to Mr. Serrano’s continued employment and other terms and conditions set forth the in the Employee Equity Award Agreement between us and Mr. Serrano, the nonqualified stock options vested 33.3334% on the first anniversary date of the award, continued to vest an additional 2.7778% each month, and became fully vested on the third anniversary date of the award. The award will expire on August 12, 2022.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting, internal controls, and audit functions on behalf of the Board of Directors. Our management has the primary responsibility for preparing our financial statements in accordance with generally accepted accounting principles, maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting. We have a full-time internal audit department that reports to the Audit Committee. This department is responsible for the evaluation of the adequacy and effectiveness of the organizations’ governance, risk management, and internal controls as well as carrying out assigned responsibilities to achieve the organizations’ stated goals and objectives.

Our independent registered public accountants, Ernst & Young, LLP, or E&Y, are responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing their reports based on that audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and schedule for the year ended December 31, 2015 that are included in our Annual Report filed with the Securities and Exchange Commission with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is comprised of five non-employee directors and is governed by a written charter adopted by the Board of Directors that was last amended on December 18, 2015, which is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. Under the charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the integrity of our financial statements, including a review of the application of accounting principles, significant financial reporting issues and judgments in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives on the financial statements; (2) recommending to the Board the filing of our audited financial statements with the Securities and Exchange Commission; (3) our disclosure controls and procedures and internal control over financial reporting, including review of any material issues as to the adequacy of internal control over financial reporting; (4) our compliance with legal and regulatory requirements and our Code of Business Conduct; (5) the performance of our internal audit function; (6) the performance of our compliance function; (7) our enterprise risk management process; and (8) the evaluation, appointment and retention of our independent registered public accountants, including a review of the firm's qualifications, services, independence, fees and performance. In connection with the evaluation, appointment, compensation, retention and oversight of the independent registered public accountants, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accountants and lead partner, including taking into account the opinions of management and our internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and independence.

The Audit Committee has also established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints related to accounting or compliance matters we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters, or anything else that appears to involve financial or other wrongdoing through one of the methods described in our Whistleblower Policy which is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

As discussed more fully in Proposal No. 2 on page 8 of the Proxy Statement, the Audit Committee and Board believe that it is in the best interests of the Company and its stockholders to continue the retention of E&Y to serve as our independent registered public accountants. The Audit Committee has continued retention of E&Y as the company’s independent auditor for 2016. E&Y has been the independent auditor for the company since 1981. Although the Audit Committee has the sole authority to appoint the independent registered public accountants, the Audit Committee will continue to recommend that the Board request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accountants.

The Board of Directors has determined that each member of the Audit Committee is independent and financially literate and that at least one member has accounting or other related financial management expertise, in each case as such qualifications are defined in the listing standards for the New York Stock Exchange and Rule

10A-3 of the Securities Exchange Act of 1934. There were six meetings of the Audit Committee during the year ended December 31, 2015. The meetings of the Audit Committee are designed to facilitate and encourage communication among the committee, the Company, our internal audit function and E&Y.

In connection with the preparation of the audited consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2015, the Audit Committee discussed with the Company’s internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and E&Y, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee reviewed with E&Y, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and schedule with US generally accepted accounting principles, E&Y’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by the applicable requirements of the PCAOB, including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with E&Y their independence from our management and the Company, including the matters contained in the letter from E&Y required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services performed by E&Y with E&Y’s independence.

The Audit Committee also reviewed and discussed together with management and E&Y our audited consolidated financial statements for the year ended December 31, 2015, and the results of management’s assessment of the effectiveness of our internal control over financial reporting and E&Y’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our audited consolidated financial statements and schedule be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed by the Company with the SEC.

Submitted by the Audit Committee of the Board of Directors,
Mark E. Baldwin, Chairman
Paul D. Coombs
Ralph S. Cunningham
Kenneth E. White, Jr.
Joseph C. Winkler III

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

Fees Paid to Principal Accounting Firm

The following table sets forth the aggregate fees for professional services rendered to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2015, and 2014, respectively:

	2015	2014

Audit fees	$1,626,000	$2,171,016
Audit related fees(1)	66,000	75,750
Tax fees(2)	10,000	35,319
Total fees(3)	$1,702,000	$2,282,085

(1)	Consists primarily of fees for an employee benefit plan audit in 2015 that will be completed in mid-2016.

(2)	Consists of fees for international tax compliance review in 2015.

(3)
Ernst & Young LLP also served as the auditor of CSI Compressco. The above table does not include the following fees related to the CSI Compressco audit: $2,058,000 in audit fees and no audit related fees or tax fees during 2015.

The Audit Committee preapproved 100% of these fees shown in the above table. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted a pre-approval policy with respect to the services which may be performed by our independent registered public accounting firm (the “Audit Firm”). This policy provides that all audit and non-audit services to be performed by the Audit Firm must be specifically pre-approved on a case-by-case basis by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions made by the member to the entire Audit Committee at or before its next scheduled meeting. As of the date hereof, the Audit Committee has delegated this authority to the Chairman of the Audit Committee. Neither the Audit Committee, nor the person to whom pre-approval authority is delegated, may delegate to management their responsibilities to pre-approve services performed by the Audit Firm.

All requests or applications by the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by both the Audit Firm and the Chief Financial Officer and must include a description of the services being requested for pre-approval and a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence.

Executive Officers

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Stuart M. Brightman	59	President and Chief Executive Officer
Joseph Elkhoury	46	Senior Vice President and Chief Operating Officer
Elijio V. Serrano	58	Senior Vice President and Chief Financial Officer
Peter J. Pintar	57	Senior Vice President
Keith L. Schilling	43	Senior Vice President
Bass C. Wallace, Jr.	57	Senior Vice President and General Counsel
Timothy A. Knox	47	President - CSI Compressco GP Inc.
Ben C. Chambers	60	Vice President - Accounting and Controller
Joseph J. Meyer	53	Vice President - Finance and Treasurer
Elisabeth K. Evans	53	Vice President - Human Resources
(Information regarding the business experience of Mr. Brightman is set forth above under “Nominees for Director.”)

Joseph Elkhoury has served as our Senior Vice President and Chief Operating Officer since June, 2014. Prior to his employment by us, Mr. Elkhoury served at Schlumberger for twenty years, and held several international and North America positions, most recently as Vice President and General Manager Microseismic Services since October 2012. From December 2010 until September 2012, Mr. Elkhoury served as Schlumberger’s vice president of information solutions in North America, and from December 2009 until December 2010, vice president of production services. Earlier in his Schlumberger career from 1994 until 2009, Mr. Elkhoury held numerous other management positions, serving in operating and administrative areas such as marketing and communications, global supply chain and procurement, area operations support, geomarket operations, training and development, and wireline engineering. Mr. Elkhoury received his B.E. degree in Electrical Engineering from the American University of Beirut in Lebanon.

Elijio V. Serrano has served as our Senior Vice President and Chief Financial Officer since August 2012. Mr. Serrano served as chief financial officer of UniversalPegasus International, a global project management, engineering and construction management company, from October 2009 through July 2012. Following his resignation from Paradigm BV in February 2009 and until his acceptance of the position with UniversalPegasus International in October 2009, Mr. Serrano was retired. From February 2006 through February 2009, Mr. Serrano served as chief financial officer and executive vice president of Paradigm BV (formerly, Paradigm Geophysical Ltd.), a provider of enterprise software solutions to the oil and gas industry. From October 1999 through February 2006, Mr. Serrano served as chief financial officer of EGL, Inc., a publicly-traded transportation and logistics company subject to the reporting requirements of the Securities Exchange Act of 1934. From 1982 through October 1999, Mr. Serrano was employed in various capacities by Schlumberger Ltd., including as vice president and general manager of the western hemisphere operations of Schlumberger’s Geco-Prakla seismic division (from 1997 to 1999), as group controller for the global operations of the Geco-Prakla seismic division (from 1996 to 1997), and from 1992 to 1996, as controller of various geographical units of the Geco-Prakla seismic division. Mr. Serrano currently serves as a director, chairman of the audit committee, and as a member of the corporate governance and nominating committee of Tesco Corporation, a public company subject to the reporting requirements of the Exchange Act. Mr. Serrano received his B.B.A. degree in Accounting and Finance from the University of Texas at El Paso. Mr. Serrano was a certified public accountant in the State of Texas from 1986 until March 2002, at which time his license became inactive.

Peter J. Pintar has served as Senior Vice President with responsibility for our Offshore Services Division since January 2015. Mr. Pintar served as our Senior Vice President, Corporate Strategy and Development from November 2011 until January 2015. From September 2010 through November 2011, Mr. Pintar was self-employed. Mr. Pintar previously served as vice president corporate strategy and development with Smith International, Inc. from August 2005 through September 2010. Prior to its merger with Schlumberger in August 2010, Smith International, Inc. was a public company subject to the reporting requirements of the Exchange Act that was a leading global supplier of products and services to the oil and gas industry. Mr. Pintar held various positions with DTE Energy Company, including director, corporate development, managing director, venture capital investments, and director, investor relations from October 1997 through August 2005. From November 1990 through September 1997, Mr. Pintar was a management consultant with McKinsey & Company, where he assisted U.S. and international corporations in strategic planning and business development. Mr. Pintar received his B.A. degree in Economics from the University of Wisconsin, his M.A. degree in International Relations from The Johns Hopkins University and his M.B.A. degree in Finance from The Wharton School.

Keith L. Schilling has served as a Senior Vice President since December 2014. Prior to his employment by TETRA, Mr. Schilling served within the Schlumberger Limited organization for nineteen years, most recently as vice president artificial lift, North America, since February 2014. From February 2012 until February 2014, Mr. Schilling served as the global personnel manager for Schlumberger’s artificial lift business and from June 2010 until February 2012, as vice president of Schlumberger’s offshore North America wireline business. From 1995 until June 2010, Mr. Schilling held numerous other management positions with Schlumberger, primarily in operations and engineering functions. Mr. Schilling received his B.S. degree in Chemical Engineering from Texas A&M University and his M.B.A. degree from Rotterdam University.

Bass C. Wallace, Jr. has served as our General Counsel since 1994 and as a Senior Vice President since May 2011. Mr. Wallace served as our Corporate Secretary from 1996 until May 2013. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Timothy A. Knox has served as President and a director of our subsidiary, CSI Compressco GP Inc., the general partner of CSI Compressco LP, since August 2014. Mr. Knox served as president and chief operating officer of Compressor Systems, Inc. (CSI) from September 2010 until it was acquired by CSI Compressco in August 2014. Mr. Knox served as senior vice president of CSI from August 2009 to September 2010 and as vice president - engineering and manufacturing of CSI from December 2004 to August 2009, having served as director - engineering and manufacturing since July. 2003. Mr. Knox joined CSI as a regional account manager in 1996, was promoted to manager of the mid-continent business unit in 1998, serving in that role until 2003. From 1991 to 1996, Mr. Knox served in multiple roles for Dresser-Rand Compression Services including; applications, project engineering, project management and sales. Mr. Knox has 24 years of industry experience, including 18 years with CSI. He received his B.S. degree in Mechanical Engineering from the University of Oklahoma in 1990 and an M.B.A. from Oklahoma State University in 1999.

Ben C. Chambers has served as our Vice President - Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., ultimately serving as controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Joseph J. Meyer has served as our Vice President - Finance and Treasurer since February 2015.  He served as treasurer of JBT Corporation, a multi-national equipment and technology solutions provider to the food processing and air transportation industries, from July 2008 through May 2014.  From June 2014 until January 2015, Mr. Meyer was self-employed. From June 2001 until July 2008, Mr. Meyer served as director, treasury operations of FMC Technologies, Inc., a multi-national company within the oil and gas equipment and services industry, food processing equipment industry, and air transportation equipment industry, and from 1995 until 2001 served in various managerial roles within the treasury department of FMC Corporation.  From 1988 through 1994, Mr. Meyer held positons with increasing responsibility with several national banks.  Mr. Meyer received his B.S. degree in Finance from the University of Illinois at Urbana-Champaign and his MS in Management from Northwestern University.

Elisabeth K. Evans has served as our Vice President - Human Resources since January 2013. Ms. Evans served as senior vice president of human resources and corporate communications of Boardwalk Pipeline Partners, LP, a midstream master limited partnership that provides transportation, storage, gathering, and processing of natural gas and liquids, from February 2009 through September 2012. Following her departure from Boardwalk Pipeline Partners, LP and until her acceptance of the position with us in January 2013, Ms. Evans was engaged in independent consulting on human resources issues. From April 2003 through January 2009, Ms. Evans served as vice president of human resources and administrative services for AGL Resources Inc., and from 1999 through 2001, she served as a global human resources director for Accenture, Ltd. Ms. Evans was employed in various capacities by ARAMARK Corporation, including as human resources director, from 1994 through 1999. From 1988 through 1994, Ms. Evans served in human resources positions with BP. Ms. Evans received her B.A. and M.A. degrees in Economics from Indiana University.

COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

This Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation philosophy and objectives and insight into the process by which our specific compensation practices are established and specific compensation decisions are made. Although the Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all of our compensation programs, many of which apply to a broad-base of our employees, much of the discussion within the CD&A focuses on the compensation of our Chief Executive Officer and the officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”).

Executive Summary

We are a leading geographically diversified oil and gas services company, focused on completion fluids and associated products and services, compression services and equipment, water management, frac flowback, production well testing, offshore rig cooling, and selected offshore services including well plugging and abandonment, decommissioning and diving. We are in the process of winding down the operations of our Maritech segment, which now consist primarily of the well abandonment and decommissioning work required to complete Maritech’s remaining asset retirement obligations.

Our compensation practices for fiscal year 2015 were strongly influenced by the unprecedented decline in oil and natural gas prices that began in June 2014. Although consolidated revenue levels in 2015 reflected growth in our Compression business, largely attributable to a full-year contribution of the August 4, 2014 acquisition of Compressor Systems, Inc. ("CSI"), compared to approximately five months of activity during 2014, our Offshore Services, Fluids, and Production Testing businesses experienced varying degrees of decreased demand and revenues in 2015 compared to the prior year. Despite this decreased demand, our Fluids Division reported record profitability for 2015, primarily as a result of increased offshore clear brine fluids (“CBF”) and completion services activity, including from a customer project associated with our introduction of a new completion fluids technology in the first half of 2015. As oil and natural gas prices deteriorated throughout 2015, we responded aggressively by reducing headcount, deferring salary increases, renegotiating vendor contracts, and taking a variety of other cost reduction actions. As a result of these actions, as well as decreased excess decommissioning costs for Maritech compared to the prior year, our Offshore Services Division reported record profitability for 2015, and consolidated 2015 gross profit increased 99.1% over 2014, with only a minimal increase in consolidated revenues.

The following are some of the key factors to consider in evaluating our executive compensation program:

Compensation Linked to Long-Term Performance
We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. For fiscal year 2015, 65.4% of the total target compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of long-term, performance-based incentives, and an average 45.9% of the total target compensation awarded to our other NEOs consisted of long-term, performance-based incentives.

w    On an annual basis, the Committee awards performance-based, long-term cash incentives to members of Senior Management to supplement the long-term performance incentive and retention value provided by equity awards. For fiscal year 2015, 25% of the total target long-term incentive compensation awarded to our CEO was a three-year, performance-based cash incentive award that may be paid in March of 2018 only to the extent that we achieve the specific performance objectives established by the Committee in May of 2015.

w In addition, in May of 2015, our CEO and certain other members of Senior Management with company-wide responsibilities received awards of CSI Compressco LP units that may be earned at the end of a three-year period based on the actual performance of CSI Compressco LP (“CCLP”) versus a financial performance objective established by the Committee.

w We continue to believe that tying a significant portion of our Senior Management’s compensation directly to our stockholders’ returns, and to the returns of CCLP unitholders, is an important aspect of our total compensation plan. For fiscal year 2015, 50.9% of the total target compensation of our CEO, Mr. Brightman, consisted of TETRA stock options and shares of restricted stock, and CCLP phantom units and performance phantom units, and an average 39.2% of the total target compensation awarded to our other NEOs consisted of TETRA stock options and shares of restricted stock, and CCLP phantom units and performance phantom units. The combination of long-term equity incentives and long-term cash incentives weights total prospective target compensation awarded to our NEOs in 2015 significantly toward long-term performance.

Competitive Compensation
In order to maintain our ability to attract and retain highly-skilled executives and managers, the Committee believes that the total compensation of our NEOs and other members of Senior Management should be competitive with the market in which we compete for talent. In order to assess the competitiveness of our compensation programs, the Committee reviews compensation paid by our peer group companies as well as broader oilfield services compensation data. The Committee generally seeks to target NEO compensation near market median levels. However, target levels of NEO pay are not based on strict adherence to the market median and may vary from median levels based on a number of factors including individual performance, internal equity, and general industry conditions. Some of the challenges that we face in recruiting and retaining highly-skilled executives and senior management include:

w The decline in the market price for our common stock has decreased the retention value of equity awards granted to our executives in recent years. Although many companies in the oilfield services industry have experienced similar market price declines beginning in the second half of 2014 and throughout 2015, the reduced value of our executives' outstanding equity awards creates an opportunity for our peer group companies or other companies seeking to fill open positions.

w As a result of the cost reduction measures we have undertaken over the past two years, most members of our Senior Management have not received an increase in annual base pay since April of 2014. In addition, as a result of continuing pressures facing the oil and gas industry and its service providers, and at the request of our Senior Management, on February 23, 2016, the Committee approved a 10% reduction in the base salaries of our NEOs effective retroactive to February 6, 2016. The base salaries of other members of Senior Management were also reduced during February 2016.

w In evaluating the competitiveness of our compensation programs, the Committee gives significant consideration to these challenges. From time-to-time the Committee may increase individual NEO and Senior Management compensation levels in order to protect our investment in their talent.

2015 Target Compensation.

The following pie charts show the target allocation of the base salary and the annual and long-term performance incentive elements (both cash and equity) of our Chief Executive Officer’s and other NEOs’ compensation for fiscal year 2015:

* All Other Compensation includes the company paid portion of life, health, and disability insurance benefits and matching contributions under our 401(k) Retirement Plan.

2015 Actual Compensation.

For fiscal year 2015, cash compensation paid to our Chief Executive Officer, Mr. Brightman, was $1,283,104, consisting of $624,998 in base salary and $658,106 as the earned portion of his long-term cash incentive award granted in 2013 for the three-year performance period ended December 31, 2015. In addition, the Committee determined that based upon the level of attainment achieved for the 2015 performance objectives established under our Cash Incentive Compensation Plan, Mr. Brightman has earned an additional $767,248 for 2015 performance. However, this amount has not been paid to Mr. Brightman as of the date of this proxy statement.

Mr. Brightman was also awarded long-term equity incentive awards during 2015 consisting of TETRA stock options and restricted stock, and CCLP phantom units and performance phantom units, with an aggregate grant date fair value of $2,052,082. In addition, Mr. Brightman received $17,704 in other compensation during 2015. Mr. Brightman and certain of our other NEOs were also granted long-term cash incentive awards during 2015 that are not reflected in the Summary Compensation Table or in the following pie charts because amounts payable under those awards are determined at the end of a three-year performance period.

The following pie charts show the allocation of the elements of Mr. Brightman’s actual compensation and the allocation of the elements of our other NEOs’ average actual compensation for fiscal year 2015, as set forth in the Summary Compensation Table. These pie charts, as well as other percentages disclosed in this CD&A, include the full amounts determined to have been earned under the Cash Incentive Compensation Plan for the 2015 performance year by Mr. Brightman and each of our other NEOs. However, the amounts determined to have been earned by Mr. Brightman and our other NEOs under the Cash Incentive Compensation Plan for 2015 performance have not been paid as of the date of this proxy statement.

* All Other Compensation includes the company paid portion of life, health, and disability insurance benefits and matching contributions under our 401(k) Retirement Plan.
** Long-Term Incentives include, as applicable, the grant date fair value of TETRA and CCLP equity awards granted in 2015, and the earned portion of long-term cash incentive awards granted in 2013 for the three-year performance period ended December 31, 2015.

2015 Realized Compensation.

Given the significant portion of our NEOs' total compensation that is comprised of long-term equity awards, we believe that it is important to consider our compensation programs within the context of our longer-term performance. Equity awards granted to our CEO and other NEOs are intended to align the interests of our executives with those of our stockholders by providing an incentive that rewards the executives over time for driving future increases in stockholder value. In particular, we view awards of stock options as performance-based compensation because such awards only have value to the extent that the market price for our stock appreciates after the date of grant.

To demonstrate the role that equity awards play in the total compensation provided to our CEO, Mr. Brightman, we have summarized below the components of Mr. Brightman's "realized compensation" in 2015 in contrast to the amounts presented in the Summary Compensation Table. The following table represents supplemental information and is not intended to be a substitute for the information provided in the Summary Compensation Table on page 62, which has been prepared in accordance with the SEC's disclosure rules. In the table below, we have described two measures of our CEO's compensation for 2015. Both measures include 2015 actual cash compensation, but differ in their treatment of the equity award component:

Measure of Compensation	Components Included
	Base Salary	Annual Cash Incentive	Long-term Cash Incentive	Stock Options	Restricted Stock
Summary Compensation Table: Total direct compensation	Actual 2015 Salary	Actual cash award earned for 2015 performance	Actual cash award earned in 2015 for 3-year performance	Grant date value of awards made during 2015	Grant date value of awards made during 2015
Realized compensation	Same	Same	Same	Value realized from option exercises during 2015	Value realized from stock vesting during 2015

CEO	Measures of 2015 Compensation		Realized Compensation as a Percentage of Summary Compensation Table: Total Direct Compensation
	Summary Compensation Table: Total Direct Compensation	Realized Compensation
Stuart M. Brightman	$4,120,139	$2,427,925	58.9%

Alignment of Pay and Performance.

The chart below demonstrates the alignment of our CEO's "net realizable pay" and total direct compensation as presented in the Summary Compensation Table with our total stockholder returns for the three-year period ended December 31, 2015. While similar to "realized compensation," "net realizable pay" is calculated differently than the "realized compensation" measure described above. "Net realizable pay" is the sum of annual cash compensation (including base salary, the earned portion of our CEO’s performance-based long-term cash award and the earned, but unpaid, portion of his performance-based annual cash award) and “net realizable equity value” (which includes value realized upon the exercise of stock options and vesting of restricted stock plus the change in the year-end intrinsic value of exercisable stock options). As illustrated by the chart below, CEO net realizable pay has been well-aligned with shareholder returns over the three-years ended December 31, 2015, due in large part to the significant portion of CEO pay that is comprised of equity awards.

Continuing Improvements in Compensation Practices We have implemented and continue to maintain compensation practices that we believe contribute to good governance.
w During 2015, we amended our Cash Incentive Compensation Plan under which performance-based annual and long-term cash bonuses may be awarded to NEOs and other Senior Managers to include a clawback provision that provides us with a mechanism to recover amounts awarded under the plan in certain circumstances.

w Our Board of Directors has adopted a policy regarding stock ownership guidelines that applies to our directors and executive officers. In February 2016, our Board of Directors amended the stock ownership policy to increase the value of equity (including TETRA stock and CCLP units) that must be held by our CEO from three-times his annual base salary, to five-times his annual base salary. As of the date of this report, all directors and officers are in compliance with the policy.

w Our Second Amended and Restated 2011 Long Term Incentive Compensation Plan (the "TETRA 2011 Plan") and our Amended and Restated 2007 Long Term Incentive Compensation Plan (the "2007 Plan") each require that a minimum of 90% of all “full value” awards (including restricted stock awards and bonus stock awards) and 85% of all awards of stock options and stock appreciation rights granted thereunder carry a vesting period of not less than three years. In addition, each plan includes a clawback/recoupment provision.

w We employ our NEOs “at will” under employment agreements similar to those executed by all our employees.
w Our compensation consultant is retained directly by the Committee and does not provide any services to management.
w Every member of the Committee is independent, as such term is defined in the listing standards of the NYSE.
w Our insider trading policy prohibits transactions involving short sales, the buying or selling of puts, calls, or other derivative instruments, and transactions involving certain forms of hedging or monetization.

w Our Committee has adopted procedures for grants of awards under the TETRA and CSI Compressco equity plans that provide guidelines under which annual and other equity awards may be made to our eligible employees, non-employee directors, and consultants.

In summary, our compensation philosophies and programs are subject to a thorough process that includes input and recommendations from management, the Committee, the Board of Directors, and our CEO, as well as review and approval by the Committee, the Board of Directors, and/or our CEO, as appropriate, the advice of an independent, third-party consultant engaged by the Committee from time to time, and guidelines concerning the granting of our equity awards.

Consideration of Prior Year’s Advisory Vote

In May 2015, our stockholders overwhelmingly approved the compensation of our NEOs as described in our 2015 proxy statement, with approximately 96.1% of stockholder votes cast in favor of our 2015 “say-on-pay” resolution (excluding abstentions and broker non-votes). Following our 2015 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the strong support that our stockholders expressed for our 2015 executive compensation policies and practices. We made no significant changes to our compensation practices as a result of the 2015 say-on-pay vote.

Oversight of Executive Compensation Program

The Committee is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers and non-employee directors and advising our board on our compensation philosophy, programs, and objectives. The Committee oversees our compensation programs, which include components that are designed specifically for our NEOs, other members of our Senior Management, and a broad-

base of our employees. The Committee is responsible for the review and approval of all compensation decisions relating to the CEO and with the review and oversight of all compensation decisions relating to Senior Management.

Consistent with the requirements of the NYSE, the Committee is composed entirely of independent, non-management members of our Board of Directors. With the exception of awards received under the TETRA 2011 Plan and our 2007 Plan, no Committee member participates in any of our employee compensation programs. Each year, we review any and all relationships that each director has with us, and the Board of Directors subsequently reviews our findings. The Board of Directors has determined that none of the Committee members has a material business relationship with us.

The responsibilities of the Committee include the following:

•
establishing a compensation philosophy to support our overall business strategy and objectives and a compensation strategy designed to attract and retain executive talent, motivate executive officers to improve their performance and our financial performance, and otherwise implement the compensation philosophy;

•	annually reviewing and establishing annual and long-term performance goals and objectives for our Senior Management that are intended to implement our compensation philosophy and strategy;

•	annually evaluating the performance of our CEO and reviewing the performance of other NEOs against established performance goals and objectives;

•
annually reviewing and approving the compensation of the CEO and other NEOs, including annual salary, performance-based cash incentive awards, and other cash incentive opportunities including long-term incentive opportunities against each NEO's individual performance evaluation, and any other matter relating to the compensation of the CEO and other NEOs that the Committee considers appropriate;

•
reviewing at least annually all equity-based compensation plans and arrangements, including the amount of equity remaining available for issuance under those plans, and making recommendations to our Board of Directors regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Committee’s goals regarding long-term and equity-based compensation;

•
granting awards under or, when appropriate, recommending awards to the Board for its approval under our equity-based compensation plans, taking into consideration the results of the most recent "say-on-pay" vote;

•
reviewing at least annually all components of compensation paid or made available to the CEO and other NEOs, which may include salary, cash incentives (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits, to determine the appropriateness of each component in light of our compensation philosophy and strategy and the results of the most recent "say-on-pay" vote;

•	reviewing and approving all employment, severance, change of control, and other compensation agreements or arrangements to be entered into or otherwise established with our CEO and other NEOs;

•	reviewing and discussing with management our CD&A each year for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC;

•
reviewing at least annually the components of compensation paid or made available to our non-employee directors, including without limitation annual retainers, meeting fees, and equity compensation, and making recommendations to the Board for its approval;

•	producing a Committee report each year for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC;

•	reviewing with the CEO matters relating to management succession, including compensation related issues; and

•	evaluating whether any compensation consultant retained by the Committee has any conflict of interest in accordance with applicable regulatory requirements.

Overview of Compensation Philosophy and Objectives

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our guiding philosophy is to maintain an executive compensation program that will attract, retain, motivate, and reward highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

•	design competitive total compensation programs that enhance our ability to attract and retain knowledgeable and experienced Senior Management;

•	motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual performance objectives;

•	establish salary and annual cash incentive compensation levels that reflect competitive market practices in relevant markets and are generally within the median range for the relevant peer group;

•	provide equity incentive compensation and long-term cash incentive compensation opportunities that are consistent with our overall compensation philosophy;

•	provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance measures and objectives; and

•	ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and our stockholders’ interests.

Implementation and Management of Compensation Programs

Role of Committee. The Committee determines our overall compensation philosophy and sets the compensation of our CEO and other members of Senior Management. In making compensation decisions, the Committee considers all of the following factors:

•	our financial results and relative stockholder returns over the relevant period;

•	our strategic accomplishments;

•	the performance and potential of our CEO and other members of Senior Management;

•	compensation paid by companies in our peer group;

•	compensation data from available surveys of the oilfield services industry for executive officers with similar positions and with roles and responsibilities similar to our Senior Management;

•	market data and analysis and recommendations provided by any compensation consultant engaged by the Committee;

•	overall compensation paid to our CEO and members of Senior Management in previous years, including the value of equity-based compensation;

•	the recommendations of our CEO with respect to specific compensation matters, including changes in compensation for our Senior Management; and

•	the retention value of long-term compensation plans.

The Committee has the authority to retain compensation consultants, outside counsel, or other advisors to assist the Committee in the discharge of its duties. In any given year, the Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality of any other relevant data that may be available. If a compensation consultant is engaged, the Chairman of the Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the Committee and/or the CEO and certain members of Senior Management. The Committee, and/or its Chairman, also periodically meets with the compensation consultant independently of management. Through this communication with the Chairman of the Committee, the consultant reports to, and acts at the direction of, the Committee. Although our CEO and certain members of Senior Management may receive the consultant’s report and data, the Committee retains and exercises control and authority over the compensation consultant.

Role of Compensation Consultant. In October 2014, the Committee retained the services of Pearl Meyer & Partners ("Pearl Meyer"), an independent provider of compensation consulting services, to assist the Committee in its review of our 2014 compensation programs, and consideration of prospective changes for 2015. Before engaging Pearl Meyer, the Committee confirmed that Pearl Meyer does not provide other services to us, has procedures in place to prevent conflicts of interest, and does not have a business or personal relationship with any of our executive officers or any member of the Committee. The Committee discussed these considerations and concluded that there were no conflicts of interest with us with respect to the compensation consulting services provided by Pearl Meyer.

2015 Peer Group. In order to ensure the competitiveness of our compensation program, the Committee reviews compensation paid by other companies in the oilfield services industry. In general, we endeavor to maintain a peer group of thirteen to fifteen companies.

In connection with its review of our compensation programs, Pearl Meyer constructed a peer group of thirteen companies that provided the foundation for their analysis of compensation trends across the drilling and related energy service sectors. In constructing the peer group, Pearl Meyer applied the following general selection criteria:

•	direct competitors;

•	companies that compete with us for executive talent;

•	companies in a similar GICS code or sector; and

•	companies that are generally subject to the same market conditions.

Based on Pearl Meyer’s recommendation, the Committee adopted the following peer group to be used for the purpose of making appropriate peer comparisons for the Committee's evaluation of our 2014 compensation program and determination of changes to be made to Senior Management pay in 2015:

Tidewater Inc.	C&J Energy Services, Inc.	Exterran Holdings, Inc.
Forum Energy Technologies, Inc.	Flotek Industries Inc.	Superior Energy Services, Inc.
Pioneer Energy Services Corp.	Newpark Resources, Inc.	Helix Energy Solutions Group, Inc.
Basic Energy Services, Inc.	Dresser-Rand Group Inc.	Patterson-UTI Energy Inc.
Key Energy Services, Inc.

This 2015 peer group consists of thirteen companies, and includes nine companies carried over from our 2014 peer group. The following six companies included in our 2014 peer group were eliminated from the revised peer group: Parker Drilling Co., Hornbeck Offshore Services, Inc., Tesco Corp., Nuverra Environmental Solutions, Inc., CARBO Ceramics Inc., and Cal Dive International Inc.

Role of CEO. Our CEO makes recommendations to the Committee with regard to salary adjustments and the annual and long-term incentives available to our Senior Management, excluding himself. Based upon his judgment and experience, taking into consideration available industry-based compensation surveys, peer group compensation data, and other data and analysis, including data provided by the Committee’s consultant, if one is retained for that year, our CEO annually reviews with the Committee specific compensation recommendations for Senior Management. In preparation for these reviews, management prepares an annual compensation report that presents current and historical annual base salaries, annual incentive targets, annual incentives earned, and the values of outstanding equity-based and other long-term compensation in a tally sheet format, to provide the Committee with a detailed picture of how the various components of total compensation paid or to be paid to each member of Senior Management, including our CEO, aggregate in the current year and over a multi-year period.

In its review of the annual compensation report and its consideration of whether changes in compensation recommended by the CEO are in line with our overall compensation philosophy, current competitive market conditions, and current economic conditions, the Committee considers the CEO’s evaluations of and recommendations for each member of Senior Management as well as its own evaluations of Senior Management and, if a compensation consultant is retained for that year, the report and analysis of the consultant. The Committee reviews the compensation report among themselves and with our CEO and approves any prospective changes in compensation for Senior Management other than our CEO. The Committee, in executive session, establishes the compensation for our CEO.

Timing of Compensation Decisions. Our CEO typically distributes the compensation report to the Committee prior to our December meeting. The Committee reviews the compensation report, information and recommendations provided by its compensation consultant, if any for that year, and such other information as it considers relevant, and typically approves prospective changes in base salary for Senior Management that may be implemented in the following year. Also at its December meeting, the Committee typically reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded based on current year performance. Based upon the completed audit of our full year financial results, the actual aggregate amount of annual cash incentive compensation to be paid is finalized and approved and the specific amounts to be paid to Senior Management are reviewed and approved by the Committee prior to payment, typically at a meeting held during the first quarter of the following year. We have recently adopted amendments to our Cash Incentive Compensation Plan that provide us with greater flexibility concerning the timing and manner of payment under the plan. Finally, at its December meeting, the Committee reviews our company-wide headcount and aggregate compensation expense.

Compensation Elements

We strongly believe that Senior Management should be compensated with a package that includes, at a minimum, the following three elements:

•	salary and industry standard benefits,

•	performance-based annual and long-term incentive compensation, and

•	equity-based long-term incentive compensation.

A significant portion of the total prospective compensation paid to each member of Senior Management should be tied to measurable financial and operational objectives. These objectives, whether on a divisional or company-wide basis, may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above the levels targeted for such objectives. When performance objectives are not met, incentive award payments, if any, should be less than the levels targeted for such objectives. The Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of this balance, we provide each member of Senior Management with both annual and long-term incentives. Currently, short-term incentive opportunities for Senior Management are in the form of annual cash incentives that are based on both objective performance criteria and subjective criteria. Long-term incentives generally include equity awards that typically vest over multiple years and performance-based cash and/or equity awards that vest at the end of a three-year period based on the level of attainment of established performance objectives. While the mix of salary, annual cash incentives, and long-term incentives earned by Senior Management can vary from year-to-year depending on individual performance and on our overall performance, the Committee believes that long-term incentives, the potential future value of which is heavily contingent on our long-term success, should constitute a significant portion of total compensation in any one year.

Salary. The Committee reviews relevant survey data and information and analysis provided by its compensation consultant, if one is retained for that year, or by management, if no compensation consultant is engaged, to ensure that our salary program is competitive. We believe that a competitive salary program and industry standard benefits are important factors in our ability to attract and retain Senior Management, and we generally compare base salaries paid to our Senior Management to the median base salaries reflected in the survey data. In this respect, the Committee uses the survey data and compensation offered by peer companies as a market check on the salaries and other elements of compensation it establishes. The Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit, and/or company-wide performance, expansion of duties and responsibilities, and changes in market salary levels. In considering salary adjustments, the Committee gives weight to the foregoing factors, with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance, and our CEO’s specific compensation recommendations (except with regard to his own salary). However, the Committee does not rely on formulas and considers all of the above factors when evaluating salary adjustments.

In its December 2014 review of our Senior Management compensation, the Committee noted that our CEO’s 2014 base salary was below the 25th percentile of averaged peer group and survey data reflected in the report, and that base salaries for other members of Senior Management were generally at the 46th percentile of the averaged peer group and survey data. The Committee also considered our CEO’s evaluation of each individual member of Senior Management’s performance during 2014, with the exception of himself. Although the Committee believed that increases in base salaries for our CEO and Senior Management were warranted, industry market conditions and our internal budgeted forecast suggested that 2015 would be a challenging year for us, and in the interest of taking a proactive approach to cost containment, the Committee did not approve increases in base salary for our CEO or other NEOs. The following table sets forth the base salaries that were in effect for our NEOs during 2014, and remained in effect throughout 2015:

Name	Title	Base Salary
Stuart M. Brightman	President & Chief Executive Officer	$625,000
Elijio V. Serrano	Sr. Vice President & Chief Financial Officer	411,600
Joseph Elkhoury	Sr. Vice President & Chief Operating Officer	450,000
Peter J. Pintar	Sr. Vice President	370,240
Bass C. Wallace, Jr.	Sr. Vice President & General Counsel	324,480

Performance-Based Cash Incentives. The Committee has adopted a Cash Incentive Compensation Plan that provides both annual and long-term cash incentive opportunities to our NEOs and other Senior Management, key employees, and consultants. Under the Cash Incentive Compensation Plan, the Committee may award short-term and long-term incentive opportunities that are based on both objective and subjective criteria and are intended to encourage greater focus on our strategic business objectives, further our compensation philosophy, emphasize pay-for-performance, minimize excessive risk taking, and provide competitive compensation opportunities.

Annual Performance-Based Cash Incentives. While the amount of each award paid to members of Senior Management under the Cash Incentive Compensation Plan is subject to the discretion of the Committee, the plan provides for annual cash award opportunities, calculated as a percentage of base salary, that are based on financial and non-financial performance measures. For each award opportunity, a threshold, target, and stretch performance objective is established for each applicable performance measure and the amount of the award payment that may be received is based on the level of achievement of such objectives, subject to the discretion of the Committee. In addition, recipients of annual incentive awards have the opportunity to participate in an additional cash award pool that may be established under the Cash Incentive Compensation Plan for achievement in excess of designated stretch performance objectives.

As part of its December 2014 review of Senior Management compensation, the Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded under our Cash Incentive Compensation Plan based on 2014 performance and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2015 plan year, the Committee did not specifically benchmark Cash Incentive Compensation Plan award opportunities relative to any survey or peer group data; however, the Committee did note that the report provided by Pearl Meyer indicated that our CEO’s total target cash compensation (which includes base salary plus target annual cash incentive compensation) was also below the 25th percentile of averaged peer group and survey data, and that, as with base salaries, total target cash compensation for other Senior Management was generally at the 43rd percentile of such data.

Having already elected not to approve increases in NEO base salaries for 2015, the Committee determined that raising the annual cash compensation target (as a percentage of base salary) under the Cash Incentive Compensation Plan, for our CEO and certain other NEOs would be consistent with our overall conservative approach to cost containment for 2015 and would also provide such individuals with an increased incentive to outperform budgeted forecasts in an extremely challenging market. Accordingly, the Committee increased the target annual incentive opportunity for our CEO from 90% to 120%, and the target annual incentive opportunities for Mr. Serrano, our Chief Financial Officer, and Mr. Elkhoury, our Chief Operating Officer, from 60% and 70% (respectively), to 80%. At the same time, the Committee raised the “Threshold” level of performance applicable to awards under the Cash Incentive Compensation Plan from 20% of the individual target award amount to 30% of the individual target award amount, and decreased the “Stretch” level of performance from 160% of the individual target award amount to 150% of such amount, for all plan participants.

The following table sets forth the 2015 annual incentive award opportunities established by the Committee at its December 2014 meeting, shown as a percentage of annual base salary for our CEO and each of our NEOs under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Stuart M. Brightman	36%	120%	180%
Elijio V. Serrano	24%	80%	120%
Joseph Elkhoury	24%	80%	120%
Peter J. Pintar	18%	60%	90%
Bass C. Wallace, Jr.	18%	60%	90%

Under the Cash Incentive Compensation Plan, financial and non-financial performance measures may be based on performance criteria described in the plan or on such other measures as may be determined by the Committee. As part of our ongoing efforts to build a robust culture of performance and a customer-centric environment, each performance measure under the 2015 plan was aligned to one of our four CØRE categories:

w Customers w Drive to ZERØ w Returns w Employees

In considering appropriate performance measures for 2015, the overriding concern of the Committee and Senior Management was to ensure that any prospective payouts under the 2015 plan would be commensurate with performance measures aligned under the “Returns” category, particularly free cash flow. The Committee therefore designated free cash flow as a performance measure under the 2015 plan, and also assigned free cash flow as a “multiplier” for results under all other performance measures in the “Returns” and “Customers” categories. If our free cash flow performance was lower than budgeted expectations, all earned amounts for performance measures in “Returns” and “Customers” would be ratably adjusted downward; however, if our free cash flow performance out-performed expectations, earned amounts for performance measures in “Returns” and “Customers” would be ratably increased.

Under the Cash Incentive Compensation Plan, actual results must reach the threshold level of 70% of established target performance objectives for any payments to be earned. The following table shows each performance measure for our corporate NEOs (Messrs. Brightman, Serrano, Elkhoury, and Wallace) and NEOs with responsibility for specific business areas, the CØRE strategy to which it aligns, and the target performance objective under our 2015 annual incentive plan:

	Strategy	Performance Measure	Target Performance Objective
CUSTOMERS	Develop new business, retain customers and manage price to protect market share	Revenues (Offshore Services)	$160.0M of total revenues
		Cost Optimization (Offshore Services)	Less than $10.6M
DRIVE to ZERØ	Change behaviors, identify hazards, and manage risks to Drive to Zero incidents	TRIR & EIR(1) (Corporate)	0.00 TRIR & 0.00 EIR
		TRIR & EIR(1) (Offshore Services)	0.20 TRIR & 0.00 EIR
RETURNS	Identify synergies, optimize costs and leverage to safeguard profitability	Consolidated Free Cash Flow	$106.0M
		PBT(2) (Offshore Services)	$0.6M
EMPLOYEES	Train, retain, and recognize high value employees to improve performance	Retention	90% of high value employees
		Training	1 training completed per quarter, per employee
(1) Total Recordable Incident Rate and Environmental Incident Rate
(2) Profit Before Taxes

The relative weight of certain performance measures varies based on each participant's responsibilities. For Messrs. Brightman, Serrano, Elkhoury, and Wallace, free cash flow is weighted 70%, each "Drive to Zero" performance measure is weighted 2.5%, and each “Employees” performance measure is weighted 2.5%. For Mr. Pintar, each “Customers” performance measure is weighted 5%, each "Drive to Zero" performance measure is weighted 2.5%, the free cash flow performance measure is weighted 30%, the Offshore Services PBT performance measure is weighted 40%, and each "Employees" performance measure is weighted 2.5%. In addition, individual performance objectives (“IPOs”), aligned to the CØRE strategies and approved by the Committee in February of 2015, constituted a 20% portion of the total target cash incentive award for Messrs. Brightman, Serrano, Elkhoury, and Wallace, and a 10% portion of the total target cash incentive award for Mr. Pintar.

The Committee reviewed the following actual results for the 2015 performance period compared to the above performance measures, and determined that:

•	revenues for our Offshore Services segment were $122.2 million, or 76.4% of the target performance objective;

•	cost optimization for our Offshore Services segment was $9.9 million, or 106.8% of the target performance objective;

•	TRIR and EIR (Corporate) were 0.0 and 0.0, respectively, or 100% of each target performance objective;

•	TRIR and EIR (Offshore Services) were 0.15 and 0.00, respectively, or 100% of each target performance objective;

•	consolidated free cash flow was $109.4 million, or 103.3% of the target performance objective;

•	profit before taxes for our Offshore Services segment was $(0.2) million, which is below the threshold level of performance;

•	retention of high value employees was 96.8%, or 107.6% of the target performance objective; and

•	training was 93.4%, or 103.8% of the target performance objective.

In its consideration of the level of achievement of the IPO component of our NEOs’ 2015 performance measures, the Committee weighed each individual’s contribution to our annual performance and our longer-term strategic goals and other subjective factors.

The following table sets forth the target dollar amount of the 2015 annual incentive award opportunity established by the Committee for each NEO, and the amount determined to have been earned by, and that could be paid to, each NEO based on 2015 performance:

Name	Target Amount of Award Opportunity	Amount Earned*	% of Target Amount Earned
Stuart M. Brightman	$749,998	$767,248	102.3%
Elijio V. Serrano	329,272	336,846	102.3%
Joseph Elkhoury	360,000	368,280	102.3%
Peter J. Pintar	222,144	175,049	78.8%
Bass C. Wallace, Jr.	194,688	199,166	102.3%
*Amounts “earned” have not been paid to our NEOs as of the date of this proxy statement.

Long-Term Performance-Based Cash Incentives. Our long-term, performance-based cash incentive awards work in conjunction with annual grants of long-term, equity-based awards to provide us with increased retention value and reward participants for both improved financial results and improved relative stock price performance. Mr. Elkhoury, who was hired by us in June 2014, did not receive a long-term, performance-based cash incentive award in 2015 under the terms of his initial compensation package.

In May 2015, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to our NEOs (other than Mr. Elkhoury) under the Cash Incentive Compensation Plan for the performance period ending on December 31, 2017. The performance measures and the relative weight of each such performance measure for these long-term incentive awards, are:

•	total stockholder return relative to a peer group for the three-year period ending December 31, 2017, weighted 50%; and

•	our three-year cumulative free cash flow for the period ending December 31, 2017, weighted 50%.

For each performance measure, a threshold, target, stretch, and over achievement performance objective has been established by the Committee. The amount of the award that may be earned by a participant at the end of the three-year performance period will be based on our attainment of such performance objectives, subject to the discretion of the Committee.

In establishing the target amounts of the long-term, performance-based cash incentive opportunities, the Committee considered peer group compensation practices, but it did not specifically benchmark the value of the awards relative to any survey or peer group data. Although it did not rely on formulas, the Committee determined that the performance-based cash incentive awards would comprise approximately 25% to 40% of the total value of long-term incentive awards granted to certain NEOs during 2015. The following table sets forth the long-term cash incentive award opportunity that may be earned by Messrs. Brightman, Serrano, Pintar and Wallace under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2017:

	Threshold	Target	Stretch	Over Achievement
Stuart M. Brightman	$116,805	$584,025	$934,440	$1,168,050
Elijio V. Serrano	45,000	225,000	360,000	450,000
Peter J. Pintar	44,429	222,144	355,430	444,288
Bass C. Wallace, Jr.	23,175	115,875	185,400	231,750

Payment of Long-Term Performance-Based Cash Incentives Granted in 2013. In May 2013, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to certain of our NEOs under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2015. The performance measures for these long-term incentive awards were total stockholder return relative to a peer group and consolidated earnings per share for the year 2015, each of which determined 50% of the long-term incentive award opportunity. For each performance measure, a threshold, target, stretch, and over achievement performance objective was established by the Committee. Joseph Elkhoury, who was not employed by us until June 2014, did not receive a long-term performance-based cash incentive award in 2013.

For the January 1, 2013 through December 31, 2015 performance period, the target performance objective established by the Committee for the total stockholder return relative to a peer group performance measure was total stockholder returns at the 50th percentile of the peer group. For results below the 40th percentile of the peer group, no portion of the award would be earned. The target performance objective established by the Committee for the consolidated earnings per share for the year 2015 performance measure was $1.40, and no portion of the award would be earned for results below $1.00.

Based on analysis of our actual results for the performance period ended December 31, 2015, the Committee has determined that our total stockholder return placed us at the 83rd percentile of the peer group, resulting in a payout between the stretch and over achievement levels established by the Committee. The Committee further determined that our consolidated earnings per share for the year 2015 did not reach the required threshold level of performance. Accordingly, the Committee has approved payment of the following earned portions of the 2013 long-term, performance-based cash awards to the following officers who received such awards and who are included in our NEOs for 2015:

	Target Value of 2013 Long-Term Performance-Based Award	Amount Earned as of December 31, 2015
Stuart M. Brightman	$722,400	$658,106
Elijio V. Serrano	235,200	214,267
Peter J. Pintar	178,000	162,158
Bass C. Wallace, Jr.	156,000	142,116

Equity Incentive Awards. Equity incentives, predominantly awards of TETRA stock options and restricted stock, have historically comprised a significant portion of our Senior Management’s total compensation package. Beginning in 2015, the Committee determined that certain of TETRA’s Senior Management and other key employees who routinely provide support to CSI Compressco should also be eligible to receive awards of CCLP time-based and/or performance-based phantom units under the CCLP equity plan. The Committee seeks to strike a balance between achieving short-term annual results and ensuring strong long-term success through grants of awards of TETRA stock options and restricted stock, and CCLP phantom units, all of which are geared toward longer-term performance as they generally, though not always, vest ratably over a three-year period, and their values are materially affected by stock price or unit price appreciation. We believe that tying a significant portion of our Senior Managements’ compensation directly to our stockholders’ and unitholders’ returns is an important aspect of our total compensation plan.

While the Committee does consider peer group compensation practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to any survey or peer group data. Our Committee has observed that market price volatility resulting from changes in commodity prices, weather events in the Gulf of Mexico and elsewhere, and other industry-specific and broader, macro-economic cycles and trends create significant year-to-year variances in the value of our equity awards. As these variances are difficult to predict and may not impact all peer group companies on an equal basis, the accuracy and usefulness of peer group data in establishing specific equity award benchmarks may be limited. The Committee does, however, annually review peer group equity compensation practices in order to gain a general impression of the proportionate share of equity award value in the total compensation packages offered by peer group companies.

The TETRA Equity Plans. Our Amended and Restated 2011 Long Term Incentive Compensation Plan (the "TETRA 2011 Plan") requires that a minimum of 90% of all awards granted under the TETRA 2011 Plan as “Full value” awards (including restricted stock and bonus stock) carry a vesting period of not less than three years. In February of 2015, our Board of Directors amended our TETRA 2011 Plan to require that a minimum of 85% of all awards granted under the TETRA 2011 Plan as stock options and stock appreciation rights will also be subject to the minimum three-year vesting period. The February 2015 amendments also included a provision that enables the Committee to delegate its authority to approve grants of awards under the TETRA 2011 Plan to a committee of our Board of Directors that may consist of one director. In February of 2015, our Board of Directors also amended our

Amended and Restated 2007 Long Term Incentive Compensation Plan (the "TETRA 2007 Plan") to allow the same delegation. Subsequent to these amendments, our Board of Directors established the Non-Executive Award Committee (the "NEA Committee"), which is a committee of one or more members of our Board of Directors. The NEA Committee is currently comprised of one member - Mr. Brightman. The Committee subsequently delegated authority to the NEA Committee to make certain awards under the TETRA 2007 Plan and the TETRA 2011 Plan. These delegations of authority are limited to the granting of special inducement, merit, and retention awards, other than regular annual awards, to participants under those plans who are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, as well as additional limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Committee.

In general, equity incentive awards have been granted on the same date to each member of Senior Management. In an effort to formalize this practice, the Committee adopted Procedures for Grants of Awards Under the TETRA Technologies, Inc. Equity Compensation Plans, as amended through February 2015 (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, the Committee determines the aggregate number of shares available for awards after consultation with our CEO. Our CEO then makes a recommendation to the Committee as to the number and type of awards for each member of Senior Management. The Committee considers such recommendations and, after considering such other factors and information as it deems appropriate, the Committee makes any adjustments it feels appropriate. Prior to 2015, the Grant Procedures provided that the annual equity awards would have a grant date of May 20th.

In February of 2015, in order to simplify its grant procedures, the Committee amended the Grant Procedures to provide that, beginning in May of 2015, annual equity awards will be approved by the Committee at a meeting of the Committee held in conjunction with our Annual Meeting of Stockholders, which is generally held during the first week of May, and that the grant date for such awards will be the date of the Committee's meeting. Although this amendment to the Procedures resulted in the Committee approving the annual 2015 equity awards shortly prior to our public release of our first quarter 2015 operating results, the Committee believed that establishing this schedule several months in advance of the approval of such awards mitigated any risk associated with making such awards in that time period. The Committee plans to continue making awards in accordance with this revised timing in the future, including annual equity awards anticipated to be approved at a meeting of the Committee held in conjunction with our 2016 Annual Meeting of Stockholders.

With respect to newly hired employees, the Grant Procedures, as amended in February 2015, provide that the NEA Committee may make such awards as necessary, as long as the award is not being granted to an employee who is, at the time of hiring, or who is expected to become, in the near term, subject to Section 16 of the Exchange Act, and subject to other limitations that may be imposed by the Committee. The Grant Procedures, as amended, provide that the NEA Committee may refrain from or delay such awards to new hires if it is aware of any material non-public information concerning the Company.

The CCLP Equity Plans. The Board of Directors of CSI Compressco GP (the “CCGP Board”) has adopted the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan (the “CCLP Plan”). The purpose of the CCLP Plan is to promote our interests by enabling CSI Compressco to grant incentive compensation awards based on its common units to its employees, officers, consultants and directors. The CCLP Plan is also intended to enhance CSI Compressco's ability to attract and retain the services of individuals who are essential to its growth and profitability and to encourage those individuals to devote their best efforts to advancing CSI Compressco's business. The CCLP Plan seeks to achieve these purposes by providing for grants of restricted units, phantom units, unit awards, and other unit-based awards.

The CCGP Board has appointed the Committee to administer the CCLP Plan and grant awards under the plan as it relates to individuals who, with respect to CSI Compressco, are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. The CCGP Board has retained the authority to grant awards to individuals who, with respect to CSI Compressco, are subject to Section 16 of the Exchange Act (“Section 16 Reporting Persons”), and to administer the CCLP Plan and awards thereunder as they relate to such Section 16 Reporting Persons.

The CCGP Board and our Committee have each adopted the Procedures for Grants of Awards Under the CCLP Plan (the “CCLP Grant Procedures”) to assist in the administration of the CCLP Plan. Similar to TETRA's Grant Procedures, the CCLP Grant Procedures provide guidelines under which the CCGP Board and our Committee may make annual and other awards to Compressco's eligible employees and non-employee directors, TETRA’s eligible employees, and consultants. In February of 2015, the CCGP Board and our Committee amended the CCLP Grant Procedures to provide that grants of annual awards would be made to eligible CSI Compressco employees and non-employee directors, and to eligible TETRA employees, each year at the time of our Committee's meeting held in early May in conjunction with our Annual Meeting of Stockholders. Based on the Committee's determination of the aggregate number of awards that may be granted under the CCLP Plan in a given year, the Committee or CCGP Board, as applicable, will review and consider individual grants proposed by our CEO and make any adjustments they consider appropriate. The Committee will approve all final individual awards, except those awards proposed to be granted to Section 16 Reporting Persons, at the Committee's May meeting. The Committee will recommend to the CCGP Board the approval of the proposed awards to Section 16 Reporting Persons. The CCGP Board will review and consider the individual grants to Section 16 Reporting Persons recommended by the Committee, make any adjustments it considers appropriate, and approve all final individual awards to Section 16 Reporting Persons at a meeting of the CCGP Board or by a unanimous consent in lieu of a meeting. Awards to Section 16 Reporting Persons will have the same grant date as awards made by the Committee.

In February of 2015, in order to simplify its grant procedures, the CCGP Board amended the CCLP Plan and the CCGP Board and our Committee amended the CCLP Grant Procedures to enable our Committee to delegate to our CEO limited authority to approve special inducement, merit, and retention awards to individuals who are not, and are not expected to become, in the near term, Section 16 Reporting Persons. Our CEO's authority under this delegation is subject to other limitations, including limitations on the number of awards that may be granted in a given time period, as may be imposed from time-to-time by the Committee. The CCLP Grant Procedures, as amended, provide that the Committee, the CCGP Board, and our CEO may refrain from making awards other than annual grants if the Committee, the CCGP Board, or our CEO is aware of any material non-public information concerning CSI Compressco LP.

Time-Based Awards Granted under the TETRA and CCLP Equity Plans during 2015. The Committee determined that 2015 annual equity incentive awards to our Senior Management should consist of a mix of stock options, restricted stock, and, for certain NEOs and other members of Senior Management with company-wide responsibilities, CCLP time-based phantom units and/or performance-based phantom units. Although it did not rely on formulas, the Committee determined that the equity-based portion of the 2015 long-term incentive awards would be divided more-or-less equally between either TTI stock options and restricted stock, or TTI stock options and restricted stock, and CCLP performance-based phantom units. For those members of Senior Management who also received long-term cash incentive awards, the value of the equity awards comprised 60% to 75% of the total 2015 long-term award value (including both equity and cash).

The Committee approved awards of TTI stock options and restricted stock to each of our NEOs (other than Mr. Elkhoury) on May 4, 2015. The TTI stock options, granted with an exercise price equal to 100% of the market price on the effective grant date, together with the shares of restricted stock, vest ratably over a period of three years following the grant date.

Also on May 4, 2015, the CCGP Board approved special awards of time-based phantom units to Messrs. Brightman, Serrano, Pintar, and Wallace, in recognition of extraordinary individual efforts associated with the acquisition of Compressor Systems, Inc. in August 2014. Each phantom unit award was granted in tandem with distribution equivalent rights (“DERs”) that entitle the recipient to receive an additional number of units equal in value to any distributions paid on CSI Compressco's common units during the period the award is outstanding, times the number of units awarded. Subject to the continued employment by us of the award recipients, the phantom unit awards will vest, in their entirety, on May 4, 2018.

On May 21, 2015, our Board of Directors approved a special, one-time award of 55,084 shares of restricted stock to Mr. Elkhoury. Unless Mr. Elkhoury terminates his employment with us or is terminated by us for cause, 56% of such shares will vest on May 21, 2016, and 22% of such shares will vest on each of May 21, 2017, and May 21, 2018.

The following table sets forth the number of shares of our common stock underlying TTI stock options, shares of TTI restricted stock, and time-based CCLP phantom units (which include tandem DERs) awarded during 2015 under the TETRA equity plans and the CCLP equity plan to our NEOs, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

	Number of Shares Underlying TTI Stock Options	Number of Shares of TTI Restricted Stock	Number of CCLP Time-Based Phantom Units	Aggregate Grant Date Fair Value of Equity Awards
Stuart M. Brightman	184,235	81,682	13,967	$1,468,062
Elijio V. Serrano	70,978	31,469	6,984	600,020
Joseph Elkhoury	0	55,084	0	377,325
Peter J. Pintar	52,558	23,302	6,984	483,234
Bass C. Wallace, Jr.	36,554	16,206	6,984	381,765

Performance-Based Phantom Unit Awards Granted under the CCLP Equity Plan during 2015. The Committee also recommended to the CCGP Board approval of awards of CCLP performance-based phantom units to each of our NEOs other than Messrs. Elkhoury and Pintar, and the CCGP Board approved such awards on May 4, 2015. The performance-based phantom units cover the performance period of January 1, 2015 through December 31, 2017, and each phantom unit award was granted in tandem with DERs. Under the awards, up to 200% of the "Target" number of phantom units granted may be earned based on 3-year cumulative DCF per outstanding unit for the period ending December 31, 2017, relative to performance objectives established on the award date by the CCGP Board.

The following table sets forth the number of performance-based phantom units (which include tandem DERs) awarded to Messrs. Brightman, Serrano, and Wallace during 2015, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

	Number of Performance-Based Phantom Units	Aggregate Grant Date Fair Value of Performance-Based Unit Awards
Stuart M. Brightman	27,189	$584,020
Elijio V. Serrano	10,475	225,003
Bass C. Wallace, Jr.	5,395	115,885

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in a year with respect to the CEO and other NEOs, unless the compensation is performance-based compensation (as described in Section 162(m) and the restated regulations), as well as pursuant to a plan approved by the our stockholders. We intend for qualified certain equity compensation paid to Senior Management to be deductible under Section 162(m). We may from time to time pay compensation to our Senior Management that may not be deductible, including payments made under our Cash Incentive Compensation Plan, discretionary bonuses, and other types of compensation outside of our plans. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum dollar amount established under the Code. We make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of annual compensation the participant contributes to the 401(k) Plan. As of December 31, 2015, approximately 96% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were 27 participants in the program at December 31, 2015. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the deemed investment elections selected by the participant from among various hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

Perquisites

Perquisites (“perks”) are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Further, our NEOs do not receive compensation or reimbursements for hunting and fishing camp costs or home security expenses. During 2015, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Severance Plan and Termination Payments

With the exception of the Change of Control Agreements and Employment Agreements described below, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments.

Employment Agreements

We have previously entered into employment agreements with each of our NEOs that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

Double Trigger Change of Control Agreements

We have entered into change of control agreements ("COC Agreements") with each of our NEOs and other members of our Senior Management. Each COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each NEO upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA. A qualifying termination event under the COC Agreements includes termination of the NEO’s employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the NEO for Good Reason (as that term is defined in the COC Agreements). For an overview of the specific terms and conditions of the NEOs' COC Agreements, please read the section titled "Potential Payments upon a Change of Control or Termination" below.

Indemnification Agreements

Each of our current directors and NEOs has executed an indemnification agreement that provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his or her services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as an officer or director. In addition, Messrs. Brightman, Serrano, and Elkhoury, in their capacities as directors and/or executive officers of CSI Compressco LP, have executed indemnification agreements with CSI Compressco LP that are substantially similar to the indemnification agreements executed by each of them in connection with their services to us.

Stock Ownership Guidelines

Our Board of Directors has adopted a policy regarding stock ownership guidelines for our directors and executive officers. The stock ownership guidelines provided under the policy are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under this policy, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. In addition, ownership of the common units of CSI Compressco LP counts toward fulfillment of the ownership requirement. On February 16, 2016, our Board of Directors amended the stock ownership policy to increase the value of equity (including TETRA stock and CCLP units) that must be held by our CEO from three-times his annual base salary, to five-times his annual base salary. The multiples applicable to our other executive officers are as follows: Chief Financial Officer and Chief Operating Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-times base salary.

As of the date of this report, all directors and officers are in compliance with the policy.

Changes for Fiscal Year 2016

In December 2015, the Committee met to review and discuss our 2015 compensation programs and consider prospective changes to 2016 compensation for our Senior Management. To assist them in this process, the Committee again retained the services of Pearl Meyer.

At its December 2015 meeting, the Committee reviewed and discussed a report provided by Pearl Meyer that contained the results of a complete review of our compensation programs and related practices. Pearl Meyer's report highlighted that with some variation by individual, TETRA’s executive compensation program is positioned at the 33rd percentile overall in terms of total direct compensation using target total cash.

Also at its December 2015 meeting, the Committee reviewed and discussed the information provided in our annual compensation report, as well as current market and broader economic conditions, and elected to defer making any adjustments or changes to then current levels of Senior Management compensation.

In February 2016, in light of the continuing reductions in demand for our services and products driven by dramatically lower oil and natural gas prices, we preemptively began implementing salary and wage reductions of 4% to 10% for all U.S. based TETRA employees. Salary reductions for members of Senior Management, including each of our NEOs, were approved by the Committee on February 23rd, and were voluntarily made effective retroactive to February 6th. The salary reductions are expected to remain in place for six months, after which time the need for such reductions will be reassessed. If market conditions improve and our performance exceeds our budgeted expectations, we may reimburse a portion of our employees’ reduced pay, including the reduced pay of our NEOs, early in 2017.

The following table sets forth the previous annual base salaries and reduced annual base salaries for each of our NEOs, and the percentage by which such previous base salaries were reduced:

	Previous Annual Base Salary	Reduced Annual Base Salary	% of Reduction
Stuart M. Brightman	$624,998	$562,499	10%
Elijio V. Serrano	411,590	370,431	10%
Joseph Elkhoury	450,000	405,000	10%
Peter J. Pintar	370,240	333,216	10%
Bass C. Wallace, Jr.	324,480	292,032	10%

Performance-Based Cash Incentives for Fiscal Year 2016. Under the terms of our Cash Incentive Compensation Plan, the Committee must approve performance measures and specific target performance objectives applicable to annual cash incentive awards for our Senior Management prior to March 31 of a given performance year. At a meeting of the Committee in February of 2016, the Committee discussed the current uncertainty prevalent in the oil and gas services industry and the continuing need to provide incentives that are intended to drive superior performance even in challenging market conditions.

Recognizing that our continuing ability to generate earnings and remain in compliance with our debt covenants would be a critical focus for 2016, the Committee approved adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) as a 2016 performance measure “multiplier” that will have the effect of proportionately increasing (or reducing) payments earned under all other financial performance measures for the 2016 performance period. Other performance measures approved by the Committee include: revenues from new business or key customers; CCLP average annual fleet utilization; revenues, at both the Division and business unit level; health and safety measures including TRIR, EIR, chargeable vehicle incident rates, and behavioral based observation participation; consolidated free cash flow; distributable cash flow and adjusted EBITDA for CCLP; profit before taxes at both the Division and business unit level; the retention rate of employees designated as “high value”; and completion of four assigned training modules through our performance management system.

It is anticipated that the Committee will monitor our performance as we move through 2016 and make any adjustments that may be necessary in order to strike an appropriate balance between driving near-term performance and safe-guarding long-term shareholder value.

Equity Incentive Awards. In light of current market conditions, we have not yet made any determination as to equity awards that may be granted during 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met six times during the year ended December 31, 2015. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Compensation Committee of the Board of Directors,
Thomas R. Bates, Jr., Chairman
John F. Glick
Stephen A. Snider
Kenneth E. White, Jr.

This report of the Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our other three most highly compensated executive officers (each a “Named Executive Officer”), for the fiscal year ended December 31, 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Comp.(3)	All Other Comp.(4)	Total
		($)	($)	($)	($)	($)	($)	($)

Stuart M. Brightman(5)	2015	$624,998	$—	$1,468,057	$584,025	$1,425,354	$17,704	$4,120,138
President & CEO	2014	618,807	—	562,497	368,026	220,893	17,435	1,787,658
	2013	602,000	—	558,054	541,777	162,059	17,190	1,881,080

Elijio V. Serrano	2015	$411,590	$—	$600,023	$225,000	$551,113	$17,704	$1,805,430
Sr. Vice President & CFO	2014	406,316	—	270,005	176,649	70,365	17,284	940,619
	2013	392,000	—	181,692	176,394	100,000	12,870	862,956

Joseph Elkhoury(6)	2015	$450,000	$—	$377,325	$—	$368,280	$70,325	$1,265,930
Sr. Vice President & COO	2014	242,308	183,500	2,720,256	—	44,877	5,219	3,196,160

Peter J. Pintar	2015	$370,240	$—	$316,626	$166,609	$337,207	$17,526	$1,208,208
Sr. Vice President	2014	366,406	—	166,619	108,998	82,550	13,968	738,541
	2013	356,000	—	137,505	133,500	77,332	10,234	714,571

Bass C. Wallace, Jr.	2015	$324,480	$—	$381,774	$115,876	$341,282	$17,328	$1,180,740
Sr. Vice President &	2014	321,120	—	121,677	79,615	71,976	17,059	611,447
General Counsel	2013	312,000	—	120,510	117,001	53,810	16,555	619,876

(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.

(2)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2015, 2014, and 2013, in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note K - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 4, 2016. Restricted stock awards granted to Messrs. Brightman, Serrano, Pintar, and Wallace during 2015 under the TETRA equity plans are valued at $7.15 per share in accordance with FASB ASC Topic 718. The restricted stock award granted to Mr. Elkhoury during 2015 is valued at $6.85 per share in accordance with FASB ASC Topic 718. Phantom units and performance phantom units with tandem DERs granted to Messrs. Brightman, Serrano, Pintar, and Wallace on May 4, 2015 are valued at $21.48 per unit in accordance with FASB ASC Topic 718. The grant date fair value of performance phantom units granted on May 4, 2015 and included in our NEOs’ totals for 2015 is reported based on the probable outcome of the performance conditions on the grant date.

(3)
The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2015 for Messrs. Brightman, Serrano, Elkhoury, Pintar, and Wallace reflect the actual amount of the annual cash incentive earned based upon the attainment of performance objectives for 2015 performance but that remain unpaid as of the date of this proxy statement. The amounts of earned, but unpaid, annual 2015 performance bonuses are as follows: Mr. Brightman - $767,248; Mr. Serrano - $336,846; Mr. Elkhoury - $368,280; Mr. Pintar - $175,049; and Mr. Wallace - $199,166. Such amounts for Messrs. Brightman, Serrano, Pintar, and Wallace in 2015 also include the actual amount of the long-term performance-based cash incentive earned for the 3-year performance period ended December 31, 2015, and paid in March 2016 under our Cash Incentive Compensation Plan.

(4)	The amounts reflected represent the employer paid portion of life, health, and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan.

(5)
Mr. Brightman elected to defer $56,250 of his 2015 salary, $55,693 of his 2014 salary and $66,371 of his 2014 non-equity incentive compensation plan award, and $54,168 of his 2013 salary and $125,000 of his 2013 non-equity incentive compensation plan award under the Executive Nonqualified Excess Plan.

(6)    Mr. Elkhoury was first employed by us on June 16, 2014. Compensation data for Mr. Elkhoury prior to 2014 is not applicable.

Grants of Plan Based Awards
The following table discloses the actual number of TETRA stock options and restricted stock awards and Compressco phantom unit and performance phantom unit awards granted during the fiscal year ended December 31, 2015 to each Named Executive Officer, including the grant date fair value of these awards, and the threshold, target, and maximum amounts of annual cash incentives, long-term non-equity (cash) incentives, and Compressco phantom units and performance phantom units granted to each Named Executive Officer.
Grants of Plan Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares or Units		All Other Option Awards: Number of Securities Underlying Options(3)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold	Target		Maximum
		($)	($)	($)	(#)	(#)		(#)	(#)		(#)	($/Share)	($)
Stuart M. Brightman	3/2/2015	$225,000	$750,000	$1,500,000
	5/4/2015	$116,805	$584,025	$1,168,050
	5/4/2015								81,682	(7)	184,235	$7.15	$1,168,051
	5/4/2015				2,719	27,189	(6)	54,378					$584,020
	5/4/2015								13,967	(8)			$300,011

Elijio V. Serrano	3/2/2015	$98,782	$329,272	$658,544
	5/4/2015	$45,000	$225,000	$450,000
	5/4/2015								31,469	(7)	70,978	$7.15	$450,004
	5/4/2015				1,048	10,475	(6)	20,950					$225,003
	5/4/2015								6,984	(8)			$150,016

Joseph Elkhoury	3/2/2015	$108,000	$360,000	$720,000
	5/21/2015								55,084	(7)			$377,325

Peter J. Pintar	3/2/2015	$66,643	$222,144	$444,288
	5/4/2015	$44,429	$222,144	$444,288
	5/4/2015								23,302	(7)	52,558	$7.15	$333,218
	5/4/2015								6,984	(8)			$150,016

Bass C. Wallace, Jr.	3/2/2015	$58,406	$194,688	$389,376
	5/4/2015	$23,175	$115,875	$231,750
	5/4/2015								16,206	(7)	36,554	$7.15	$231,749
	5/4/2015				540	5,395	(6)	10,790					$115,885
	5/4/2015								6,984	(8)			$150,016

(1)
The non-equity incentive plan awards granted on March 2, 2015 are the threshold, target, and maximum amounts of the annual cash incentive granted for 2015 performance under our Cash Incentive Compensation Plan. The actual amounts of annual cash incentive earned for 2015 performance, but unpaid as of the date of this proxy statement, are as follows: Mr. Brightman - $761,248; Mr. Serrano - $334,211; Mr. Elkhoury - $365,400; Mr. Pintar - $171,495; and Mr. Wallace - $197,608. The non-equity incentive plan awards granted on May 4, 2015 are the threshold, target and over-achievement amounts of the long-term cash incentive granted for the January 1, 2015 through December 31, 2017 performance period that may be paid, to the extent earned and at the Compensation Committee’s discretion, in March 2018.

(2)
The equity incentive plan awards granted on May 4, 2015 are the threshold, target, and maximum numbers of CSI Compressco units that may be earned under the performance phantom unit awards granted to Messrs. Brightman, Serrano, and Wallace under the Compressco equity plan. "Threshold" is the lowest possible payout (10% of the award) and "maximum" is the highest possible payout (200% of the award).

(3)
The amounts reported are the number of shares of TETRA common stock underlying stock options granted in 2015 under the TETRA Technologies, Inc. Second Amended and Restated 2011 Long Term Incentive Compensation Plan.

(4)
The FASB ASC Topic 718 value of the stock option awards granted on May 4, 2015 was $3.17 per option. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note K - Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 4, 2016. TETRA restricted shares granted under the TETRA equity plans on May 4, 2015 and May 21, 2015 are valued at $7.15 per share and $6.85 per share, respectively, in accordance with FASB ASC Topic 718. CCLP phantom units and performance phantom units granted under the CSI Compressco equity plan on May 4, 2015 are valued at $21.48 per share, in accordance with FASB ASC Topic 718. Performance units are shown at target value, reflecting the probable outcome of the performance conditions on the grant date.

(6)
CCLP performance phantom units granted on May 4, 2015 may be earned under the CSI Compressco equity plan based on the level of achievement of the three-year cumulative distributable cash flow per outstanding unit performance objective for the performance period ending December 31, 2017. Each performance phantom unit award was granted in tandem with DERs that entitle the individual to receive an additional number of units equal in value to any distributions paid by CSI Compressco during the period the award is outstanding times the number of units subject to the award.

(7)	TTI restricted shares that vest ratably over a period of three years following the award date.

(8)	CCLP phantom units that cliff-vest on the third anniversary of the award date.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding TETRA stock option awards classified as exercisable and unexercisable as of December 31, 2015 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards granted under the TETRA equity plans, and the number and value of unvested phantom unit awards and performance phantom unit awards granted under the CSI Compressco equity plan as of December 31, 2015.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock or Unit Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price(1)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested		Market Value of Shares of Stock or Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not Vested(3)
Name	Exercisable	Unexercisable
	(#)	(#)		($/Share)		(#)		($)	(#)		($)
Stuart M. Brightman	56,000	0		$29.995	5/8/2016
Stuart M. Brightman	77,000	0		$21.10	5/20/2018
Stuart M. Brightman	100,000	0		$3.78	2/12/2019
Stuart M. Brightman	52,150	0		$10.20	5/20/2020
Stuart M. Brightman	54,873	0		$13.00	5/20/2021
Stuart M. Brightman	78,480	0		$6.81	5/20/2022
Stuart M. Brightman	78,408	12,647	(4)	$10.30	5/20/2023
Stuart M. Brightman	46,027	41,183	(5)	$11.16	5/20/2024
Stuart M. Brightman	0	184,235	(6)	$7.15	5/4/2025
Stuart M. Brightman						9,030	(7)	$67,906
Stuart M. Brightman						25,202	(8)	$189,519
Stuart M. Brightman						81,682	(9)	$614,249
Stuart M. Brightman									27,189	(10)	$309,955
Stuart M. Brightman						13,967	(11)	$159,224
Elijio V. Serrano	79,051	0		$6.60	8/15/2022
Elijio V. Serrano	25,528	4,118	(4)	$10.30	5/20/2023
Elijio V. Serrano	22,092	19,768	(5)	$11.16	5/20/2024

	Option Awards					Stock or Unit Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price(1)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested		Market Value of Shares of Stock or Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not Vested(3)
Name	Exercisable	Unexercisable
	(#)	(#)		($/Share)		(#)		($)	(#)		($)
Elijio V. Serrano	0	70,978	(6)	$7.15	5/4/2025
Elijio V. Serrano						2,940	(7)	$22,109
Elijio V. Serrano						12,097	(8)	$90,969
Elijio V. Serrano						31,469	(9)	$236,647
Elijio V. Serrano									10,475	(10)	$119,415
Elijio V. Serrano						6,984	(11)	$79,618
Joseph Elkhoury						117,810	(12)	$885,931
Joseph Elkhoury						55,084	(13)	$414,232
Peter J. Pintar	24,926	0		$6.81	5/20/2022
Peter J. Pintar	19,320	3,117	(4)	$10.30	5/20/2023
Peter J. Pintar	13,632	12,197	(5)	$11.16	5/20/2024
Peter J. Pintar	0	52,558	(6)	$7.15	5/4/2025
Peter J. Pintar						2,225	(7)	$16,732
Peter J. Pintar						7,465	(8)	$56,137
Peter J. Pintar						23,302	(9)	$175,231
Peter J. Pintar						6,984	(11)	$79,618
Bass C. Wallace, Jr.	50,000	0		$21.10	5/20/2018
Bass C. Wallace, Jr.	56,000	0		$3.78	2/12/2019
Bass C. Wallace, Jr.	17,000	0		$10.20	5/20/2020
Bass C. Wallace, Jr.	14,872	0		$13.00	5/20/2021
Bass C. Wallace, Jr.	21,365	0		$6.81	5/20/2022
Bass C. Wallace, Jr.	16,932	2,732	(4)	$10.30	5/20/2023
Bass C. Wallace, Jr.	9,957	8,909	(5)	$11.16	5/20/2024
Bass C. Wallace, Jr.	0	36,554	(6)	$7.15	5/4/2025
Bass C. Wallace, Jr.						1,950	(7)	$14,664
Bass C. Wallace, Jr.						5,452	(8)	$40,999
Bass C. Wallace, Jr.						16,206	(9)	$121,869
Bass C. Wallace, Jr.									5,395	(10)	$61,503
Bass C. Wallace, Jr.						6,984	(11)	$79,618

(1)	Under the terms of the TETRA equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant.

(2)
Market value of awards granted under the TETRA equity plans is determined by multiplying the number of shares of stock that have not vested by $7.52, the closing price of our common stock on December 31, 2015. Market value of awards granted under the CCLP equity plan is determined by multiplying the number of units that have not vested by $11.40, the closing price of CSI Compressco's units on December 31, 2015.

(3)
The number of units earned under the CCLP performance phantom unit award will be determined based on the actual level of achievement of an established performance objective. The amounts shown in these columns assume achievement of the target performance objective.

Market value is determined by multiplying the target number of unearned units that have not vested by $11.40, the closing price of CSI Compressco's units on December 31, 2015.

(4)	The remaining unvested portion of the stock option award granted on May 20, 2013 will vest 2.7778% of the award each month until becoming fully vested on May 20, 2016.

(5)	The remaining unvested portion of the stock option award granted on May 20, 2014 will vest 2.7778% of the award each month until becoming fully vested on May 20, 2017.

(6)	One-third of the stock option award granted on May 4, 2015 will vest on May 24, 2016, after which 2.7778% of the award will vest each month until becoming fully vested on May 4, 2018.

(7)	The remaining unvested portion of the TTI restricted stock award granted on May 20, 2013 will vest on May 20, 2016.

(8)	One-sixth portions of the remaining unvested TTI restricted stock award granted on May 20, 2014 will vest on May 20, 2016, November 20, 2016 and May 20, 2017.

(9)
One-third of the TTI restricted stock award granted on May 4, 2015 will vest on May 20, 2016, after which one-sixth portions of the award will vest once every six months until becoming fully vested on May 20, 2018.

(10)
The CCLP performance phantom unit award for the performance period of January 1, 2015 through December 31, 2017 may be settled pursuant to the terms of the award in March of 2018 if applicable performance objectives are met. The number of units shown is the target number of units that may be issued under the award.

(11)	The CCLP phantom unit award granted on May 4, 2015 will cliff-vest on the third anniversary date of the award.

(12)	Remaining portions of the restricted stock award granted on June 16, 2014 will vest on June 16 of 2016 and 2017, until becoming fully vested on June 16, 2018.

(13)	The TTI restricted stock award granted on May 21, 2015 will vest 56% on May 21, 2016, and 22% on each of May 21, 2017 and 2018.

Option Exercises and Stock Vested

The following table sets forth certain information regarding TTI stock options and stock awards exercised and vested, respectively, under the TETRA equity plans, by each of our Named Executive Officers during the fiscal year ended December 31, 2015.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Stuart M. Brightman	0	$—	50,913	$377,573
Elijio V. Serrano	0	$—	33,610	$233,411
Joseph Elkhoury	0	$—	79,381	$523,121
Peter J. Pintar	0	$—	14,346	$105,966
Bass C. Wallace, Jr.	0	$—	11,435	$84,485

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2015.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Stuart M. Brightman	$56,250	$—	$(1,904)	$—	$1,570,923
Elijio V. Serrano	—	—	—	—	—
Joseph Elkhoury	—	—	—	—	—
Peter J. Pintar	—	—	—	—	—
Bass C. Wallace, Jr.	—	—	(1,174)	—	65,580

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

Potential Payments upon Termination or Change of Control

We have previously entered into employment agreements with each of our NEOs that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control payments.

In addition, we have entered into change of control agreements ("COC Agreements") with each of our NEOs and other members of our senior management. The COC Agreements have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each Named Executive Officer upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of TETRA. A qualifying termination event under the COC Agreements includes termination of the Named Executive Officer's employment by us other than for Cause (as that term is defined in the COC Agreements) or termination by the Named Executive Officer for Good Reason (as that term is defined in the COC Agreements).

Under the COC Agreements, if a qualifying termination event occurs in connection with or within two years following a change of control, we have an obligation to pay to each Named Executive Officer the following cash severance amounts: (i)(A) an amount equal to the Named Executive Officer's earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to the Named Executive Officer had the Named Executive Officer remained employed by us, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) the Named Executive Officer's prorated target Annual Bonus for the current year, plus (C) an amount equal to the Named Executive Officer's target Long Term Bonus for each outstanding award; plus (ii) the product of 2.99, in the case of Mr. Brightman, or 2, in the case of the other Named Executive Officers, times the sum of the Named Executive Officer's Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to the Named Executive Officer due to an election of continuation of coverage that the Named Executive Officer would be required to pay if the Named Executive Officer elected to continue medical and dental benefits under our group health plan for the Named Executive Officer and the Named Executive Officer's eligible dependents without subsidy from us for a period of two years following the date of a qualifying termination of the Named Executive Officer's employment. The Agreement also provides for full acceleration of any outstanding stock options, restricted stock awards and other stock-based awards upon a qualifying termination of the Named Executive Officer's employment to the extent permitted under the applicable plan. All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by the Named Executive Officer of a release for our benefit. All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreements also contain certain confidentiality provisions and related restrictions applicable to the NEOs. In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), each Named Executive Officer agrees that for a period of two years following a termination of employment for any reason, such Named Executive Officer will not solicit our employees or otherwise engage in a competitive business with us as more specifically set forth in the COC Agreement. Such obligations are only applicable to the Named Executive Officer if he receives the severance benefits described above.

Under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan, the CSI Compressco Board of Directors, in its sole discretion, may accelerate the vesting of restricted units, phantom units, and performance phantom units held by plan participants upon termination of their employment. Similarly, under the TETRA Technologies, Inc. Amended and Restated 2011 Long Term Incentive Compensation Plan, the Compensation Committee of our Board of Directors may accelerate the vesting of stock options, restricted stock awards, and other equity-based awards held by plan participants at its sole discretion. Under the terms of our Restricted Stock Award Agreement dated June 16, 2014 with Mr. Elkhoury, the vesting of restricted shares will continue if Mr. Elkhoury is terminated by us without cause. The Board of Directors, at its sole discretion, may accelerate vesting of the restricted shares upon Mr. Elkhoury's termination by us without cause or his termination as a result of death or disability. For purposes of the table below, we have assumed that all outstanding CSI Compressco unit awards, TETRA equity awards, and the restricted shares granted to Mr. Elkhoury would be accelerated if the Named Executive Officer's employment was terminated due to the death, disability, or retirement of such officer.

The following table quantifies the potential payments to Named Executive Officers who were employed by us as of December 31, 2015, under the contracts, agreements or plans discussed above in various scenarios involving a change of control or termination of employment, assuming a December 31, 2015 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2015, and any benefits they would otherwise be entitled to under our 401(k) Plan and Executive Nonqualified Excess Plan.

Name	Cash Severance Payment(1)	Bonus Payment(2)	Accelerated Exercisability of Unvested Options(3)	Accelerated Vesting of Shares or Units(4)	Continuation of Health Benefits	Total
Stuart M. Brightman
Death/disability	$—	$—	$68,167	$1,340,851	$—	$1,409,018
Retirement	—	—	68,167	1,340,851	—	1,409,018
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	4,111,250	2,753,379	68,167	1,340,851	47,862	8,321,509

Name	Cash Severance Payment(1)	Bonus Payment(2)	Accelerated Exercisability of Unvested Options(3)	Accelerated Vesting of Shares or Units(4)	Continuation of Health Benefits	Total
Elijio V. Serrano
Death/disability	$—	$—	$26,262	$548,758	$—	$575,020
Retirement	—	—	26,262	548,758	—	575,020
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,481,724	1,133,478	26,262	548,758	31,908	3,222,130

Joseph Elkhoury
Death/disability	$—	$—	$—	$1,300,163	$—	$1,300,163
Retirement	—	—	—	—	—	—
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	1,300,163	—	1,300,163
Termination upon a change of control	1,620,000	365,400	—	1,300,163	31,908	3,317,471

Peter J. Pintar
Death/disability	$—	$—	$19,446	$327,718	$—	$347,164
Retirement	—	—	19,446	327,718	—	347,164
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,184,768	777,941	19,446	327,718	31,908	2,341,781

Bass C. Wallace, Jr.
Death/disability	$—	$—	$13,525	$318,653	$—	$332,178
Retirement	—	—	13,525	318,653	—	332,178
Termination for cause	—	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—	—
Termination upon a change of control	1,038,336	617,839	13,525	318,653	31,908	2,020,261

(1)	Amounts shown are a multiple of base salary plus target annual cash bonus, as provided under the terms of the COC Agreements.

(2)
Includes earned annual cash incentive for the 2015 performance period and earned long-term cash incentive for the three-year performance period ended December 31, 2015, as applicable, and the target amounts of long-term cash incentives granted for the 2013 through 2015 and 2014 through 2016 performance periods.

(3)
The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Compensation Committee or CSI Compressco GP Board of Directors, as applicable. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of options is calculated by subtracting the exercise price of outstanding options from $7.52, the closing price of our common stock on December 31, 2015.

(4)
The TETRA and CSI Compressco equity plans allow acceleration upon death, disability or retirement at the discretion of the Compensation Committee or CSI Compressco Board of Directors, as applicable. Under the terms of our Restricted Stock Award Agreement dated June 16, 2014 with Mr. Elkhoury, the vesting of restricted shares will continue if Mr. Elkhoury is terminated by us without cause. The Board of Directors, at its sole discretion, may accelerate vesting of the restricted shares upon Mr. Elkhoury's termination by us without cause or termination as a result of death or disability. Under our COC Agreements, acceleration would occur upon a qualifying termination of employment following a change of control. The value of accelerated vesting of TETRA restricted stock is calculated by multiplying the number of accelerated shares by $7.52, the closing price of our common stock on December 31, 2015. The value of accelerated CSI Compressco unit awards is calculated by multiplying the number of accelerated units by $11.40, the closing price of CSI Compressco's units on December 31, 2015.

Compensation Risk

The Compensation Committee of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2015, as well as the incentive compensation arrangements proposed for 2016 as described above, the Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our Cash Incentive Compensation Plan, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term Cash Incentive Compensation Plan, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the Compensation Committee. Further, annual and long-term cash awards are paid only after the Compensation Committee has reviewed our audited financial statements for the applicable performance period. Several of our operating units have maintained stand-alone incentive plans that apply to specific groups of employees with particular job responsibilities who are not participants in our Cash Incentive Compensation Plan. Performance measures applicable to these stand-alone plans include sales metrics, safety metrics, and customer retention and cost-savings quotas. Incentive payments earned during 2015 pursuant to the stand-alone plans were not material to our consolidated results.

Long-term equity incentive awards typically consist of stock options, restricted stock, and/or CSI Compressco phantom units that generally vest ratably over a three-year period, and/or CSI Compressco performance phantom units that vest at the end of a performance period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our common stock or the CSI Compressco units.

DIRECTOR COMPENSATION

Director Compensation for 2015

The key terms of our non-management director compensation include the following:

Board Annual Retainer paid to all non-employee directors except Chairman of the Board (paid in cash)	• $50,000; paid in monthly installments
Non-Executive Chairman Annual Retainer (paid in cash)	• $132,000; paid in monthly installments
Committee Chair Annual Retainers (paid in cash)	• Audit Committee - $15,000; paid in quarterly installments • Compensation Committee - $10,000; paid in quarterly installments • Governance Committee - $10,000; paid in quarterly installments
Meeting Fees paid to all non-employee directors except Chairman of the Board (paid in cash)	• Board meetings - $1,500 per meeting • Committee meetings - $1,500 per meeting
Annual Equity Award
•
Annual award value of $100,000 granted in restricted shares using the closing stock price on the grant date.
•
Annual awards granted on the date of TETRA’s Annual Stockholder Meeting, with 25% of the award vesting on the date of grant and additional 25% portions of the award vesting on August 20, 2015, November 20, 2015, and February 20, 2016

Other
•
All Non-employee Directors, including Mr. Sullivan, are reimbursed for out-of-pocket expenses incurred in attending meetings of the board or its committees and related activities, including director education courses and materials.
•
Directors who are also our officers or employees do not receive any compensation for duties performed as directors

On May 4, 2015, each Non-employee Director as of that date, including Dr. Cunningham, received an award of 13,987 shares of restricted stock with an aggregate grant date fair market value of $100,007. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 4 and November 4, 2015 and February 4, 2016. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded in conjunction with our Annual Meeting of Stockholders held in May of each year.

On August 13, 2015, in connection with his appointment as a member of our Board of Directors, Mr. Snider received an award of 10,407 restricted shares with a grant date fair market value of $77,324, representing the prorated portion of the annual award granted to our Non-employee Directors in May of 2015 for their service from May 2015 through May of 2016. Mr. Snider's prorated award vested 50% on the date of grant, and 25% on each of November 20, 2015, and February 20, 2016. On August 29, 2015, in connection with his appointment as a member of our Board of Directors, Mr. Winkler received an award of 9,539 restricted shares with a grant date fair market value of $70,493, representing the prorated portion of the annual award granted to our Non-employee Directors in May of 2015 for their service from May 2015 through May of 2016. Mr. Winkler's prorated award vested 50% on the date of grant, and 25% on each of November 20, 2015, and February 20, 2016.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors during the fiscal year ended December 31, 2015.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)
Mark E. Baldwin	$84,500	$100,007	$—	$—	$184,507
Thomas R. Bates, Jr.	82,500	100,007	—	—	182,507
Paul D. Coombs	78,500	100,007	—	—	178,507
Ralph S. Cunningham	97,667	100,007	—	—	197,674
John F. Glick	89,500	100,007	—	—	189,507
Kenneth P. Mitchell(2)	39,992	—	—	—	39,992
Stephen A. Snider(3)	33,640	77,324	—	—	110,964
William D. Sullivan	126,785	100,007	—	—	226,792
Kenneth E. White, Jr.	80,000	100,007	—	—	180,007
Joseph C. Winkler, III(3)	27,280	70,493	—	—	97,773

(1)
On May 4, 2015, each Non-employee Director as of that date was awarded 13,987 shares of restricted stock with a FASB ASC Topic 718 value of $7.15 per share. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 4 and November 4, 2015, and on February 4, 2016.On August 13, 2015, Mr. Snider received an award of 10,407 shares of restricted stock with a FASB ASC Topic 718 value of $7.43 per share, and on August 29, 2015, Mr. Winkler received an award of 9,539 shares of restricted stock with a FASB Topic 718 value of $7.39 per share. The awards to Messrs. Snider and Winkler vested 50% on their respective dates of grant, and additional 25% portions of each of award vested on November 4, 2015, and February 4, 2016.

(2)
Fees earned or paid in cash for Mr. Mitchell represents compensation earned for service as a director from January 1, 2015 through May 5, 2015, at which time he retired from service as a director. Mr. Mitchell did not receive an equity award during 2015.

(3)	Fees earned or paid in cash for Messrs. Snider and Winkler represents compensation earned for service as a director from August 13, 2015 and August 29, 2015, respectively, through December 31, 2015.

Director Compensation for 2016

Effective March 1, 2016, the Board of Directors voluntarily agreed to a 10% reduction in the annual retainers and meeting fees paid in cash described above to align with our recently implemented employee wage and salary reductions. The value of the annual equity award remains unchanged.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2015, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of March 4, 2016 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class
BlackRock, Inc.	8,100,345	(1)	10.10%
55 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc.	6,148,694	(2)	7.66%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Dimensional Fund Advisors LP	6,139,186	(3)	7.65%
Building One, 6300 Bee Cave Road
Austin, Texas 78746

Balyasny Asset Management L.P.	6,095,872	(4)	7.60%
181 West Madison, Suite 3600
Chicago, Illinois 60602

Clearbridge Investments, LLC	4,201,414	(5)	5.25%
620 8th Avenue
New York, New York 10018

Mark E. Baldwin	26,056		*
Thomas R. Bates, Jr.	108,101		*
Stuart M. Brightman	928,710	(6)	1.16%
Paul D. Coombs	705,086		*
Ralph S. Cunningham	102,158		*
John F. Glick	45,156		*
Stephen A. Snider	10,407		*
William D. Sullivan	121,158		*
Kenneth E. White, Jr.	97,158		*
Joseph C. Winkler III	9,539		*

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class
Joseph Elkhoury	114,492		*
Elijio V. Serrano	319,976	(7)	*
Peter J. Pintar	329,960	(8)	*
Bass C. Wallace, Jr.	304,749	(9)	*
Directors and executive officers as a group (19 persons)	3,575,058	(10)	4.45%

*	Less than 1%

(1)
Pursuant to a Schedule 13G/A dated January 8, 2016, BlackRock, Inc. has sole dispositive power with respect to 8,100,345 shares of our common stock and sole voting power with respect to 7,866,043 of such shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, but no one person's interest in our common stock is more than 5% of the total outstanding shares.

(2)
Pursuant to a Schedule 13G/A dated February 10, 2016, The Vanguard Group, Inc. has sole dispositive power with respect to 6,052,295 shares of our common stock, shared dispositive power with respect to 96,399 shares of our common stock and sole voting power with respect to 100,199 shares of our common stock. The shares reported include shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 96,399 shares of our common stock, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 3,800 shares of our common stock.

(3)
Pursuant to a Schedule 13G/A dated February 9, 2016, Dimensional Fund Advisors LP has sole voting power with respect to 5,875,182 shares of our common stock and sole dispositive power with respect to 6,139,186 shares of our common stock. Dimensional Fund Advisors LP is a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Although Dimensional Fund Advisors LP possess voting and investment power over the reported share and is deemed to be the beneficial owner of such shares, it disclaims beneficial ownership of such shares. Various Funds have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, but no one Fund's interest in our common stock is more than 5% of the total outstanding shares.

(4)
Pursuant to a Schedule 13G dated February 16, 2016 by Balyasny Asset Management L.P., Atlas Master Fund, Ltd., Atlas Global, LLC, Atlas Global Investments, Ltd., Atlas Institutional Fund, Ltd., Atlas Institutional Fund, LLC., Atlas Institutional Fund II, LLC, Atlas Institutional Fund II, Ltd., Atlas Global Japan Unit Trust, Atlas Enhanced Master Fund, Ltd., Atlas Enhanced Fund, L.P., Atlas Enhanced Fund, Ltd, BAM Zie Master Fund, Ltd., BAM Zie Fund, LLC, BAM Zie Fund Ltd., Lyxor/Balyasny Atlas Enhanced Fund Limited, Atlas Quantitative Trading Fund, Ltd., and Dmitry Balyasny. Dmitry Blyasny and Balyasny Asset Management L.P. each report sole voting and dispositive power as to an aggregate 6,095,872 shares of our common stock.

(5)
Pursuant to a Schedule 13G/A dated February 16, 2016, Clearbridge Investments, LLC has sole dispositive power with respect to 4,210,414 shares of our common stock and sole voting power with respect to 4,210,414 shares of our common stock.

(6)	Includes 562,746 shares subject to options exercisable within 60 days of the record date.

(7)	Includes 134,617 shares subject to options exercisable within 60 days of the record date.

(8)	Includes 63,240 shares subject to options exercisable within 60 days of the record date.

(9)	Includes 190,407 shares subject to options exercisable within 60 days of the record date.

(10)	Includes 1,169,591 shares subject to options exercisable within 60 days of the record date.

The following table sets forth certain information with respect to the beneficial ownership of CSI Compressco LP units as of March 4, 2016 with respect to (i) our directors; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

	Amount and Nature of	Percentage
Name of Beneficial Owner	Beneficial Ownership	of Class
Mark E. Baldwin	0	*
Thomas R. Bates, Jr.	1,000	*
Stuart M. Brightman	24,700	*
Paul D. Coombs	15,649	*
Ralph S. Cunningham	7,500	*
John F. Glick	2,000	*
Stephen A. Snider	0	*
William D. Sullivan	30,419	*

Kenneth E. White, Jr.	0	*
Joseph C. Winkler III	0	*
Joseph Elkhoury	2,000	*
Elijio V. Serrano	0	*
Peter J. Pintar	30,000	*
Bass C. Wallace, Jr.	10,000	*
Directors and executive officers as a group (19 persons)	132,768	0.40%

*	Less than 1%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required and we believe that during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner.

Proposals of Stockholders

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2017 Annual Meeting of Stockholders at our principal executive offices no later than November 19, 2016. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2016 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. Proxies to be solicited by the board for the 2016 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 13, 2016. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

Additional Financial Information

Stockholders may obtain additional financial information about us for the year ended December 31, 2015 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Investor Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

Other Matters

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 4, 2016 will be available for stockholder inspection at our office ten days prior to the meeting date of May 3, 2016.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Tuesday, May 3, 2016 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March 18, 2016. The Notice is not a form for voting, and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about March 18, 2016 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2015 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to April 29, 2016 will be voted. If you return your proxy card with no voting instructions marked, or if you do not return a proxy card or submit voting instructions via the internet or by telephone, your shares will be voted by the trustee as directed by our 401(k) Plan Administrator.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone, or by delivering a later dated proxy card by mail prior to April 29, 2016.

Voting Rules

Stockholders Entitled to Vote - the Record Date. We fixed the close of business on March 4, 2016 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 80,256,544 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting to Elect Directors. When voting to elect directors, you have three options:

•	vote for all of the nominees;

•	vote for one or more of the nominees, but not all; or

•	withhold authority to vote for all of the nominees.

If a quorum is present at the Annual Meeting, the nine persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker nonvotes will not be considered in the vote totals and will have no effect on the vote regarding the election of directors. You may not cumulate your votes for any one of the nominees.

Voting on Other Matters. When voting on all other matters, you have three options:

•	vote FOR a given proposal;

•	vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Proposal No. 2 - Ratification of the appointment of auditors requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting. Brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 3 - Advisory vote to approve the compensation of executive officers is advisory in nature and will not be binding on or overrule any decisions by our Board of Directors or the Compensation Committee of our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 4 - Approval of the amendment to our Restated Certificate of Incorporation requires the affirmative vote of a majority of TETRA’s outstanding shares. This proposal is considered to be a routine matter on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. To the extent we receive any broker non-votes on this proposal, they will have the same effect as a vote against this proposal. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

Proposal No. 5 - Approval of the amendment and restatement of our Second Amended and Restated 2011 Long Term Incentive Compensation Plan to increase the number of shares of common stock available under the plan for issuance requires the affirmative vote of a majority of the shares having voting power on such matter that are present or represented at the Annual Meeting. Brokers do not have discretionary authority to vote on this proposal. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote. For the purpose of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

In addition to the vote required by our bylaws described above, under the New York Stock Exchange (“NYSE”) rules, approval of this proposal requires approval of a majority of votes cast on the proposal. The NYSE takes the position that a broker non-vote is not a “vote cast.” Accordingly, broker non-votes will have no effect on the outcome of the vote on this matter. However, abstentions will be counted by the NYSE as a vote cast and will be treated as a vote against the proposal.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of each of the nominees for director;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	FOR the approval of the compensation of executive officers;

•	FOR the amendment of our Restated Certificate of Incorporation; and

•	FOR the amendment and restatement of our Second Amended and Restated 2011 Long Term Incentive Compensation Plan.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers, and employees may solicit the return of proxies by mail, personal interview, telephone, or email. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

Householding of Annual Meeting Materials

SEC rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one notice of internet availability of the proxy materials or one paper copy proxy statement and annual report, as applicable, to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our notice of internet availability of proxy materials or our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the notice of internet availability of proxy materials or our proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one notice of internet availability of proxy materials or proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

By order of the Board of Directors,

Kimberly M. O'Brien
Corporate Secretary
March __, 2016
The Woodlands, Texas

Appendix A

TETRA TECHNOLOGIES, INC.

~~SECOND~~ THIRD AMENDED AND RESTATED
2011 LONG TERM INCENTIVE COMPENSATION PLAN

TETRA TECHNOLOGIES, INC.

~~SECOND~~THIRD AMENDED AND RESTATED
2011 LONG TERM INCENTIVE COMPENSATION PLAN

Table of Contents

ARTICLE I INTRODUCTION	1
1.1 Purpose	1
1.2 Definitions	1
1.3 Shares Subject to the Plan	5
1.4 Administration of the Plan	6
1.5 Granting of Awards to Participants	7
1.6 Leave of Absence	7
1.7 Term of Plan	7
1.8 Amendment and Discontinuance of the Plan	8

ARTICLE II NONQUALIFIED OPTIONS	8
2.1 Eligibility	8
2.2 Exercise Price	8
2.3 Terms and Conditions of Nonqualified Options	8
2.4 Option Repricing	10
2.5 Vesting	10

ARTICLE III INCENTIVE OPTIONS	10
3.1 Eligibility	10
3.2 Exercise Price	10
3.3 Dollar Limitation	10
3.4 10% Stockholder	11
3.5 Incentive Options Not Transferable	11
3.6 Compliance with Code Section 422	11
3.7 Limitations on Exercise	11

ARTICLE IV BONUS STOCK	11

ARTICLE V STOCK APPRECIATION RIGHTS	11
5.1 Eligibility	11
5.2 Repricing	12
5.3 Vesting	12

ARTICLE VI RESTRICTED STOCK	12
6.1 Eligibility	12
6.2 Restrictions, Restricted Period and Vesting	12
6.3 Forfeiture of Restricted Stock	13
6.4 Delivery of Shares of Common Stock	13

ARTICLE VII PERFORMANCE AWARDS	13
7.1 Performance Awards	13
7.2 Performance Goals	14

ARTICLE VIII CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS	15
8.1 General	15
8.2 Stand-Alone, Additional and Substitute Awards	16
8.3 Term of Awards	17
8.4 Form and Timing of Payment Under Awards; Deferrals	17
8.5 Vested and Unvested Awards	18
8.6 Exemptions from Section 16(b) Liability	18
8.7 Transferability	18
8.8 Rights as a Stockholder	19
8.9 Listing and Registration of Shares of Common Stock	19
8.10 Termination of Employment, Death, Disability and Retirement	19
8.11 Change in Control	21
8.12 Clawback/Recoupment Policy	22

ARTICLE IX WITHHOLDING FOR TAXES	22

ARTICLE X MISCELLANEOUS	23
10.1 No Rights to Awards or Uniformity Among Awards	23
10.2 Conflicts with Plan	23
10.3 No Right to Employment	23
10.4 Governing Law	23
10.5 Gender, Tense and Headings	23
10.6 Severability	23
10.7 Stockholder Agreements	23
10.8 Funding	23
10.9 No Guarantee of Tax Consequences	23

TETRA TECHNOLOGIES, INC.
~~SECOND~~THIRD AMENDED AND RESTATED
2011 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE I
INTRODUCTION

1.1    Purpose. This TETRA Technologies, Inc. ~~Second~~ Third Amended and Restated 2011 Long Term Incentive Compensation Plan (the Plan) amends and restates the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan (as previously amended and restated, the Original Plan) and is intended to promote the interests of TETRA Technologies, Inc., a Delaware corporation, (the Company) and its stockholders by encouraging Employees, Consultants and Non-Employee Directors of the Company or its Affiliates (as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Board of Directors of the Company (the Board) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation and accordingly is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

1.2    Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

Affiliate means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, that, for the purpose of issuing Options or Stock Appreciation Rights, “Affiliate” means any corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. § 1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears.

Awards means, collectively, Options, Bonus Stock, Stock Appreciation Rights, Restricted Stock or Performance Awards.

Board means the board of directors of the Company described in Section 1.1 of the Plan.

Bonus Stock means Common Stock described in Article IV of the Plan.

Change in Control shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its majority subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate (as determined immediately prior to such event), (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a Person), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Effective Date, constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then “Change in Control” shall mean a transaction, event or circumstance that constitutes a Change in Control as defined above and that also constitutes a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code.

Code means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

Committee means the Compensation Committee of the Board which shall consist of not less than three members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act) appointed by and serving at the pleasure of the Board to administer the Plan or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the Committee shall consist solely of two or more “outside directors” as described in Section 162(m)(4)(C)(i) of the Code.

Common Stock means the common stock, $0.01 par value per share of the Company.

Company means the corporation described in Section 1.1 of the Plan or any successor thereto which assumes and continues the Plan.

Consultant means any individual, other than a Director or an Employee, who renders consulting or advisory services to the Company or an Affiliate, provided such services are not in connection with the offer or sale of securities in a capital raising transaction.

Covered Employee means any of the Chief Executive Officer of the Company and the three highest paid officers of the Company other than the Chief Executive Officer or the Chief Financial Officer as described in Section 162(m)(3) of the Code or any individual Consultant, Director or other Employee, or class of Consultants, Directors or Employees, who the Committee specifies in an Award shall be treated as a Covered Employee.

Disability means an inability to perform the Participant’s material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Participant (or his guardian) and the Company, provided that if the Participant (or his guardian) and the Company do not agree on a physician, the Participant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company shall conclusively establish the Participant’s disability. In the case of any Award that is or becomes subject to Section 409A of the Code, “Disability” means a condition that meets the requirements of Treas. Reg. § 1.409A-3(i)(4).

Effective Date means May 3, 2011, the date on which the Original Plan was initially approved by stockholders of the Company. The provisions of the Original Plan, as amended from time to time including, without limitation, the Plan, shall be applicable to all Awards granted on or after the Effective Date.

Employee means any employee of the Company or an Affiliate.

Employment means any period in which a Participant is an Employee of the Company or an Affiliate.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value or FMV Per Share means, as of any given date, the closing price per share on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, or if no trade of the Common Stock shall have been reported for such date, the closing price quoted on such exchange or market for the immediately preceding date on which such shares were traded. The term “closing price” on any given day shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price on such day, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the last transaction price on such day of the shares of Common Stock on the Nasdaq Market, Inc. (“NASDAQ”). If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization on any given day, the FMV Per Share shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

Full Value Award means an Award that is settled by the issuance of shares of common stock, other than an Option or a Stock Appreciation Right.

Incentive Option means any option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.

Incumbent Board means the Board described in paragraph (v) of the definition of Change in Control under Section 1.2 of the Plan.

Non-Employee Director means a person who is a member of the Board but who is neither an Employee nor a Consultant of the Company or any Affiliate.

Nonqualified Option means an option not intended to satisfy the requirements of Code Section 422 and which is granted pursuant to Article II of the Plan.

Option means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Stock Option or a Nonqualified Stock Option, or both, as applicable.

Option Expiration Date means the date determined by the Committee which shall not be more than ten years after the date of grant of an Option.

Optionee means a Participant who has received or will receive an Option.

Original Plan has the meaning set forth in the definition of Effective Date under Section 1.2 of the Plan.

Participant means any Non-Employee Director, Employee or Consultant granted an Award under the Plan.

Performance Award means an Award granted pursuant to Article VII of the Plan which, if earned, will afford the Participant the right to receive shares of Common Stock, cash or any combination thereof as determined by the Committee.

Plan means the plan described in Section 1.1 of the Plan and set forth in this document, as amended from time to time.

Restricted Period means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

Restricted Stock means one or more shares of Common Stock prior to the lapse of restrictions thereon, granted under Article VI of the Plan.

Retirement means termination of Employment of an Employee or termination of service of a Non-Employee Director or Consultant, in each case under circumstances as shall constitute retirement as determined by the Committee.

Securities Act means the Securities Act of 1933, as amended.

Spread means the amount determined pursuant to Section 5.1(a) of the Plan.

Stock Appreciation Right means an Award granted pursuant to Article V of the Plan.

1.3    Shares Subject to the Plan. Subject to adjustment as provided in this Plan, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall be ~~5,600,000~~ 11,000,000 shares, and of that number the maximum aggregate number of shares of Common Stock that may be issued under the Plan through Options is ~~5,600,000~~ 11,000,000 shares, all or any portion of which may be Incentive Options. Solely for the purposes of implementing the limitation of the immediately preceding sentence, an Award of an Option or a Stock Appreciation Right in respect of one share of Common Stock shall be deemed to be an Award of one share of Common Stock on the date of grant. An Award of a share of Bonus Stock or Restricted Stock shall be deemed to be an Award of 1.38 shares of Common Stock for every one share granted on the date of grant. With respect to any Performance Award to be settled in shares of Common Stock, the value of the maximum benefit that may be paid under the Performance Award shall be divided by the FMV Per Share of Common Stock as of the date of grant of the Performance Award and each share resulting from such computation shall be deemed to be an Award of 1.38 shares of Common Stock for purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. If the number of shares of Common Stock issued in settlement of the Performance Award exceeds the number determined to be issued on the date of grant in accordance with the preceding sentence, each such additional share of Common Stock issued shall be deemed to be an Award of 1.38 shares of Common Stock for the purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. In addition, during any calendar year, the maximum number of shares of Common Stock underlying Awards (other than Performance Awards) granted to any one Participant in such calendar year shall not exceed 400,000 shares. The maximum amount of compensation (whether denominated or payable in shares of Common Stock, cash, other Awards or other property) that any one Participant may receive in any calendar year in respect of Performance Awards may not exceed, in the aggregate, $2,000,000.

Notwithstanding the above, in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall, subject to any required action by the stockholders of the Company, be ratably adjusted by the Committee. Upon the occurrence of any of the events described in the immediately preceding sentence, in order to ensure that after such event the shares of Common Stock subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event, the Committee shall, in such manner as it may deem equitable, adjust (i) the number of shares of Common Stock with respect to which Awards may be granted under the Plan, (ii) the maximum number of shares of Common Stock that may be covered by Awards to any single individual during any calendar year, (iii) the number of shares of Common Stock subject to outstanding Awards, (iv) the grant or exercise price with respect to an Award, and (v) the ratio for the determination of Full Value Awards as set forth above in this Section 1.3; provided, however, that (A) with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code, and (B) with respect to all Awards, such adjustment shall be effected in a manner, along with any other changes or adjustments as the Committee shall deem appropriate, to ensure (1) that any Award that is not subject to, or that complies with, Section 409A of the Code shall continue to be not subject to, or continue to comply with Section 409A of the Code, (2) any Award that was intended to comply with the exemption for “performance-based compensation” under Section 162(m) of the Code shall continue to so comply, and (3) the changes and adjustments do not result in any material reduction in the benefit of the Award to the Participant without the consent of the Participant.

In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason other than the withholding of shares for payment of taxes or exercise price, or in the event any Award (or portion thereof) granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available for the grant of additional Awards under the Plan in the same amount as such shares were counted against the limit set forth in the first paragraph of this Section 1.3. If any Performance Award granted under this Plan may only be settled in cash, such Award shall not be counted against the maximum number of shares that may be covered by Awards granted under the Plan as set forth in the first paragraph of this Section 1.3. Shares of Common Stock that cease to be subject to an Award because of the exercise of the Award, or the vesting of a Restricted Stock Award or similar Award, shall no longer be subject to any further grant under the Plan. Notwithstanding anything to the contrary, (i) shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Company by a Participant or withheld from any Award by the Company as full or partial payment of the exercise price or purchase price of any Award shall not be added back to the maximum share limitations described above or thereafter be made available under the Plan for the grant of additional Awards; (ii) shares that are withheld from any Award by the Company in payment of any applicable tax withholding obligation in connection with the exercise, vesting or earning of any Award shall not be added back to the maximum share limitations described above or thereafter made available under the Plan for the grant of additional awards; and (iii) with respect to Stock Appreciation Rights, when a Stock Appreciation Right is exercised, the shares of Common Stock subject to such Stock Appreciation Right shall be counted against the shares available for issuance under the Plan as one share of Common Stock for every share subject thereto, regardless of the number of shares of Common Stock used to settle the Stock Appreciation Right upon exercise. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable. No fractional shares shall be issued under the Plan; payment for any fractional shares shall be made in cash.

Notwithstanding anything in the Plan to the contrary, the Committee may grant or amend Full Value Awards covering up to ten percent (10%) of the shares of Common Stock available for issuance pursuant to this Section 1.3, and awards of Stock Options and Stock Appreciation Rights covering up to fifteen percent (15%) of the shares of Common Stock available for issuance pursuant to this Section 1.3, without regard to the minimum vesting requirements of Article IV and Sections 2.5, 5.3 and  6.2(b) of the Plan.

1.4    Administration of the Plan.

(a)    The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall (i) select the Employees, Consultants and Non-Employee Directors to whom Awards may be granted hereunder, (ii) determine the type or types of Awards to be made, (iii) determine the size or number of shares to be subject to an Award, (iv) determine the terms and conditions of any Award, consistent with the terms of the Plan, which terms may include the time or times when Awards may be exercised (which may be based on performance criteria), any provision regarding the acceleration of vesting or waiver of forfeiture restrictions, and any other condition or limitation regarding an Award, based on such factors as the Committee, in its sole discretion, will determine, (v) determine, as to all or part of any Award as to any Participant, at the time the Award is granted or thereafter, whether, to the extent, and under what circumstances an Award may be vested, canceled, forfeited or surrendered (including the acceleration of the exercisability or vesting of, or a waiver of the terms and conditions applicable to, any Award), in connection with the Participant’s death, Disability, Retirement, a Change in Control, a termination of the Participant’s Employment or termination of the Participant’s service following a Change in Control, or such other circumstances as may be determined by the Committee, for any reason at any time; (vi) modify or amend each Award, including the discretionary acceleration of exercisability or vesting, the waiver of forfeiture restrictions or other terms and conditions applicable to an Award, and the authority to extend the post-termination exercisability period of Awards under the conditions set forth in the Plan, provided that any such extension may not exceed the expiration date set forth in the Award, (vii) interpret the Plan and all Awards under the Plan, (viii) make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, (ix) make all other determinations necessary or advisable for the administration of the Plan and (x) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be final, binding and conclusive on all affected persons, including the Company; any Affiliate; any grantee, holder or beneficiary of an Award; any stockholder; and any Employee, Consultant or Non-Employee Director. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

(b)    Subject to the following provisions, the Committee may from time to time delegate, to the extent permitted by law, some or all of its authority and powers under the Plan, including the authority to grant Awards under the Plan, to a committee consisting of one or more members of the Board; provided, however, that the Committee may not delegate its authority (i) to make Awards to any Participant (A) who is, or is expected to be, a Covered Employee, or (B) who is, or is expected to become, subject to Section 16 of the Exchange Act, (ii) to interpret the Plan or any Award, or (iii) to amend any Award or to accelerate the vesting or lapse of any restrictions on any Award. Any delegation hereunder shall be subject to such other restrictions and limitations that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority as herein provided and the Committee may at any time rescind the authority delegated hereunder. Any action undertaken by such Board committee in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include the Board committee to whom such authority has been delegated.

1.5    Granting of Awards to Participants. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Consultants and Non-Employee Directors as may be selected by it subject to the terms and conditions hereinafter set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Committee may consider the contribution the recipient has made and/or may make to the growth of the Company or its Affiliates and any other factors that it may deem relevant. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. In no event shall any Employee, Consultant or Non-Employee Director, nor his or its legal representatives, heirs, legatees, distributees or successors have any right to participate in the Plan except to such extent, if any, as permitted under the Plan and as the Committee may determine.

1.6    Leave of Absence. If an Employee is on military, sick leave or other bona fide leave of absence, such person shall be considered an “Employee” for purposes of an outstanding Award during the period of such leave provided it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the 91st day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

1.7    Term of Plan. If not sooner terminated under the provisions of Section 1.9, the Plan shall terminate upon, and no further Awards shall be made, after February 16, 2021; provided, however, that the termination of the Plan on such date will not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

1.8    Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, subject to Section 8.11, no amendment, suspension or termination of the Plan may without the consent of the holder of an Award terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect; and provided further, however, that no amendment of the Plan shall be effective prior to its approval by the stockholders of the Company to the extent that (i) it would contravene the requirements of Section 2.4 or Section 5.2 of the Plan or (ii) such approval is required by (A) applicable legal requirements, (B) the requirements of any securities exchange on which the Company’s stock may be listed or (C) the requirements of the Nasdaq Stock Market, Inc. on which the Company’s stock may be listed. Notwithstanding the foregoing, the Board may amend the Plan in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to the Participants.

ARTICLE II
NONQUALIFIED OPTIONS

2.1    Eligibility. The Committee may grant Nonqualified Options to purchase the Common Stock to any Employee, Consultant and Non-Employee Director according to the terms set forth below. Each Nonqualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom Nonqualified Options were granted in such form as the Committee shall provide.

2.2    Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Nonqualified Option granted under this Article II shall not be less than one hundred percent (100%) of the FMV Per Share as of the date of grant of such Nonqualified Option. The exercise price for each Nonqualified Option granted under Article II shall be subject to adjustment as provided in Section 2.3(d) of the Plan.

2.3    Terms and Conditions of Nonqualified Options. Nonqualified Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

(a)    Option Period and Conditions and Limitations on Exercise. No Nonqualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Nonqualified Option shall be exercisable at such time or times as the Committee in its discretion may determine.

(b)    Manner of Exercise. In order to exercise a Nonqualified Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Nonqualified Option shall either be (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the person for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Nonqualified Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Nonqualified Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Nonqualified Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. The date of sale of the shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Nonqualified Option. If the Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

(c)    Nonqualified Options not Transferable. Except as provided below, no Nonqualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during the lifetime of the Participant to whom any such Nonqualified Option is granted, it shall be exercisable only by the Participant (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Nonqualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Nonqualified Option with respect to the shares involved in such attempt. With respect to a specific Nonqualified Option, in accordance with rules and procedures established by the Committee from time to time, the Participant (or his guardian) may transfer, for estate planning purposes, all or part of such Nonqualified Option to one or more immediate family members or related family trusts or partnerships or similar entities as determined by the Committee. Any Nonqualified Option that is transferred in accordance with the provisions of this Section may only be exercised by the person or persons who acquire a proprietary interest in the Nonqualified Options pursuant to the transfer.

    (d)    Adjustment of Nonqualified Options. In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, proportionate adjustments shall be made as provided in Section 1.3.

(e)    Listing and Registration of Shares. Each Nonqualified Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Nonqualified Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Nonqualified Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

2.4    Option Repricing. With stockholder approval, the Committee may grant to holders of outstanding Nonqualified Options, in exchange for the surrender and cancellation of such Nonqualified Options, new Nonqualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Nonqualified Options so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 2.3(d), no Nonqualified Option may be amended to reduce the exercise price of the shares subject to such Nonqualified Option without prior stockholder approval.

2.5    Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of a Participant’s Employment or termination of a Participant’s service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control or a termination of Employment or termination of service following a Change in Control. Subject to the final paragraph of Section 1.3 of the Plan, no condition on vesting of a Nonqualified Option that is based upon continued employment or the passage of time shall provide for vesting in full of the Nonqualified Option more quickly than in pro rata installments over three years from the date of grant of the Award.

ARTICLE III
INCENTIVE OPTIONS

The terms specified in this Article III shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all the provisions of Article II shall be applicable to Incentive Options, including the vesting provisions of Section 2.5. Options which are specifically designated as Nonqualified Options shall not be subject to the terms of this Article III.

3.1    Eligibility. Incentive Options may only be granted to Employees of the Company or its parent or subsidiary as defined in Sections 424(e) or (f) of the Code, as applicable, while each such entity is a “corporation” described in Section 7701(a)(3) of the Code and Treas. Reg. Section 1.421-1(i)(1).

3.2    Exercise Price. Subject to Section 3.4, the exercise price per share shall not be less than one hundred percent (100%) of the FMV Per Share as of the option date of grant.

3.3    Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate which is a parent or subsidiary as defined in Code Sections

424(e) or (f), as applicable) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

3.4    10% Stockholder. If any Employee to whom an Incentive Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” of the Company (as defined in Section 424(e) of the Code) or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code), then the exercise price per share shall not be less than one hundred ten percent (110%) of the FMV Per Share as of the date of grant and the option term shall not exceed five (5) years measured from the date of grant. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

3.5    Incentive Options Not Transferable. No Incentive Option granted hereunder (i) shall be transferable other than by will or by the laws of descent and distribution and (ii) except as permitted in regulations or other guidance issued under Section 422 of the Code, shall be exercisable during the Optionee’s lifetime by any person other than the Optionee (or his guardian).

3.6    Compliance With Code Section 422. All Options that are intended to be incentive stock options described in Code Section 422 shall be designated as such in the Option grant and in all respects shall be issued in compliance with Code Section 422.

3.7    Limitations on Exercise. Except as provided in Section 8.10(d), no Incentive Option shall be exercisable after the earlier of (i) three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability, and (ii) the Option Expiration Date.

ARTICLE IV
BONUS STOCK

The Committee may, from time to time and subject to the provisions of the Plan including the limitation set forth in Section 1.3 of the Plan, grant shares of Bonus Stock to Employees, Consultants and Non-Employee Directors. Such grants of Bonus Stock shall be in consideration of performance of services by the Participant without additional consideration except as may be required by the Committee or pursuant to Article IX. Notwithstanding the foregoing, subject to the final paragraph of Section 1.3 of the Plan, no condition on vesting of a Bonus Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Bonus Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Bonus Stock Award more quickly than in pro rata installments over three years from the date of grant of the Bonus Stock Award.

ARTICLE V
STOCK APPRECIATION RIGHTS

5.1    Eligibility. The Committee is authorized to grant Stock Appreciation Rights to Employees, Consultants and Non-Employee Directors on the following terms and conditions.

(a)    Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted, upon exercise thereof, a right to receive shares of Common Stock, the value of which is equal to the excess of (A) the FMV Per Share on the date of exercise over (B) the deemed exercise price which shall be one hundred percent (100%) of the FMV Per Share as of the date of grant (the Spread) with respect to a specified number of shares of Common Stock. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Stock Appreciation Right may not exceed a specified amount. The deemed exercise price for each Stock Appreciation Right granted under Article V shall be subject to adjustment as provided in Section 1.3 in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, or a combination of shares or the like.

(b)    Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, and any other terms and conditions of any Stock Appreciation Right; provided, however, a Stock Appreciation Right shall not be granted in tandem or in combination with any other Award if that would (i) cause application of Section 409A of the Code to the Award or (ii) result in adverse tax consequences under Section 409A of the Code should that code section apply to the Award.

5.2    Repricing. With stockholder approval, the Committee may grant to holders of outstanding Stock Appreciation Rights, in exchange for the surrender and cancellation of such Stock Appreciation Rights, new Stock Appreciation Rights having deemed exercise prices lower (or higher with any required consent) than the deemed exercise price provided in the Stock Appreciation Rights so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 1.3, no Stock Appreciation Right may be amended to reduce the deemed exercise price of the shares subject to such Stock Appreciation Right without prior stockholder approval.

5.3    Vesting. Subject to the final paragraph of Section 1.3 of the Plan, no condition on vesting of a Stock Appreciation Right that is based upon continued employment or the passage of time shall provide for vesting in full of the Stock Appreciation Right more quickly than in pro rata installments over three years from the date of grant of the Award.

ARTICLE VI
RESTRICTED STOCK

6.1    Eligibility. All Employees, Consultants and Non-Employee Directors shall be eligible for grants of Restricted Stock.

6.2    Restrictions, Restricted Period and Vesting.

(a)    The Restricted Stock shall be subject to such forfeiture restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code) and restrictions on transfer by the Participant and repurchase by the Company as the Committee, in its sole discretion, shall determine, including, without limitation, restrictions based on the achievement of specific performance goals (which may be based on one or more of the criteria set forth in Section 7.2(b)) and time-based restrictions or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock. Prior to the lapse of such restrictions the Participant shall not be permitted to transfer such shares. The Company shall have the right to repurchase or recover such shares for the amount of any cash paid therefor if (i) the Participant’s Employment with or service to the Company shall terminate prior to the lapse of such restrictions or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award.

(b)    Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of a Participant’s Employment or service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control or termination of a Participant’s Employment or termination of a Participant’s service following a Change in Control. Subject to the final paragraph of Section 1.3 of the Plan, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than in pro rata installments over three years from the date of grant of the Restricted Stock Award.

(c)    Immediate Transfer Without Immediate Delivery of Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, along with a stock power endorsed in blank until such time as the restrictions on transfer have lapsed. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares; provided, however, the Committee may in the Award restrict the Participant’s right to dividends until the restrictions on the Restricted Stock lapse. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the TETRA Technologies, Inc. Amended and Restated 2011 Long Term Incentive Compensation Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Award dated , 20__.

6.3    Forfeiture of Restricted Stock. If, for any reason, the restrictions imposed by the Committee upon Restricted Stock are not satisfied at the end of the Restricted Period, any Restricted Stock remaining subject to such restrictions shall thereupon be forfeited by the Participant and reacquired by the Company.

6.4    Delivery of Shares of Common Stock. Pursuant to Section 8.5 of the Plan and subject to withholding requirements of Article IX of the Plan, at the expiration of the Restricted Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restricted Period has expired shall be delivered without charge to the Participant, or his personal representative, free of all restrictions under the Plan.

ARTICLE VII
PERFORMANCE AWARDS

7.1    Performance Awards. The Committee may grant Performance Awards based on performance goals as set forth in Section 7.2 measured over a performance period established pursuant to Section 7.2(c) of the Plan. The Committee may use any such business criteria and other measures of performance as set forth in Section 7.2 as it may deem appropriate in establishing any performance conditions. A Performance Award granted under the Plan (i) may be denominated or payable in cash, shares of Common Stock (including, without limitation, Restricted Stock), other Awards or other property, and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more performance goals during such performance periods as the Committee may establish within the provisions of this Article VII.

7.2    Performance Goals. The grant and/or settlement of a Performance Award shall be contingent upon terms set forth in this Section 7.2.

(a)    General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, performance goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b)    Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company, shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in price per share; (C) increase in revenues; (D) increase in cash flow; (E) return on assets; (F) return on investments; (G) return on equity; (H) return on net capital employed; (I) economic value added; (J) gross margin; (K) net income; (L) earnings before interest, taxes, depreciation, depletion and amortization; (M) earnings before interest and taxes; (N) profit before taxes; (O) operating income; (P) total stockholder return; (Q) debt reduction; (R) health/safety/environmental performance; and (S) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Oil Service Index (OSX) or components thereof or a group of comparable companies.

(c)    Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of not less than one year and not more than five years, as specified by the Committee, subject to the provisions of Section 8.10(d) with respect to death, Disability and Retirement and Section 8.11 with respect to a Change in Control and a termination of Employment or termination of service following a Change in Control. Performance goals in the case of any Award granted to a Participant shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d)    Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made by the later of (i) the date that is 2 1/2 months after the end of the Participant’s first taxable year in which the Performance Award is earned and payable under the Plan and (ii) the date that is 2 1/2 months after the end of the Company’s first taxable year in which the Performance Award is earned and payable under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. Subject to the limitation set forth in Section 1.3, with respect to any Performance Award payable in shares of Common Stock, the number of shares of Common Stock deliverable shall be determined by dividing the amount payable under a Performance Award by the FMV Per Share of Common Stock on the determination date and a stock certificate evidencing the resulting shares of Common Stock (to the nearest full share) shall be delivered to the Participant, or his personal representative, and the value of any fractional shares will be paid in cash. If at the time payment is due with respect to any Performance Award payable in shares of Common Stock there is not a sufficient number of shares of Common Stock available under the Plan to pay such Performance Award fully in shares of Common Stock, the Performance Award shall first be paid in shares of Common Stock if any, as provided above with the remaining portion of such Performance Award payable in cash. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited by the Participant in the event of termination of a Participant’s Employment or of a Participant’s service prior to the end of a performance period or settlement of Performance Awards.

(e)    Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award, and the achievement of performance goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards.

(f)    Status of Performance Awards Under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations § 1.162-27 and successor regulations thereto) shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 7.2 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean any person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. Notwithstanding any provision of this Plan to the contrary, the Committee may not increase the amount payable to a Covered Employee in respect of a Performance Award, or to otherwise amend or affect an Option, Stock Appreciation Right or Performance Award, that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code to otherwise fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

ARTICLE VIII
CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

8.1    General. Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards by the Participant in the event of termination of a Participant’s Employment or termination of a Participant’s service and terms permitting a Participant to make elections relating to his or her Award; provided, that any such election would not (i) cause the application of Section 409A of the Code to the Award or (ii) create adverse tax consequences under Section 409A of the Code should Section 409A apply to the Award. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Committee may amend an Award; provided, however, subject to Section 8.11, no amendment of an Award may, without the consent of the holder of the Award, adversely affect such person’s rights with respect to such Award in any material respect. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award; provided, however, that, subject to Section 8.11, the Committee shall not have any discretion to accelerate or waive any term or condition of an Award if (x) such discretion would cause the Award to have adverse tax consequences to the Participant under Section 409A of the Code or (y) if the Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and such discretion would cause the Award not to so qualify. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware Corporation Law, no consideration other than services may be required for the grant of any Award.

8.2    Stand-Alone, Additional and Substitute Awards.

(a)    Awards Granted by the Company and Affiliates. Subject to the limitations on repricing set forth below and in Sections 2.4 and 5.2 of the Plan, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in substitution or exchange for, any other Award or any award granted under another plan of the Company or any Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate; provided, however, no Award shall be issued in tandem with another Award under the Plan or in tandem or in connection with any award granted under another plan of the Company or any Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate if such an issuance would result in adverse tax consequences under Section 409A of the Code. Such additional, substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 8.2(a) shall be effective only to the extent that such action will not cause (i) the holder of the Award to lose the protection of Section 16(b) of the Exchange Act and rules and regulations promulgated thereunder, (ii) any Award that is designed to qualify payments thereunder as performance-based compensation as defined in Section 162(m) of the Code to fail to qualify as such performance-based compensation, or (iii) any Award that is subject to Section 409A of the Code to result in adverse consequences under Section 409A of the Code. In addition, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without prior stockholder approval.

(b)    Substitute Awards for Awards Granted by Other Entities. The Committee shall have the authority to grant substitute Awards under the Plan in assumption of, or in substitution or exchange for, any options or awards previously granted by another entity that are transferred to the Company or an Affiliate as a result of the acquisition of, or merger, consolidation or other corporate transaction with, such other entity by the Company or an Affiliate. The number of shares of Common Stock covered by any such substitute Awards shall not reduce, or otherwise be counted against, the aggregate number of shares of Common Stock available for grant under the Plan. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the substitute Awards so granted, including, without limitation, the exercise price of any such substitute Award, may vary from those set forth in or required by the Plan to the extent the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the terms, provisions and benefits of the options or awards being assumed or replaced. In addition, the date of grant of any substitute Award shall relate back to the initial option or award being assumed or replaced, and service with the acquired entity shall constitute service with the Company or its Affiliate.

8.3    Term of Awards. The term or Restricted Period of each Award that is an Option, Stock Appreciation Right or Restricted Stock shall be for such period as may be determined by the Committee; provided that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter terms as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

8.4    Form and Timing of Payment Under Awards; Deferrals.

(a)    General Provisions. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other Awards or other property or any combination thereof, and may be made as a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Plan and/or Award agreement, be accelerated, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that such discretion may not be exercised by the Committee if the exercise of such discretion would result in adverse tax consequences to the Participant under Section 409A of the Code. Installment or deferred payments may be required or permitted by the Committee (subject to Section 1.8 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement); provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(b)    Section 409A Limits on Certain Payments. Notwithstanding any other provision of the Plan or an Award to the contrary, if a Participant is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, with the Company and its Affiliates until the later of the date prescribed for payment in this Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the Award, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest. Notwithstanding any other provision of the Plan or an Award to the contrary, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Plan or the affected Award on account of a termination of the Participant’s Employment or service relationship with the Company and its Affiliates unless that termination also constitutes a “separation from service” as defined in Section 409A of the Code.

8.5    Vested and Unvested Awards. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award of (i) Restricted Stock, a certificate (or such other evidence of ownership), without the legend set forth in Section 6.2(c), for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Employee, and (ii) Stock Appreciation Rights or Performance Awards to be paid in shares of Common Stock, a certificate (or such other evidence of ownership) for the number of shares equal in value to the number of Stock Appreciation Rights or amount of Performance Awards payable under those Awards shall be delivered to the person. The number of shares of Common Stock which shall be issuable upon exercise of a Stock Appreciation Right or earning of a Performance Award to be paid in shares of Common Stock shall be determined by dividing (1) by (2) where (1) is the number of shares of Common Stock as to which the Stock Appreciation Right is exercised multiplied by the Spread or the amount of Performance Award that is earned and payable, as applicable, and (2) is the FMV Per Share of Common Stock on the date of exercise of the Stock Appreciation Right or the date the Performance Award is determined to be earned and payable, as applicable. Upon a termination, resignation or removal of a Participant under circumstances that do not result in such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Stock Appreciation Rights or Performance Awards, as the case may be, shall, unless otherwise provided in this Plan, either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

8.6    Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16(b) of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

8.7    Transferability.

(a)    Non-Transferable Awards and Options. Except as otherwise specifically provided in the Plan, no Award and no right under the Plan, contingent or otherwise, other than Bonus Stock or Restricted Stock as to which restrictions have lapsed, will be (i) assignable, saleable, or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 8.7(a) shall be void and ineffective for all purposes.

(b)    Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes Disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Participant’s estate, or the person or persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.

8.8    Rights as a Stockholder.

(a)    No Stockholder Rights. Except as otherwise provided in Section 8.8(b) or Section 6.2(c), a Participant who has received a grant of an Award or a transferee of such Participant shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes the holder of record. Except as otherwise provided in Section 8.8(b) or Section 1.3, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

(b)    Holder of Restricted Stock. Unless otherwise approved by the Committee prior to the grant of a Restricted Stock Award, a Participant who has received a grant of Restricted Stock or a permitted transferee of such Participant shall not have any rights of a stockholder until such time as a stock certificate has been issued with respect to all, or a portion of, such Restricted Stock Award, except as otherwise provided in Section 6.2(c).

8.9    Listing and Registration of Shares of Common Stock. The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of an Award until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

8.10    Termination of Employment, Death, Disability and Retirement.

(a)    Termination of Employment or Service. Except as provided in Section 8.11 with respect to a termination of a Participant’s Employment or service following a Change in Control, if Employment of an Employee or service of a Non-Employee Director or Consultant is terminated for any reason whatsoever other than death, Disability or Retirement, then, unless otherwise provided in the Award or as otherwise determined by the Committee, any nonvested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur, and the Employee, Consultant or Non-Employee Director shall be entitled to utilize his or her exercise rights with respect to the portion of the Award vested as of the date of termination for a period that shall end on the earlier of (i) the expiration date set forth in the Award with respect to the vested portion of such Award or (ii) the date that occurs three (3) months after such termination date.

(b)    Retirement. Unless otherwise provided in the Award, upon the Retirement of a Participant:

(i)    any nonvested portion of any outstanding Award shall immediately terminate and no further vesting shall occur; and

(ii)    any exercise rights with respect to any vested Award shall expire on the earlier of (A) the expiration date set forth in the Award; or (B) the expiration of twelve (12) months after the date of Retirement.

(c)    Disability or Death. Unless otherwise provided in the Award, upon termination of a Participant’s Employment or service from the Company or any Affiliate which is a parent or subsidiary as a result of Disability or death of a Participant, or with respect to a Participant who is either a retired former Employee, Non-Employee Director or Consultant who dies during the period described in Section 8.10(b), hereinafter the “Applicable Retirement Period,” or a disabled former Employee, Non-Employee Director or Consultant who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination of Employment or service due to Disability, hereinafter the “Applicable Disability Period,”

(i)    any nonvested portion of any outstanding Award that has not already terminated shall immediately terminate and no further vesting shall occur; and

(ii)    any exercise rights with respect to any vested Award shall expire upon the earlier of (A) the expiration date set forth in the Award or (B) the later of (1) the first anniversary of such termination of Employment or service as a result of Disability or death, or (2) the first anniversary of such person’s death during the Applicable Retirement Period (except in the case of an Incentive Option) or the Applicable Disability Period.

(d)        Acceleration of Vesting and Lapse of Restrictions. Notwithstanding the above provisions of this Section 8.10, to the extent not already provided for in the Award, upon the Retirement of a Participant, or upon termination of Employment or service as a result of the Disability or death of a Participant, the Committee, in its discretion and on an individual basis, may provide (i) with respect to any Stock Option or Stock Appreciation Right, that all or a part of the unvested portion of such Award shall become vested and, together with the previously vested portion of the Award, shall be exercisable for such period and upon such terms and conditions as may be determined by the Committee, provided that such continuation may not exceed the expiration date set forth in the Award; and, (ii) with respect to Restricted Stock, that all or a part of the unvested portion of the Award shall become vested; provided, however, that (A) if the Award is to a Covered Employee and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such acceleration of vesting and waiver of restrictions may only occur upon a termination due to death or Disability, (B) with respect to Awards that are subject to Section 409(A) of the Code, the Committee shall not have the authority to accelerate the vesting or waive any restrictions, or postpone the timing of payment or settlement of the Award in a manner that would cause such Award to become subject to the interest and penalty provisions under Section 409A of the Code, and (C) no acceleration of vesting described in this Section 8.10(d) shall be effective prior to the date of the Committee’s written determination.

(e)    Continuation. Notwithstanding any other provision of the Plan, the Committee, in its discretion and on an individual basis, may provide with respect to any Stock Option or Stock Appreciation Right, that the vested portion of such Award shall remain exercisable for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee, Consultant or Non-Employee Director; provided, however, that such continuation may not exceed the expiration date set forth in the Award.

8.11    Change in Control

(a)    Change in Control. Unless otherwise provided in the Award or other employment, severance or change in control agreement approved by the Committee to which a Participant is a party that addresses the effect on an Award of a Change in Control or termination of a Participant’s Employment or service following a Change in Control, in which case such agreement shall control, in the event of a Change in Control, the Committee (as constituted before such Change in Control), acting in its sole discretion without the consent of any Participant, may effect one or more of the following alternatives, which may vary among individual Participants and which may vary among Awards:

(i)    the Committee may accelerate vesting and the time at which all Options and Stock Appreciation Rights then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options and Stock Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii)    the Committee may waive all restrictions and conditions of all Restricted Stock then outstanding with the result that all restrictions shall be deemed satisfied, and the Restriction Period shall be deemed to have expired, as of the date of the Change in Control or such other date as may be determined by the Committee;

(iii)    the Committee may determine to amend Performance Awards, or substitute new Performance Awards in consideration of cancellation of outstanding Performance Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change in Control or such other date as may be determined by the Committee, without regard to payment schedules and notwithstanding the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied; and

(iv)    the Committee may provide that any such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged and substituted for similar options, restricted stock, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices.

The above provisions of this Section 8.11(a) do not require the Committee to take any such action and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 8.11(a) shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b)    The Committee may provide for any action described in Section 8.11(a)(i), (ii) or (iii) to occur immediately upon the Change in Control or upon the termination of Employment or service of the Participant, initiated by the successor or survivor entity under such circumstances as may be specified by the Committee, within a fixed time following the Change in Control. Any such action taken by the Committee may vary among individual Participants and among Awards.

(c)    Right of Cash-Out. If approved by the Board prior to any Change in Control described in clauses (ii), (iii) or (iv) of the definition of a Change in Control, or prior to or within thirty (30) days after any Change in Control described in clause (i) of the definition of a Change in Control shall be deemed to have occurred, the Board shall have the right upon such Change in Control or for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 8.11(c), the cash value of an Award shall equal the sum of (i) the cash value of all benefits to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option or Restricted Stock and (ii) in the case of any Award that is an Option or Restricted Stock, the excess of the “market value” (defined below) per share over the option price, or the market value (defined below) per share of Restricted Stock, multiplied by the number of shares subject to such Award. In the case of any Option or Stock Appreciation Right with an exercise price (or deemed exercise price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel such Option or Stock Appreciate Right without the payment of consideration therefor. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value Per Share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 8.11(c) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

8.12    Clawback/Recoupment Policy. Notwithstanding any provisions in the Plan or any Award agreement to the contrary, any Award granted and/or amount payable or paid hereunder, whether in the form of cash or otherwise, shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, as such policy may be amended from time to time (the “Policy”). Any adoption of the Policy or amendment thereof shall not require the prior consent of any Participant.

ARTICLE IX
WITHHOLDING FOR TAXES

Any issuance or delivery of Common Stock pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto at the minimum statutory rate. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person for a period of at least twelve months prior to the date of exercise, vesting, lapse of restriction or payment of the Award, or to request the Company to withhold shares of Common Stock otherwise issuable or deliverable to the Participant pursuant to the Award, in each case which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

ARTICLE X
MISCELLANEOUS

10.1    No Rights to Awards or Uniformity Among Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

10.2    Conflicts with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.

10.3    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any

time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.

10.4    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

10.5    Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

10.6    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

10.7    Stockholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ or repurchase agreement in such form as approved from time to time by the Board.

10.8    Funding. Except as provided under Article VI of the Plan, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees, Consultants or Non-Employee Directors under general law.

10.9    No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

TETRA

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, and 5.

Nominees:

	For	Withhold		For	Withhold		For	Withhold
01 - Mark E. Baldwin	☐	☐	02 - Thomas R. Bates, Jr.	☐	☐	03 - Stuart M. Brightman	☐	☐
04 - Paul D. Coombs	☐	☐	05 - John F. Glick	☐	☐	06 - Stephen A. Snider	☐	☐
07 - William D. Sullivan	☐	☐	08 - Kenneth E. White, Jr.	☐	☐	09 - Joseph C. Winkler III	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify and approve the appointment of Ernst & Young LLP as TETRA's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐	3. To approve, on an advisory basis, the compensation of the named executive officers of TETRA Technologies, Inc.	☐	☐	☐
4. To approve an amendment to TETRA's Restated Certificate of Incorporation.	☐	☐	☐	5. To approve an amendment and restatement of TETRA's Second Amended and Restated 2011 Long Term Incentive Compensation Plan.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 7 1 0 1 0 2

02AALA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TETRA

Proxy — TETRA Technologies, Inc.

The Annual Meeting of Stockholders of TETRA Technologies, Inc. will be held on Tuesday, May 3, 2016, at 11:00 A.M. local time at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas.

The undersigned stockholder hereby constitutes and appoints Stuart M. Brightman, Bass C. Wallace, Jr. and Kimberly M. O'Brien and each or any of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the "Company"), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas, on Tuesday, May 3, 2016 at 11:00 a.m. local time and any adjournment(s) thereof, with all the powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2, 3, 4, and 5. All prior proxies are hereby revoked.

In accordance with the terms of the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), the undersigned hereby directs T. Rowe Price, the 401(k) Plan trustee, to vote in person or by proxy at the Annual Meeting of Stockholders of the Company and any adjournment(s) thereof, in accordance with the instructions provided on the reverse side of this card, the shares of common stock allocated to the account as of the record date. If no instructions are provided or if this card is not received prior to April 29, 2016, the shares will be voted by the trustee as directed by the Company's 401(k) Plan administrator.

This proxy is solicited on behalf of the Board of Directors of TETRA Technologies, Inc. for the Annual Meeting of Stockholders May 3, 2016